Filed Pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-182870

27,190,000 Shares

TRANS-LUX CORPORATION

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 27,190,000 shares of our common stock. All of these shares of our common stock are being offered for resale by the selling stockholders.

The selling stockholders will offer their shares at a fixed price of $0.39 per share until our common shares are quoted on the Over-the-Counter Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of these shares by the selling stockholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholders’ legal or accounting costs or commissions.

Our common stock is quoted on the OTCQB under the symbol “TNLX”. The last reported sale price of our common stock as reported by the OTCQB on August 15, 2013, was $0.19 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2013

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context provides otherwise, the terms “the Company,” “we,” “us,” and “our” refer to Trans-Lux Corporation and its subsidiaries.

Overview

We are a leading designer and manufacturer of digital signage display solutions. The essential elements of these systems are the real-time, programmable digital displays the Company designs, manufactures, distributes and services. These display systems utilize LED (light emitting diode) technologies. Designed to meet the digital signage solutions for any size venue’s indoor and outdoor needs, these display products include full color text, graphic and video displays for stock and commodity exchanges, financial institutions, college and high school sports stadiums, schools, casinos, convention centers, corporate applications, government applications, theatres, retail sites, airports, billboard sites and numerous other applications. In 2010, the Company started a new business opportunity in the LED lighting market with energy-saving lighting solutions that feature a comprehensive offering of the latest LED lighting technologies that provide facilities and public infrastructure with “green” lighting solutions that emit less heat, save energy and enable creative designs.

Our principal executive offices are located at 26 Pearl Street, Norwalk, CT 06850, and our telephone number is (203) 853-4321.

About This Offering

On June 17, 2011, the Company entered into a Subscription Agreement with Hackel Family Associates LLC (“HFA”) pursuant to which the Company sold to HFA a secured promissory note in the principal amount of $650,000. In connection with the sale of the Note, the Company issued to HFA five-year warrants (the “HFA Warrants”) to purchase 1,000,000 shares of common stock of the Company at an initial exercise price of $1.00. The exercise price of the HFA Warrants was reduced to $0.10 upon the Company’s filing of its Amended and Restated Certificate of Incorporation on July 2, 2012. The HFA Warrants are exercisable on a cashless basis if at any time there is no effective registration statement for the underlying shares of common stock.

On November 14, 2011, we completed the sale of an aggregate of $8.3 million of securities (the “Offering”) consisting of (i) 416,500 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) having a stated value of $20.00 per share and convertible into fifty (50) shares of the Company’s common stock (or an aggregate of 20,825,000 shares of common stock), and (ii) 4,165,000 one-year warrants (the “A Warrants”). These securities were issued at a purchase price of $20,000 per unit (the “Unit”). Each Unit consisted of 1,000 shares of Series A Preferred Stock (convertible into 50,000 shares of common stock) and 10,000 A Warrants. Each A Warrant entitles the holder to purchase (a) one share of the Company’s common stock and (b) a three-year warrant (the “B Warrants”), at an exercise price of $0.20 per share Each B Warrant shall entitle the holder to purchase one share of the Company’s common stock at an exercise price of $0.50 per share (see “Recent Developments” below).

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The net proceeds of the Offering were used to fund the restructuring of the Company’s outstanding debt, which included: (1) a cash settlement to holders of the 8¼ % Limited convertible senior subordinated notes due 2012 (the “Notes”) in the amount of $2,019,600; (2) a cash settlement to holders of the 9 ½ % Subordinated debentures due 2012 (the “Debentures”) in the amount of $71,800; (3) payment of the Company’s outstanding term loan with the senior lender in the amount of $320,833 and (4) payment of $1.0 million on the Company’s outstanding revolving loan with the senior lender under the Company’s amended and restated commercial loan and security agreement with People’s United Bank (as amended, the “Credit Agreement”). Any net proceeds of the Offering remaining after payment to holders of the Notes, the Debentures and the senior lender were used for working capital and other general corporate purposes.

R.F. Lafferty & Co., Inc. (the “Placement Agent”), a FINRA registered broker-dealer, was engaged as placement agent in connection with the private placement. The placement agent was paid fees based upon a maximum of an $8,000,000 raise (and no fees were paid upon the additional $330,000 of gross proceeds raised which brought the total offering to $8,330,000). Such fees consisted of a cash fee in the amount of $400,000 and warrants (the “Placement Agent Warrants”) to purchase 24 units (the “Placement Agent Units”), each unit consisting of 50,000 shares of common stock and 10,000 A Warrants. The A Warrants issuable upon exercise of the Placement Agent Warrants (and the B Warrants issuable upon exercise of the A Warrants underlying the Placement Agent’s Warrants) are substantially the same as the A Warrants (and B Warrants) sold to the investors in the Offering, except that they have the following exercise periods: (i) the A Warrants issuable upon exercise of the Placement Agent Warrants are exercisable for a period of two (2) years from the date of exercise of the Placement Agent Warrants; and (ii) the B Warrants issuable upon exercise of the A Warrants underlying the Placement Agent Warrants are exercisable for a period equal to the longer of (i) three (3) years from the Closing Date or (ii) one (1) year from the date or exercise of the A Warrants underlying the Placement Agent Warrants. The Placement Agent Warrants are exercisable at a price of $25,000 per Placement Agent Unit (exercisable in partial Placement Agent Units), and the A Warrants and B Warrants issuable upon exercise of the Placement Agent Warrants have an exercise price of $0.20 per share in the case of the A Warrants and $0.50 per share in the case of the B Warrants.

The securities sold in the private placement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The investors all had prior investment experience, including experience investing in non-listed and non-registered common stock and that he or she understood the highly speculative nature of any investment in the stock offered as a prerequisite to the offerees’ participation in the Offering. The securities shall not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Recent Developments

On July 2, 2012, the Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, containing provisions which, among other things (a) increased the authorized shares of common stock to 60,000,000, (b) reduced the par value of common stock to $0.001, (c) reduced the par value of preferred stock to $0.001, (d) removed Class A Stock from authorized capital stock and (e) removed Class B Stock from authorized capital stock. Pursuant to the filing of the Amended and Restated Certificate of Incorporation, (i) the Company’s 416,500 issued and outstanding shares of Series A Preferred Stock automatically converted into an aggregate of 20,825,000 shares of common stock, in accordance with the terms of the Series A Preferred Stock, (ii) the exercise price of the A Warrants was reduced from $1.00 to $0.20, in accordance with the terms of the A Warrants, and (iii) the exercise price of the B Warrants was reduced from $1.00 to $0.50, in accordance with the terms of the B Warrants.

The exercise period under the A Warrants was originally set to expire on November 14, 2012 but the Board of Directors of the Company has unconditionally extended the exercise period of the Company’s outstanding A Warrants on several occasions. Holders of the A Warrants may now exercise their rights thereunder through September 13, 2013.

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THE OFFERING

Common stock offered by selling stockholders	This prospectus relates to the sale by certain selling stockholders of 27,190,000 shares of our common stock consisting of:

20,825,000 shares of our common stock issued upon the conversion of our Series A Preferred Stock;

4,165,000 shares of our common stock underlying A Warrants issued to investors;

1,200,000 shares of our common stock underlying the Placement Agent Warrants; and

1,000,000 shares of our common stock underlying the HFA Warrants.

Offering price	Fixed price of $0.39 per share until our common shares are quoted on the Over-the-Counter Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices.

Common stock outstanding before the offering	25,895,424(1)

Common stock outstanding after the offering	32,260,424 (assuming the exercise of all of warrants the underlying shares of which are included in this prospectus).

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

OTCQB Symbol	TNLX

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in our common stock.

(1)	Represents the number of shares of our common stock issued and outstanding as of August 15, 2013.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;
•	reserves;
•	financial strategy;
•	production;
•	uncertainty regarding our future operating results; and
•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

All statements, other than statements of historical fact included in this prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus.

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RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business and Operations

There is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has issued an opinion on our consolidated financial statements that states that the consolidated financial statements were prepared assuming we will continue as a going concern and further states that the continuing losses and uncertainty regarding the ability to make the required minimum funding contributions to the pension plan as well as the sinking fund payments on the Debentures and the principal and interest payments on the Notes and the Debentures raises substantial doubt about our ability to continue as a going concern. As a result, if the Company is unable to (i) obtain additional liquidity for working capital, (ii) make the required minimum funding contributions to the pension plan and (iii) make the required principal and interest payments on the Notes and Debentures, there would be a significant adverse impact on the financial position and the operating results of the Company.

We have experienced operating losses for the past several years, and there can be no assurance that we will be able to increase our revenue sufficiently to generate the cash required to fund our current operations.

The Company has incurred operating losses for the past several years. During the three months ended March 31, 2013 and the years 2012 and 2011, the Company incurred losses from continuing operations of $1,326,000, $1,129,000 and $974,000, respectively. The year ended December 31, 2012 includes a $4.0 million gain on a warrant valuation adjustment, a $0.4 million additional restructuring charge and a $0.1 million gain on debt extinguishment. 2011 includes an $8.8 million gain on debt extinguishment, a $3.7 million charge for a warrant valuation adjustment and a $0.2 million additional restructuring charge. The Company is dependent upon future operating performance to generate sufficient cash flows in order to continue to run its businesses. Future operating performance is dependent on general economic conditions, as well as financial, competitive and other factors beyond our control. As a result, we have experienced a decline in our sales and lease and maintenance bases. There can be no assurance that we will be able to increase our revenue sufficiently to generate the cash required to fund our current operations.

The current global economic crisis has negatively impacted our business and has impaired our ability to access credit markets and finance our operations, which may continue to adversely affect our business.

The continuing global economic crisis has adversely affected our customers, suppliers and other businesses such as ours. As a result, it has had a variety of negative effects on the Company such as reduction in revenues, increased costs, lower gross margin percentages, increased allowances for uncollectible accounts receivable and/or write-offs of accounts receivable. This economic crisis has also impaired our ability to access credit markets and finance our operations and could otherwise have material adverse effects on our business, results of operations, financial condition and cash flows.

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Non-payment of interest on outstanding Notes and Debentures has resulted in events of default and may continue to negatively affect our balance sheet.

The Company has $1.1 million of 8¼% limited convertible senior subordinated notes due 2012 (the “Notes”) which are no longer convertible into common shares and which matured as of March 1, 2012; interest was payable semi-annually. As part of the Company’s restructuring plan, the Company offered the holders of the Notes the right to receive $225, without accrued interest, plus 250 shares of the Company’s common stock for each $1,000 Note exchanged. The offer expired on October 31, 2011, but the Company continues to consider further exchanges of the Notes on the same terms as previously offered. $9.0 million of the original $10.1 million of principal amount of the Notes have been exchanged, leaving $1.1 million outstanding. Based on the payment schedule prior to the offer to exchange, the Company had not remitted the March 1, 2010 and 2011 and September 1, 2010 and 2011 semi-annual interest payments of $418,000 each and the March 1, 2012 semi-annual interest and principal payment of $1.4 million to the trustee. The non-payments constituted an event of default under the indenture governing the Notes. The trustee, by notice to the Company, or the holders of 25% of the principal amount of the Notes outstanding, by notice to the Company and the trustee, may declare the outstanding principal plus interest due and payable immediately. At March 31, 2013, the total amount outstanding under the Notes is classified as current portion of long-term debt in the Consolidated Balance Sheet.

The Company has $334,000 of 9½% Subordinated debentures due 2012 (the “Debentures”) which matured on December 1, 2012; interest was payable semi-annually. As part of the Company’s restructuring plan, the Company offered the holders of the Debentures the right to receive $100, without accrued interest, for each $1,000 Debenture exchanged. The offer expired on October 31, 2011, but the Company continues to consider further exchanges of the Debentures on the same terms as previously offered. $723,000 of the original $1.1 million principal amount of the Debentures have been exchanged, leaving $334,000 outstanding. Based on the payment schedule prior to the offer to exchange, the Company had not remitted the December 1, 2009, 2010 and 2011 sinking fund payments of $106,000 each, the June 1, 2010, 2011 and 2012 and the December 1, 2010 and 2011 semi-annual interest payments of $50,000 each and the December 1, 2012 semi-annual interest and principal payment of $790,000 to the trustee. The non-payments constituted an event of default under the indenture governing the Debentures. The trustee, by notice to the Company, or the holders of 25% of the principal amount of the Debentures outstanding, by notice to the Company and the trustee, may declare the outstanding principal plus interest due and payable immediately. At March 31, 2013, the total amount outstanding under the Debentures is classified as current portion of long-term debt in the Consolidated Balance Sheet.

We have received waivers, subject to certain conditions, of 2009 and 2010 minimum funding standards, and have requested a waiver for the 2012 minimum funding standard, for our defined benefit plan, which if not granted (or if we fail to fulfill required conditions for) may result in the termination of the plan or require us to make the unpaid contributions.

In March 2010, 2011 and 2013, the Company submitted to the Internal Revenue Service requests for waivers of the 2009, 2010 and 2012 minimum funding standards, respectively, for its defined benefit plan. The waiver requests were submitted as a result of the economic climate and the business hardship that the Company experienced. The 2009 and 2010 plan year waivers have been approved and granted subject to certain conditions, and defer payment of $285,000 and $559,000 of the minimum funding standard for the 2009 and 2010 plan years, respectively. The March 2013 waiver request would, if granted, defer $871,000 of the minimum funding standard for the 2012 plan year. If this waiver is not granted, the Pension Benefit Guaranty Corporation and the Internal Revenue Service have various enforcement remedies that can be implemented to protect the participant’s benefits, such as termination of the plan or a requirement that the Company make the unpaid contributions. In 2012, the Company made $559,000 of contributions to the plan. At this time, the Company is expecting to make its required contributions for the 2013 plan year and has already made $436,000 of contributions as of July 15, 2013; however there is no assurance that we will be able to make any or all of such remaining payments. The Pension Benefit Guaranty Corporation has placed a lien on the Company’s assets in respect of amounts owed under the plan.

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The Company has significant long-term debt, which could impair our financial condition.

As of March 31, 2013, the Company’s total long-term debt relating to continuing operations was $2.6 million. Of this amount, $2.2 million represented the current portion. We expect we may incur indebtedness in connection with new rental leases and working capital requirements. Our ability to satisfy our obligations will be dependent upon our future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond our control. There can be no assurance that our operating cash flows will be sufficient to meet our long-term debt service requirements or that we will be able to refinance indebtedness at maturity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

Competitors may possess superior resources and deliver more marketable products, which would adversely affect our operating margins.

Our digital displays compete with a number of competitors, both larger and smaller than us, and with products based on different forms of technology. In addition, there are several competitors whose current products utilize similar technology and who possess the resources to develop competitive and more sophisticated products in the future. Our success is, to some extent, dependent upon our ability to anticipate technological changes in the industry and to successfully identify, obtain, develop and market new products that satisfy evolving industry requirements. There can be no assurance that competitors will not market new products which may have perceived advantages over our products or which, because of pricing strategies, render the products currently sold by the Company less marketable or would otherwise adversely affect our operating margins.

Our success is dependent upon our ability to obtain the renewal of existing leases or enter into new leases as our current leases expire, which may not be feasible. The inability to renew or replace our leases would negatively affect our operations.

We derive a substantial percentage of our revenues from the leasing of our digital displays, generally pursuant to leases that have an average term of one to five years. Consequently, our future success is, at a minimum, dependent on our ability to obtain the renewal of existing leases or to enter into new leases as existing leases expire. We also derive a significant percentage of our revenues from maintenance agreements relating to our digital display products. The average term of such agreements is generally one to five years. A portion of the maintenance agreements are cancelable upon 30 days notice. There can be no assurance that we will be successful in obtaining the renewal of existing leases or maintenance agreements, obtaining replacement leases or realizing the value of assets currently under leases that are not renewed. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations.”

We are dependent on our President and Chief Executive Officer and other key personnel.

We believe that our President and Chief Executive Officer, Jean-Marc Allain, plays a significant role in the success of the Company and the loss of his services could have an adverse effect on the Company. There can be no assurance that the Company would be able to find a suitable replacement for Mr. Allain. The Company has an employment agreement with Mr. Allain that expires in 2015. The Company believes that in addition to Mr. Allain, there is a core group of executives that also plays a significant role in the success of the Company.

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Our international operations subject us to potential fluctuations in exchange rates between the United States Dollar and foreign currencies, as well as international legal requirements, which could impact our profitability.

Our financial condition, operating results and future growth could be significantly impacted by risks associated with our international activities, including specifically changes in the value of the U.S. dollar relative to foreign currencies and international tax rules. Because a significant portion of the Company’s business is done in Canada, fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar could seriously impact our manufacturing and other costs, as well as overall profitability. The risks to our business related to fluctuations in currency exchange rates is further magnified by the current volatility in the currency markets that are characteristic of financial markets, and currency markets in particular.

Compliance with U.S. and foreign laws and regulations that apply to our international operations, including import and export requirements, anti-corruption laws, including the Foreign Corrupt Practices Act, tax laws (including U.S. taxes on foreign subsidiaries), foreign exchange controls, anti-money laundering and cash repatriation restrictions, data privacy requirements, labor laws and anti-competition regulations, increases the costs of doing business in foreign jurisdictions, and may subject us to additional costs which may arise in the future as a result of changes in these laws and regulations or in their interpretation. We have not implemented formal policies and procedures designed to ensure compliance with all of these laws and regulations. Any such violations could individually or in the aggregate materially adversely affect our reputation, financial condition or operating results.

Our reliance upon third party manufacturers located in China could subject us to political and legal risks beyond our control.

Many components of our products are produced in China by third-party manufacturers. Our reliance on third-party Chinese manufacturers exposes us to risks that are not in our control, such as unanticipated cost increases or negative fluctuations in currency, which could negatively impact our results of operations and working capital. Any termination of or significant disruption in our relationship with our Chinese suppliers may prevent us from filling customer orders in a timely manner. Given the state of the Chinese political system, we cannot guaranty that our agreements with our Chinese suppliers will remain enforceable pursuant to Chinese law. Furthermore, we cannot guaranty that all rights to payment or performance under our agreements with our Chinese manufacturing partners will be enforceable, and that all debts owing to us, whether in the form of cash or product, will be collectable. While we do not envision any adverse change to our international operations or suppliers, especially given the gradual move towards global integration by the Chinese government and financial markets, adverse changes to these operations as a result of political, governmental, regulatory, economic, exchange rate, labor, logistical or other factors could have a material adverse effect on our future operating results.

Suppliers may be unable or unwilling to furnish us with required components, which may delay or reduce our product shipments and negatively affect our business.

We design certain of our materials to match components furnished by suppliers. If such suppliers were unable or unwilling to provide us with those components, we would have to contract with other suppliers to obtain replacement sources. In particular, we purchase most of the LEDs used in our digital displays and lighting from two suppliers. A change in suppliers of either LED module blocks or certain other components may result in engineering design changes, as well as delays in obtaining such replacement components. We believe there are presently several other qualified vendors of these components. The two principal companies providing raw materials are Hangzhou Silan Microelectronics Co., Ltd (Silan), located in Hangzhou National High-Tech Industrial Development Zone and Nichia located in Tokushima, Japan. Our inability to obtain sufficient quantities of certain components as required, or to develop alternative sources at acceptable prices and within a reasonable time, could result in delays or reductions in product shipments that could have a materially adverse effect on our business and results of operations.

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Risks Relating to our Organization and our Common Stock

We have not paid dividends since the first quarter of 2006 and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have not paid cash dividends on our common stock since the first quarter of 2006 and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is a limited trading market for our common stock, which may make it more difficult for shareholders to sell their shares.

To date there has been a limited trading market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock is quoted for trading on the OTCQB. Quotation of our securities on the OTCQB may limit the liquidity and price of our securities more than if our securities were quoted or listed on a national securities exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. In addition, as an OTCQB quoted company, we do not attract the extensive analyst coverage that accompanies companies listed on other exchanges. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded on the OTCQB. These factors may have an adverse impact on the trading and price of our common stock.

Our common stock is not widely held and the stock price may be volatile.

Our common stock is not widely held and the volume of trading has been relatively low and sporadic. Accordingly, the common stock is subject to increased price volatility and reduced liquidity. There can be no assurance that a more active trading market for the common stock will develop or be sustained if it does develop. The limited public float of our common stock could cause the market price for the common stock to fluctuate substantially. In addition, stock markets have experienced wide price and volume fluctuations in recent periods and these fluctuations often have been unrelated to the operating performance of the specific companies affected. Any of these factors could adversely affect the market price of our common stock.

Shares eligible for future sale could affect our stock price.

Future sales of common stock in the public market by our current stockholders could adversely affect the market price for the common stock. 2,095,920 shares of common stock may be sold in the public market by executive officers and directors, subject to the limitations contained in Rule 144 under the Securities Act of 1933, as amended. Sales of substantial amounts of the shares of common stock in the public market, or even the potential for such sales, could adversely affect the prevailing market price of our common stock.

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Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Our Amended and Restated Certificate of Incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Our Amended and Restated Certificate of Incorporation contains certain anti-takeover provisions.

Our Amended and Restated Certificate of Incorporation contains certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock, thus making it less likely that a stockholder will receive a premium on any sale of shares. Our Board of Directors is divided into three classes, each of which serves for a staggered three-year term, making it more difficult for a third party to gain control of our Board. Our Amended and Restated Certificate of Incorporation also contains a provision that requires a four-fifths vote on any merger, consolidation or sale of assets with or to an “Interested Person” or “Acquiring Person.”

Additionally, we are authorized to issue 500,000 shares of Preferred Stock. The Preferred Stock may contain such rights, preferences, privileges and restrictions as may be fixed by our Board of Directors, which may adversely affect the voting power or other rights of the holders of common stock or delay, defer or prevent a change in control of the Company, or discourage bids for the common stock at a premium over its market price or otherwise adversely affect the market price of the common stock.

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One stockholder controls 46.7% of our common stock and has the ability to exert significant influence over the Company.

As of March 31, 2013, Gabelli Funds, LLC, together with certain of its affiliates (collectively, “Gabelli Funds”), beneficially owned approximately 46.7% of our common stock. As a result, Gabelli Funds may be able to influence the outcome of stockholder votes, including votes concerning the election and removal of directors and approval of significant corporate transactions. This level of concentrated ownership, along with the factors described in “Risk Factors— Our Amended and Restated Certificate of Incorporation contains certain anti-takeover provisions,” may also have the effect of delaying or preventing a change in the management or voting control of the Company. In addition, the interests of Gabelli Funds may not always coincide with your interests or the interests of other stockholders, and Gabelli Funds may act in a manner that advances its best interests and not necessarily those of other stockholders, which might affect the prevailing market price for our securities.

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USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus. However, we will generate proceeds from the cash exercise of the warrants by the selling stockholders, if any. We intend to use those proceeds for general corporate purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer their shares at a fixed price of $0.39 per share until our common shares are quoted on the Over-the-Counter Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices, or as otherwise described in the section entitled “Plan of Distribution.”

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Since November 17, 2010, the Company’s common stock has traded on the OTCQB under the symbol “TNLX.” Prior to November 17, 2010, the Company’s common stock had traded on the NYSE Amex under the symbol “TLX”. There has been minimal trading to date in our common stock. As of August 15, 2013, there were 25,895,424 shares of common stock outstanding, held by approximately 877 holders of record. The last reported sales price of our common stock on August 15, 2013, was $0.19 per share.

The following table sets forth the range of our common stock prices on the OTCQB for the periods indicated.

	2013				2012		2011
	High		Low		High	Low	High	Low
First Quarter	$0.32		$0.21		$0.85	$0.45	$0.31	$0.11
Second Quarter	$0.36		$0.15		$0.70	$0.35	$0.20	$0.05
Third Quarter	$0.22	(1)	$0.19	(1)	$0.35	$0.24	$0.15	$0.05
Fourth Quarter	—		—		$0.45	$0.17	$0.78	$0.15

(1)	Through August 15, 2013

The above prices are believed to reflect representative inter-dealer quotations, without retail markup, markdown or other fees or commissions, and may not represent actual transactions.

Dividend Policy

We have not paid any cash dividends on our common stock since the first quarter of 2006 and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all our available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Equity Compensation Plan Information

The following table shows information with respect to each equity compensation plan under which the Company's common stock is authorized for issuance as of March 31, 2013.

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Equity Compensation Plan Information
March 31, 2013	Securities to be issued upon exercise	Weighted average exercise price	Securities available for future issuance
Equity compensation plans approved by stockholders	1,500	$0.78	5,020,000

DILUTION

We are not offering or selling any of the shares of common stock in this offering. All of the offered shares of our common stock are held by selling security holders and, accordingly, no dilution will result from the sale of the securities.

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BUSINESS

Summary

Unless the context otherwise requires, the term “Company” as used herein refers to Trans-Lux Corporation and its subsidiaries. The Company is a leading designer and manufacturer of digital signage display solutions. The essential elements of these systems are the real-time, programmable digital displays the Company designs, manufactures, distributes and services. These display systems utilize LED (light emitting diode) technologies. Designed to meet the digital signage solutions for any size venue’s indoor and outdoor needs, these display products include full color text, graphic and video displays for stock and commodity exchanges, financial institutions, college and high school sports stadiums, schools, casinos, convention centers, corporate applications, government applications, theatres, retail sites, airports, billboard sites and numerous other applications. In 2010, the Company started a new business opportunity in the LED lighting market with energy-saving lighting solutions that feature a comprehensive offering of the latest LED lighting technologies that provide facilities and public infrastructure with “green” lighting solutions that emit less heat, save energy and enable creative designs.

Digital Display Products

The Company’s new generation of LED large screen systems features the latest digital display technologies and capabilities. The Company’s product line of high performance state-of-the art digital displays and controllers are used to communicate messages and information in virtually any configuration in a variety of indoor and outdoor applications. Most of the Company’s digital display products include hardware components and sophisticated software. In both the indoor and outdoor markets in which the Company serves, the Company adapts basic product types and technologies for specific use in various niche market applications. The Company also operates a direct service network throughout the United States and parts of Canada, which performs on-site project management, installation, service and maintenance for its customers and others.

The Company employs a modular engineering design strategy, allowing basic “building blocks” of electronic modules to be easily combined and configured in order to meet the broad application requirements of the various industries it serves. This approach ensures product flexibility, reliability, ease of service and minimum spare parts requirements.

The Company’s Digital display market is comprised of two distinct segments: the Digital display sales division and the Digital display lease and maintenance division. Digital displays are used by financial institutions, including brokerage firms, banks, energy companies, insurance companies and mutual fund companies; sports stadiums and venues; educational institutions; outdoor advertising companies; corporate and government communication centers; retail outlets; casinos, race tracks and other gaming establishments; airports, train stations, bus terminals and other transportation facilities; movie theatres; health maintenance organizations and in various other applications.

Digital Display Sales Division: The Digital display sales market is currently dominated by five categories of users: financial, government/private sector, gaming, scoreboards and outdoor advertising.

The financial sector, which includes trading floors, exchanges, brokerage firms, banks, mutual fund companies and energy companies, has long been a user of electronic information displays due to the need for real-time dissemination of data. The major stock and commodity exchanges depend on reliable information displays to post stock and commodity prices, trading volumes, interest rates and other financial data. Brokerage firms use electronic ticker displays for both customers and brokers; they have also installed other larger displays to post major headline news events in their brokerage offices to enable their sales force to stay up-to-date on events affecting general market conditions and specific stocks. Banks and other financial institutions also use information displays to advertise product offerings to consumers. The financial sector has a product line of advanced last sale price displays, full color LED tickers and graphic/video displays.

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The government/private sector includes applications found in major corporations, public utilities and government agencies for the display of real-time, critical data in command/control centers, data centers, help desks, visitor centers, lobbies, inbound/outbound telemarketing centers, retail applications to attract customers and for employee communications. Digital displays have found acceptance in applications for the healthcare industry such as outpatient pharmacies, military hospitals and HMOs to automatically post patient names when prescriptions are ready for pick up. Theatres use digital displays to post current box office and ticket information, directional information and to promote concession sales. Information displays are consistently used in airports, bus terminals and train stations to post arrival and departure times and gate and baggage claim information, all of which help to guide passengers through these facilities.

The gaming sector includes casinos, Indian gaming establishments and racetracks. These establishments generally use large information displays to post odds for race and sporting events and to display timely information such as results, track conditions, jockey weights, scratches and real-time video. Casinos and racetracks also use digital displays throughout their facilities to advertise to and attract gaming patrons.

The scoreboard sector includes digital displays used by high schools, college sports stadiums, sports venues, municipal sports playing fields, entertainment facilities and recreational facilities to disseminate pertinent game information and advertising to the audience. This sector generally sells through dealers and distributors.

The outdoor advertising sector includes digital displays used by automobile dealerships, churches, military installations, gas stations, highway departments, entertainment facilities and outdoor advertisers, such as digital billboards, attempting to capture the attention of passers-by.

Equipment for the digital display sales segment generally has a lead-time of 30 to 120 days depending on the size and type of equipment ordered and material availability.

Digital Display Lease and Maintenance Division: The Digital display lease and maintenance division leases and performs maintenance on digital displays across all of the sectors under agreement terms ranging from 30 days to 10 years.

Sales Order Backlog (excluding leases): The amount of sales order backlog at December 31, 2012 and 2011 was approximately $2.2 million and $2.9 million, respectively. The December 31, 2012 backlog is expected to be recognized in 2013. These amounts include only the sale of products; they do not include new lease orders or renewals of existing lease agreements that may be presently in-house.

Engineering and Product Development

The Company’s ability to compete and operate successfully depends on its ability to anticipate and respond to the changing technological and product needs of its customers, among other factors. For this reason, the Company continually develops enhancements to its existing product lines and examines and tests new display technologies.

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In 2010, the Company introduced TLVisionTM, our new generation of LED Large Screen Systems that feature the latest digital display technologies and capabilities, available in various pitch design, including the industry’s first 3mm LED display solution. This new line of products consists of full color video products that can be used in a multitude of applications. These applications range from posting alphanumeric data to the displaying of full HD video. The pixel pitches of the products range from 3mm for very close distance viewing and up to 127mm for very long distance viewing. The Company also recently expanded its line of scoreboard solutions using its TLVisionTM technology and improved hand-held, simple to operate remotes and wireless control devices.

As part of its ongoing development efforts, the Company seeks to package certain products for specific market segments as well as continually tracking emerging technologies that can enhance its products. Full color, live video and digital input technologies continue to be enhanced.

The Company maintains a staff of 8 people who are responsible for product development and support. The engineering, product enhancement and development efforts are supplemented by outside independent engineering consulting organizations, as required. Engineering expense and product enhancement and development costs amounted to $696,000 and $843,000 in the years ended 2012 and 2011, respectively.

Marketing and Distribution

In North America, the Company markets its digital display products in the United States and Canada using a combination of distribution channels, including 9 direct sales representatives, one telemarketer and a network of independent dealers and distributors. By working with software vendors and using the internet to expand the quality and quantity of multimedia content that can be delivered to our digital displays, we are able to offer customers relevant, timely information, content management software and display hardware in the form of turnkey display communications packages.

The Company employs a number of different marketing techniques to attract new customers, including direct marketing efforts by its sales force to known and potential users of information displays; internet marketing; advertising in industry publications; and exhibiting at approximately 12 domestic and international trade shows annually.

Internationally, the Company uses a combination of internal sales people and independent distributors to market its products outside the United States. The Company has existing relationships with approximately 20 independent distributors worldwide covering Europe, the Middle East, South America, Africa, the Far East and Australia. Foreign revenues represented less than 10% of total revenues for the three months ended March 31, 2013 and the years ended December 31, 2012 and 2011, respectively.

Headquartered in Norwalk, Connecticut, the Company has sales and service offices in Des Moines, Iowa, Cartersville, Georgia and Burlington, Ontario as well as approximately 17 satellite offices in the United States and Canada.

The Company’s revenues for the three months ended March 31, 2013 and the years ended 2012 and 2011 did not include any single customer that accounted for more than 10% of total revenues.

Manufacturing and Operations

The Company’s production facilities are located in Des Moines, Iowa. The production facilities consist principally of the manufacturing, assembly and testing of digital display units and related components. The Company performs most subassembly and most final assembly of its products.

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All product lines are design engineered by the Company and controlled throughout the manufacturing process. The Company has the ability to produce very large sheet metal fabrications, cable assemblies and surface mount and through-hole designed assemblies. Some of the subassembly processes are outsourced. The Company’s production of many of the subassemblies and final assemblies gives the Company the control needed for on-time delivery to its customers.

The Company has the ability to rapidly modify its product lines. The Company’s displays are designed with flexibility in mind, enabling the Company to customize its displays to meet different applications with a minimum amount of lead-time. The Company designs certain of its materials to match components furnished by suppliers. If such suppliers were unable to provide the Company with those components, the Company would have to contract with other suppliers to obtain replacement sources. Such replacement might result in engineering design changes, as well as delays in obtaining such replacement components. The Company believes it maintains suitable inventory and has contracts providing for delivery of sufficient quantities of such components to meet its needs. The Company also believes that there are presently other qualified vendors of these components. Other than the LEDs and LED modules which are manufactured by foreign sources, the Company does not acquire significant amounts of components directly from foreign suppliers. The Company’s products are third-party certified as complying with applicable safety, electromagnetic emissions and susceptibility requirements worldwide.

Service and Support

The Company emphasizes the quality and reliability of its products and the ability of its field service personnel and third-party agents to provide timely and expert service to the Company’s equipment on lease and maintenance bases and other types of customer-owned equipment. The Company believes that the quality and timeliness of its on-site service personnel are important components for the Company’s ongoing and future success. The Company provides turnkey installation and support for the products it leases and sells in the United States and Canada. The Company provides training to end-users and provides ongoing support to users who have questions regarding operating procedures, equipment problems or other issues. The Company provides installation and service to those who purchase and lease equipment. Additionally, the Company’s dealers and distributors offer support for the products they sell in the market segments they cover.

Personnel based in regional and satellite service locations throughout the United States and Canada provide high quality and timely on-site service for the installed equipment on lease and maintenance bases and other types of customer-owned equipment. Purchasers or lessees of the Company’s larger products, such as financial exchanges, casinos and sports stadiums, often retain the Company to provide on-site service through the deployment of a service technician who is on-site daily for scheduled events. The Company operates its National Technical Services and Repair Center from its Des Moines, Iowa facility. Equipment repairs are performed in Des Moines and service technicians are dispatched nationwide from the Norwalk facility. The Company’s field service division is augmented by various service companies in the United States, Canada and overseas. From time to time, the Company uses various third-party service agents to install, service and/or assist in the service of certain displays for reasons that include geographic area, size and height of displays.

Competition

The Company’s availability of short and long-term leases to customers and its nationwide sales, service and installation capabilities are major competitive advantages in the digital display business. The Company believes that it is the largest supplier of large-scale stock, commodity, sports and race book gaming digital displays in the United States, as well as one of the larger digital display and service organizations in the country.

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The Company competes with a number of competitors, both larger and smaller than itself, with products based on different forms of technology. There are several competitors whose current products utilize similar technology to the Company’s and who possess the resources necessary to develop competitive and more sophisticated products in the future.

LED Lighting

In 2010, the Company started a new business opportunity in the LED lighting market with energy-saving lighting solutions that features a comprehensive offering of the latest LED lighting technologies that provide facilities and public infrastructure with “green” lighting solutions that emit less heat, save energy and enable creative designs.

Discontinued Operations

The Company owned an income-producing real estate property located in Santa Fe, New Mexico, which was sold in 2013 because it did not directly relate to our core business. The Company also owned land in Silver City, New Mexico, which was sold in 2012 because it did not directly relate to our core business.

Intellectual Property

The Company holds a number of trademarks for its products and considers such trademarks important to its business.

Employees

The Company has approximately 96 employees as of August 2, 2013. Approximately 29% of the employees are unionized. The Company believes its employee relations are good.

Properties

The Company’s headquarters and principal executive offices are located in a leased facility at 26 Pearl Street, Norwalk, Connecticut, which is used for administration, engineering and sales. The Company owns a facility in Des Moines, Iowa where its manufacturing operations are maintained.

The Company leases two other premises throughout North America for use as sales, service and/or administrative operations. The aggregate rent expense was $327,000 and $303,000 for the years ended December 31, 2012 and 2011, respectively.

Legal Proceedings

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business and/or which are covered by insurance. The Company believes that it has accrued adequate reserves individually and in the aggregate. Our former outside legal counsel has brought a claim against us for $593,000, which we have included in accrued liabilities on our consolidated balance sheet. Should actual litigation results differ from the Company’s estimates, revisions to increase or decrease the accrued reserves may be required.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Trans-Lux is a leading supplier of LED technology for high resolution video displays and lighting applications. The essential elements of these systems are the real-time, programmable digital displays and lighting fixtures that we design, manufacture, distribute and service. Designed to meet the digital signage solutions for any size venue’s indoor and outdoor needs, these displays are used primarily in applications for the financial, banking, gaming, corporate, advertising, transportation, entertainment and sports markets. The Company’s LED lighting fixtures offer energy-saving lighting solutions that feature a comprehensive offering of the latest LED lighting technologies that provide facilities and public infrastructure with “green” lighting solutions that emit less heat, save energy and enable creative designs. The Company operates in two reportable segments: Digital display sales and Digital display lease and maintenance.

The Digital display sales segment includes worldwide revenues and related expenses from the sales of both indoor and outdoor digital display signage and LED lighting solutions. This segment includes the financial, government/private, gaming, scoreboards and outdoor advertising markets. The Digital display lease and maintenance segment includes worldwide revenues and related expenses from the lease and maintenance of both indoor and outdoor digital display signage. This segment includes the lease and maintenance of digital display signage across all markets.

Going Concern

In light of the unprecedented instability in the financial markets and the severe slowdown in the overall economy, our revenues have declined and we do not have adequate liquidity, including access to the debt and equity capital markets, to operate our business in the manner in which we have historically operated. As a result, our short-term business focus has been to preserve our liquidity position. Unless we are successful in obtaining additional liquidity, we believe that we will not have sufficient cash and liquid assets to fund normal operations for the next 12 months. In addition, the Company’s obligations under its pension plan exceeded plan assets by $6.4 million at December 31, 2012 and the Company has a significant amount due to their pension plan over the next 12 months. In addition, the Company has not made the December 1, 2009, 2010 and 2011 required sinking fund payments on its 9 1/2% Subordinated debentures due 2012 (the "Debentures") and the June 1, 2010, 2011 and 2012 as well as its December 1, 2010, 2011 and 2012 interest payments totaling $301,200. In addition, the Company did not make the March 1, 2010, 2011 and 2012 as well as its September 1, 2010 and 2011 interest payments totaling $2.1 million on its 8 1/4% Limited convertible senior subordinated notes due 2012 (the "Notes"). As a result, if the Company is unable to (i) obtain additional liquidity for working capital, (ii) make the required minimum funding contributions to the pension plan (iii) make the required sinking fund payments on the Debentures and (iv) make the required principal and interest payments on the Notes and the Debentures, there would be a significant adverse impact on the financial position and operating results of the Company, which could require the disposition of some or all of our assets, which could require us to curtail or cease operations.

Moreover, because of the uncertainty surrounding our ability to obtain additional liquidity and the potential of the noteholders and/or trustees to give notice to the Company of a default on either the Debentures or the Notes, our independent registered public accounting firm has issued an opinion on our consolidated financial statements that states that the consolidated financial statements were prepared assuming we will continue as a going concern, however, the opinion further states that the uncertainty regarding the ability to make the required principal and interest payments on the Notes and the Debentures, in addition to the significant amount due to the Company’s pension plan over the next 12 months, raises substantial doubt about our ability to continue as a going concern. See Note 2 to the Consolidated Financial Statements - Going Concern.

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Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to percentage of completion, uncollectible accounts receivable, slow-moving and obsolete inventories, rental equipment, goodwill and intangible assets, income taxes, warranty obligations, warrant liabilities, pension plan obligations, contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management has discussed the development and selection of these accounting estimates and the related disclosures with the audit committee of the Board of Directors.

Management believes the following critical accounting policies, among others, involve its more significant judgments and estimates used in the preparation of its consolidated financial statements:

Percentage of Completion: The Company recognizes revenue on long-term equipment sales contracts using the percentage of completion method based on estimated incurred costs to the estimated total cost for each contract. Should actual total cost be different from estimated total cost, an addition or a reduction to cost of sales may be required.

Uncollectible Accounts Receivable: The Company maintains allowances for uncollectible accounts receivable for estimated losses resulting from the inability of its customers to make required payments. Should non-payment by customers differ from the Company’s estimates, a revision to increase or decrease the allowance for uncollectible accounts receivable may be required.

Slow-Moving and Obsolete Inventories: The Company writes down its inventory for estimated obsolescence equal to the difference between the carrying value of the inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write downs may be required.

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Rental Equipment: The Company evaluates rental equipment assets for possible impairment annually to determine if the carrying amount of such assets may not be recoverable. The Company uses a cash flow model to determine the fair value under the income approach, based on the remaining lengths of existing leases. Changes in the assumptions used could materially impact our fair value estimates. Assumptions critical to our fair value estimates are projected renewal rates and CPI rate changes. These and other assumptions are impacted by national and global economic conditions including changes in national and international interest rates, taxes, inflation, etc. and will change in the future based on period-specific facts and circumstances, thereby possibly requiring an impairment charge in the future. The December 31, 2012 impairment analysis included renewal rate estimates of 75.5% for indoor equipment and 74.2% for outdoor equipment and a CPI rate change of 1.2%, which were the actual rates for 2012. For every 1-percentage-point change in the renewal rate for indoor equipment, the valuation would change by approximately $139,000. For every 1-percentage-point change in the renewal rate for the outdoor equipment, the valuation would change by approximately $52,000. The CPI rate change used for our 2013 billings was the actual rate of 1.2% based on reports from the Department of Labor’s Bureau of Labor Statistics website. For every 0.1-percentage point change in the CPI rate, the valuation would change by approximately $11,000. Since the actual rates for each of these components has exceeded our previous estimates, the fair value estimate of the rental equipment assets would have a higher value now as compared to the last valuation period, indicating that no impairment charge would be required at this time.

Indoor rental equipment is comprised of installed digital displays on lease that are used for indoor trading applications and has an estimated useful life of 10 years. Outdoor rental equipment is comprised of installed time and temperature and message digital displays that are used for outdoor advertising and messaging and has an estimated useful life of 15 years. The reason for the longer estimated useful life of the outdoor equipment is because the Company typically enters into longer initial contract terms for the outdoor equipment of 5 years compared to 1 to 3 years for the indoor equipment. In addition, historically, contracts for outdoor equipment generally are more likely to be renewed. For example, the Company is party to contracts for outdoor equipment originally installed over 30 or 40 years ago in the 1970’s and 1980’s, as well as over 100 installations from the 1990’s that are still in operation. Current outdoor contracts have an average age of 13.2 years from installation through the expiration of their current terms. By comparison, the Company is party to numerous contracts for indoor equipment originally installed up to 20 years ago in the early 1990’s. Current indoor contracts have an average age of 9.3 years from installation through the expiration of their current terms.

Goodwill and Intangible Assets: The Company evaluates goodwill and intangible assets for possible impairment annually for goodwill and when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable for other intangible assets. The Company uses the income and the market approach to test for impairment of its goodwill, and considers other factors including economic trends and our market capitalization relative to net book value. The Company weighs these approaches by using a 67% factor for the income approach and a 33% factor for the market approach. Together these two factors estimate the fair value of the reporting unit. The Company’s $744,000 goodwill relates to its catalog sports reporting unit. The Company uses a discounted cash flow model to determine the fair value under the income approach which contemplates an overall weighted average revenue growth rate of 2.3%. If the Company were to reduce its revenue projections on the reporting unit by 1.3% within the income approach, the fair value of the reporting unit would be below carrying value. The gross profit margins used were consistent with historical margins achieved by the Company during previous years. If there is a margin decline of 1.9% or more the model would yield results of a fair value less than carrying amount. The Company uses a market multiple approach based on revenue to determine the fair value under the market approach which includes a selection of and market price of a group of comparable companies and the performance of the guidelines of the comparable companies and of the reporting unit.

The October 1, 2012 annual review indicated that the fair value of the reporting unit exceeded its carrying value by 32.6%; therefore there was no impairment of goodwill related to our catalog sports reporting unit. Changes in the assumptions used could materially impact our fair value estimates. Assumptions critical to our fair value estimates are: (i) discount rate used to derive the present value factors used in determining the fair value of the reporting unit, (ii) projected average revenue growth rates used in the reporting unit models and (iii) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period-specific facts and circumstances, thereby possibly requiring an impairment charge in the future.

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During 2011, the Company wrote off the goodwill associated with the older LED technology and recorded a goodwill impairment charge of $66,000.

Income Taxes: The Company records a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. While the Company has considered future taxable income and ongoing feasible tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Likewise, should the Company determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.

Warranty Obligations: The Company provides for the estimated cost of product warranties at the time revenue is recognized. While the Company engages in product quality programs and processes, including evaluating the quality of the component suppliers, the warranty obligation is affected by product failure rates. Should actual product failure rates differ from the Company’s estimates, revisions to increase or decrease the estimated warranty liability may be required.

Warrant Liabilities: The Company measures its warrant liabilities as of the end of each fiscal quarter. The fair value is estimated using the Black-Scholes valuation model, which requires various assumptions including estimating stock price volatility, remaining life of the warrants and risk free interest rate.

Pension Plan Obligations: The Company is required to make estimates and assumptions to determine the obligation of our pension benefit plan, which include investment returns and discount rates. The Company recorded an after tax charge in unrecognized pension liability in other comprehensive loss of $509,000 and $1.4 million during 2012 and 2011, respectively. Estimates and assumptions are reviewed annually with the assistance of external actuarial professionals and adjusted as circumstances change. At December 31, 2012, plan assets were invested 31.8% in guaranteed investment contracts and 68.2% in equity and index funds. The investment return assumption takes the asset mix into consideration. The assumed discount rate reflects the rate at which the pension benefits could be settled. At December 31, 2012, the weighted average rates used for the computation of benefit plan liabilities were: investment returns, 8.00% and discount rate, 4.08%. Net periodic cost for 2013 will be based on the December 31, 2012 valuation. The defined benefit plan periodic cost was $566,000 and $499,000 in 2012 and 2011, respectively. At December 31, 2012, assuming no change in the other assumptions, a one-percentage point change in investment returns would affect the net periodic cost by $54,000 and a one-percentage point change in the discount rate would affect the net periodic cost by $192,000. As of December 31, 2003, the benefit service under the defined benefit plan had been frozen and, accordingly, there is no service cost for each of the two years ended December 31, 2012 and 2011. In March 2010, 2011 and 2013, the Company submitted to the Internal Revenue Service requests for waivers of the 2009, 2010 and 2012 minimum funding standard, respectively, for its defined benefit plan. The waiver requests were submitted as a result of the economic climate and the business hardship that the Company experienced. The waivers for the 2009 and 2010 were approved and granted subject to certain conditions and have deferred payment of $285,000 and $559,000 of the minimum funding standard for the 2009 and 2010 plan years, respectively. The 2012 waiver, if granted, will defer payment of $871,000. At this time, the Company is expecting to make its required contributions for the 2013 plan year and has already made $436,000 of contributions as of July 15, 2013; however there is no assurance that we will be able to make any or all of such remaining payments. The Pension Benefit Guaranty Corporation has placed a lien on the Company’s assets in respect of amounts owed under the plan.

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Contingencies and Litigation: The Company is subject to legal proceedings and claims which arise in the ordinary course of its business and/or which are covered by insurance. The Company has accrued reserves individually and in the aggregate. Our former outside legal counsel has brought a claim against us for $593,000, which we have included in Accrued liabilities on the Consolidated Balance Sheet. Should actual litigation results differ from the Company’s estimates, revisions to increase or decrease the accrued reserves may be required.

Results of Operations

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Total revenues for the three months ended March 31, 2013 decreased $1.5 million or 26.9% to $4.1 million from $5.6 million for the three months ended March 31, 2012, primarily due to a decrease in Digital display sales.

Digital display sales revenues decreased $1.4 million or 36.1%, primarily in the LED lighting and catalog scoreboard markets.

Digital display lease and maintenance revenues decreased $123,000 or 7.0%, primarily due to the continued expected revenue decline in the older outdoor display equipment rental and maintenance bases acquired in the early 1990s. The global recession has negatively impacted the lease and maintenance revenues as well. The financial services market continues to be negatively impacted by the current investment climate resulting in consolidation within that industry and the wider use of flat-panel screens for smaller applications.

Total operating loss for the three months ended March 31, 2013 decreased $433,000 to $1.2 million from $1.6 million for the three months ended March 31, 2012, principally due to a decrease in general and administrative expenses, offset by the decrease in revenues.

Digital display sales operating loss decreased $133,000 or 11.7%, primarily as a result of a decrease in general and administrative expenses, offset by the decrease in revenues. The cost of Digital display sales decreased $1.1 million or 34.8%, primarily due to the decrease in revenues. The cost of Digital display sales represented 84.8% of related revenues in 2013 compared to 83.1% in 2012. Digital display sales general and administrative expenses decreased $408,000 or 22.8%, primarily due to a reduction of consultant marketing expenses.

Digital display lease and maintenance operating income increased $45,000 or 20.7%, primarily as a result of a decrease in the cost of Digital display lease and maintenance, offset by the decrease in revenues and an increase in general and administrative expenses. The cost of Digital display lease and maintenance decreased $196,000 or 13.4%, primarily due to a $110,000 decrease in depreciation expense and an $88,000 decrease in field service costs to maintain the displays. The cost of Digital display lease and maintenance revenues represented 76.9% of related revenues in 2013 compared to 82.6% in 2012. The cost of Digital display lease and maintenance includes field service expenses, plant repair costs, maintenance and depreciation. Digital display lease and maintenance general and administrative expenses increased $28,000 or 31.1%, primarily due to an increase in bad debt expense.

Corporate general and administrative expenses decreased $255,000 or 35.5%, primarily due to an $80,000 gain on Canadian currency exchange in 2013 compared to a loss of $83,000 on Canadian currency exchange in 2012, as well as a decrease in payroll and benefits.

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Net interest expense decreased $10,000 or 19.6%, primarily due to the reduction in long-term debt, offset by an increase in amortization of prepaid financing costs.

The gain on debt extinguishment in 2012 is attributable to an exchange of the 9½% Debentures. See Note 8 to the condensed consolidated financial statements – Long-Term Debt.

The change in warrant liabilities is attributable to the change in the fair market value of the warrants issued in connection with the restructuring plan. See Note 7 to the condensed consolidated financial statements – Warrant Liabilities.

The effective tax rate for the three months ended March 31, 2013 and 2012 was 0.6% and 0.4%, respectively. Both the 2013 and 2012 tax rate are being affected by the valuation allowance on the Company’s deferred tax assets as a result of reporting pre-tax losses. The income tax expense relates to the Company’s Canadian subsidiary.

2012 Compared to 2011

Total revenues for the year ended December 31, 2012 decreased 3.1% to $23.0 million from $23.8 million for the year ended December 31, 2011, principally due to a decrease in Digital display lease and maintenance revenues.

Digital display sales revenues increased $75,000 or 0.5%, primarily due to an increase in sales from the LED lighting market, offset by a decrease in the gaming market.

Digital display lease and maintenance revenues decreased $811,000 or 10.4%, primarily due to disconnects and non-renewals of equipment on lease under existing contracts in the financial services market and the continued expected revenue decline in the older equipment on lease and maintenance bases acquired in the early 1990s. The global recession has negatively impacted the lease and maintenance revenues. The financial services market continues to be negatively impacted by the current investment climate resulting in consolidation within that industry and the wider use of flat-panel screens for smaller applications.

Total operating loss for the year ended December 31, 2012 remained level at $4.9 million in comparison to the year ended December 31, 2011, principally due to a decline in the reserve for obsolete inventory, offset by an increase in the general and administrative expenses.

Digital display sales operating loss increased $232,000 or 9.0% to $2.8 million for 2012 compared to $2.6 million for 2011, primarily as a result of an increase in general and administrative expenses, offset by the decline in the reserve for obsolete inventory. The cost of Digital display sales represented 79.8% of related revenues in 2012 compared to 87.4% in 2011. The cost of Digital display sales decreased $1.2 million or 8.3%, primarily due to reductions in the reserve for obsolete inventory related to the older technology that has been replaced by our new TLVisionTM product line. Digital display sales general and administrative expenses increased $1.5 million or 32.0%, primarily due to certain consultant marketing expenses and an increase in restructuring costs.

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Digital display lease and maintenance operating income increased $378,000 to $697,000 in 2012 compared to $319,000 in 2011, primarily as a result of a reduction in depreciation expense and general and administrative expenses, offset by the decrease in revenues. The cost of Digital display lease and maintenance represented 83.2% of related revenues in 2012 compared to 84.8% in 2011. Digital display cost of lease and maintenance decreased $801,000 or 12.2%, primarily due to a $549,000 decrease in depreciation expense and a $252,000 decrease in field service costs to maintain the equipment. The Company periodically addresses the cost of field service to keep it in line with revenues from equipment leases and maintenance. Cost of Digital display lease and maintenance includes field service expenses, plant repair costs, maintenance and depreciation. Digital display lease and maintenance general and administrative expenses decreased $388,000 or 45.2%, primarily due to a decrease in certain administrative costs and a reduction in goodwill impairment charge.

Corporate general and administrative expenses increased $150,000 or 5.7%. The 2012 corporate general and administrative expenses include a negative change of $217,000 in the Canadian currency exchange gain (loss) compared to 2011. The Company continues to monitor and reduce certain overhead costs such as benefit and medical costs.

Net interest expense decreased $920,000 or 75.6%, primarily due to the reduction in long-term debt as a result of the restructuring plan, see Note 3 to the condensed consolidated financial statements – Plan of Restructuring, as well as a reduction in the amortization of prepaid financing costs.

The gain on debt extinguishment is attributable to the exchange of the 8¼% Notes and 9½% Debentures. See Note 13 to the Consolidated Financial Statements – Long Term Debt.

The change in warrant liabilities is attributable to the change in the fair market value of the warrants issued in connection with the Offering. See Note 12 to the Consolidated Financial Statements – Warrant Liabilities.

The effective tax rate for the years ended December 31, 2012 and 2011 was 1.7% and 0.6%, respectively. Both the 2012 and 2011 tax rates are being affected by the valuation allowance on the Company’s deferred tax assets as a result of reporting pre-tax losses.

Liquidity and Capital Resources

Current Liquidity

The Company has incurred significant recurring losses from continuing operations and has a significant working capital deficiency. The Company incurred a net loss from continuing operations of $1.3 million in the three months ended March 31, 2013 and has a working capital deficiency of $7.1 million as of March 31, 2013. The 2013 results include a $68,000 charge for marking the warrants to market value. See Note 3 to the Condensed Consolidated Financial Statements – Plan of Restructuring.

The Company is dependent on future operating performance in order to generate sufficient cash flows in order to continue to run its businesses. Future operating performance is dependent on general economic conditions, as well as financial, competitive and other factors beyond our control. As a result, we have experienced a decline in our sales and lease and maintenance bases. The cash flows of the Company are constrained, and in order to more effectively manage its cash resources in these challenging economic times, the Company has, from time to time, increased the timetable of its payment of some of its payables. There can be no assurance that we will meet our anticipated current and near term cash requirements. Management believes that its current cash resources and cash provided by continuing operations would not be sufficient to fund its anticipated current and near term cash requirements and is seeking additional financing in order to execute our operating plan. We cannot predict whether future financing, if any, will be in the form of equity, debt, or a combination of both. We may not be able to obtain additional funds on a timely basis, on acceptable terms, or at all. The Company continually evaluates the need and availability of long-term capital in order to meet its cash requirements and fund potential new opportunities.

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The Company used cash for operating activities of continuing operations of $540,000 for the three months ended March 31, 2013 and generated cash from operating activities of continuing operations of $315,000 for the three months ended March 31, 2012. The Company has implemented several initiatives to improve operational results and cash flows over future periods, including reducing head count, reorganizing its sales department, outsourcing its human resources department and expanding its sales and marketing efforts in the LED lighting market. The Company continues to explore ways to reduce operational and overhead costs. The Company periodically takes steps to reduce the cost to maintain the digital displays on lease and maintenance agreements.

Cash and cash equivalents decreased $1.0 million in the three months ended March 31, 2013. The decrease is primarily attributable to cash used in operating activities of continuing operations of $540,000, payments on the Revolving Credit facility of $300,000 and investment in property, plant and equipment of $93,000. The current economic environment has increased the Company’s trade receivables collection cycle, and its allowances for uncollectible accounts receivable, but collections continue to be favorable. Cash and cash equivalents decreased $419,000 in the three months ended March 31, 2012. The decrease was primarily attributable to payments on the Revolving Credit Facility of $400,000, investment in equipment manufactured for rental of $239,000 and investment in property, plant and equipment of $48,000, offset by cash provided by operating activities of continuing operations of $315,000.

Under various agreements, the Company is obligated to make future cash payments in fixed amounts. These include payments under the Company’s long-term debt agreements, employment and consulting agreement payments and rent payments required under operating lease agreements. The Company has both variable and fixed interest rate debt. Interest payments are projected based on actual interest payments incurred in 2013 until the underlying debts mature.

The following table summarizes the Company’s fixed cash obligations as of March 31, 2013 for the remainder of 2013 and over the next four fiscal years:

In thousands	Remainder of 2013	2014	2015	2016	2017 and thereafter
Long-term debt, including interest	$2,530	$89	$400	$-	$-
Pension plan payments	1,445	1,108	784	571	396
Employment agreement obligations	206	275	34	-	-
Estimated warranty liability	84	82	59	40	23
Operating lease payments	273	64	54	41	-
Total	$4,538	$1,618	$1,331	$652	$419

Of these fixed cash obligations for debt, subsequent to the end of the quarter, $700,000 has been repaid on the Revolving Credit Facility through June 2013 as discussed below in the Receivable Financing and Revolving Credit Facility sections and $1.8 million, including interest, of Notes and Debentures remain outstanding with consideration of an offer by the Company to settle in accordance with the Company’s restructuring offer made in November 2011 for $280,000 as discussed in the Restructuring Plan and Preferred Stock Offering section below. The Company paid $218,000 of the 2013 pension obligation with a portion of the proceeds from the Receivable Financing as discussed in the Pension Plan Contributions section below. The Company is seeking additional financing in order to provide enough cash to cover our remaining current fixed cash obligations as well as providing working capital.

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Receivables Financing

On June 11, 2013, the Company entered into a Master Agreement for Sale and Assignment of Leases with AXIS Capital, Inc. (the “Agreement”) and financed the future receivables relating to certain lease contracts. As a result of the transaction, the Company received net proceeds of $887,000 and recorded a loss of $348,000. The funds were used to pay off the balance due on the Credit Agreement and to make a payment to the Company’s pension plan. The Credit Agreement has been satisfied in full and the liens held by the senior lender on the collateral in connection therewith have been terminated. In connection with the Agreement, the Company has issued warrants to purchase 180,000 shares of the Company’s common stock, par value $0.001, to AXIS Capital, Inc. at an exercise price of $0.50 per share. The issuance of the warrants was completed in accordance with the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On July 12, 2013, the Company’s subsidiary, Trans-Lux Midwest Corporation (“Midwest”) entered into a Purchase and Sale Agreement (the “Prestige Agreement”) with Prestige Capital Corporation (“Prestige”), in order to provide financing to the Company. Under the Prestige Agreement, Midwest will sell certain account receivables (the “Accounts”) to Prestige. Prestige will advance 75% of the face value of the Accounts to Midwest, up to a maximum advance of $2.5 million, with the remainder to be credited to Midwest upon final collection at a discount fee based on the number of days such Accounts remain outstanding. Under the Prestige Agreement, Midwest has granted to Prestige a continuing security interest in and lien upon all accounts and property of Midwest at any time in Prestige’s possession. The Prestige Agreement is for a one year term, and thereafter automatically extends for successive one year periods unless cancelled by either party upon 60 days notice. The Prestige Agreement may also be terminated earlier by Prestige upon 60 days prior notice to Midwest, or by Prestige in the event of a breach of the Prestige Agreement or upon the insolvency of Midwest or the Company. Upon the termination of the Prestige Agreement in the event of a breach or insolvency event, all of Midwest’s obligations to Prestige shall be immediately due and payable. In the event Midwest wishes to terminate the Prestige Agreement during the term of the Prestige Agreement, Midwest must pay an early termination fee equal to $7,500 per month for each month remaining under any applicable term, however, Prestige has agreed to waive such termination fee in the event Midwest terminates the Prestige Agreement at any time after the initial six months of the term of the Prestige Agreement.

Other Long-Term Debt

The Company has a $498,000 mortgage on its facility located in Des Moines, Iowa at a fixed interest rate of 6.50% payable in monthly installments, which matures March 1, 2015.

The Company had a $1.7 million mortgage on its real estate rental property located in Santa Fe, New Mexico, which matured December 12, 2012. On February 26, 2013, the property was sold and the mortgage was satisfied.

June 2011 Note Offering

On June 17, 2011, the Company entered into a subscription agreement for a private placement consisting of $650,000 of 4.00% secured notes of the Company pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. In connection with the purchase of these notes, the subscriber received a five-year warrant to purchase 1.0 million shares of the Company’s common stock at an exercise price of $0.10 per share. The financing was collateralized by the land held for sale located in Silver City, New Mexico, which has been sold, and the notes have been satisfied.

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Revolving Credit Facility

As of March 31, 2013, the Company had a bank Credit Agreement, as amended, which provided for a revolving loan of up to $700,000, based on eligible accounts receivable, at a variable rate of interest of Prime plus 2.00%, (5.25% at March 31, 2013), which was due to mature on March 31, 2013. Subsequent to the end of the quarter, the Company paid off the revolving loan in full and the Credit Agreement has been satisfied. As of March 31, 2013, the Company had drawn $700,000 against the revolving loan facility, leaving none available for additional borrowing. The Credit Agreement required an annual facility fee on the unused commitment of 0.25%, and required compliance with certain financial covenants, as defined in the Credit Agreement, which included a senior debt coverage ratio of not less than 1.75 to 1.00, a loan-to-value ratio of not more than 50% and a $1.0 million quarterly cap on capital expenditures. As of March 31, 2013, the Company was in compliance with the foregoing financial covenants, but was not in compliance with the minimum tangible net worth ratio of not less than $2.5 million ($2.4 million at March 31, 2013), which the senior lender waived. In addition, the senior lender had waived the defaults on the Notes and the Debentures and had waived the default of non-payment of certain pension plan contributions. The Credit Agreement was paid in full and settled in June 2013. The amounts outstanding under the Credit Agreement were collateralized by all of the Digital display assets.

Restructuring Plan and Preferred Stock Offering

The Company has $1.1 million of 8¼% Limited convertible senior subordinated notes due 2012 (the “Notes”) which are no longer convertible into common shares and which matured as of March 1, 2012; interest was payable semi-annually. As part of the Company’s restructuring plan, the Company offered the holders of the Notes the right to receive $225, without accrued interest, plus 250 shares of the Company’s common stock for each $1,000 Note exchanged. The offer expired on October 31, 2011, but the Company continues to consider further exchanges of the Notes on the same terms as previously offered. $9.0 million of the original $10.1 million of principal amount of the Notes have been exchanged, leaving $1.1 million outstanding. Based on the payment schedule prior to the offer to exchange, the Company had not remitted the March 1, 2010 and 2011 and September 1, 2010 and 2011 semi-annual interest payments of $418,000 each and the March 1, 2012 semi-annual interest and principal payment of $1.4 million to the trustee. The non-payments constituted an event of default under the Indenture governing the Notes. The trustee, by notice to the Company, or the holders of 25% of the principal amount of the Notes outstanding, by notice to the Company and the trustee, may declare the outstanding principal plus interest due and payable immediately. During the continuation of any event which, with notice or lapse of time or both, would constitute a default under any agreement under which Senior Indebtedness is issued, if the effect of such default is to cause or permit the holder of Senior Indebtedness to become due prior to its stated maturity, no payment of principal, premium or interest shall be made on the Notes unless and until such default shall have been remedied, if written notice of such default has been given to the trustee by the Company or the holder of Senior Indebtedness. If the holder of Senior Indebtedness accelerates the due date at any time, then no payment may be made until the default is cured or waived. Such actions could require the disposition of some or all of our assets, which could require us to curtail or cease operations. The Notes are subordinate to all Senior Indebtedness of the Company.

The Company has $334,000 of 9½% Subordinated debentures due 2012 (the “Debentures”) which matured on December 1, 2012; interest was payable semi-annually. As part of the Company’s restructuring plan, the Company offered the holders of the Debentures the right to receive $100, without accrued interest, for each $1,000 Debenture exchanged. The offer expired on October 31, 2011, but the Company continues to consider further exchanges of the Debentures on the same terms as previously offered. $723,000 of the original $1.1 million principal amount of the Debentures have been exchanged, leaving $334,000 outstanding. Based on the payment schedule prior to the offer to exchange, the Company had not remitted the December 1, 2009, 2010 and 2011 sinking fund payments of $106,000 each, the June 1, 2010, 2011 and 2012 and the December 1, 2010 and 2011 semi-annual interest payments of $50,000 each and the December 1, 2012 semi-annual interest and principal payment of $790,000 to the trustee. The non-payments constituted an event of default under the Indenture governing the Debentures. The trustee, by notice to the Company, or the holders of 25% of the principal amount of the Debentures outstanding, by notice to the Company and the trustee, may declare the outstanding principal plus interest due and payable immediately. During the continuation of any event which, with notice or lapse of time or both, would constitute a default under any agreement under which Senior Indebtedness is issued, if the effect of such default is to cause or permit the holder of Senior Indebtedness to become due prior to its stated maturity, no payment (including any required sinking fund payments) of principal, premium or interest shall be made on the Debentures unless and until such default shall have been remedied, if written notice of such default has been given to the trustee by the Company or the holder of Senior Indebtedness. Such actions could require the disposition of some or all of our assets, which could require us to curtail or cease operations. The Debentures are subordinate to all Senior Indebtedness of the Company.

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The Company has implemented a comprehensive restructuring plan which included the offers to the holders of the Notes and Debentures noted above in 2011. The Company issued 2.2 million shares of common stock in exchange for the Notes. The Company recorded gains of $60,000 in the six months ended June 30, 2012 ($0.00 per share, basic and diluted) and $8.8 million ($3.21 per share, basic and diluted) in the year ended December 31, 2011 on debt extinguishment of principal and accrued interest on the Notes and Debentures that were exchanged.

As part of the restructuring plan, on November 14, 2011, the Company completed the sale of an aggregate of $8.3 million of securities consisting of (i) 416,500 shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”), having a stated value of $20.00 per share, which converted into 20,825,000 shares of the Company’s common stock, par value $0.001 per share, and (ii) 4,165,000 one-year warrants (the “A Warrants”). These securities were organized into units, and were issued at a purchase price of $20,000 per unit (the “Units”). Each Unit consisted of 1,000 shares of the Company’s Preferred Stock, which converted into 50,000 shares of the Company’s common stock, and 10,000 A Warrants. Each A Warrant entitles the holder to purchase one share of the Company’s common stock and a three-year warrant (the “B Warrants”), at an exercise price of $0.20 per share. Each B Warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $0.50 per share.

The net proceeds of the Offering in 2011 were used to fund the restructuring of the Company’s outstanding debt, which included: (1) a cash settlement to holders of the Notes in the amount of $2.0 million; (2) a cash settlement to holders of the Debentures in the amount of $72,000; (3) payment of the balance of the Company’s outstanding term loan with the senior lender in the amount of $321,000 and (4) payment of $1.0 million on the Company’s outstanding revolving loan with the senior lender under the Credit Agreement. The net proceeds of the Offering remaining after payment to holders of the Notes and the Debentures and the senior lender were used to pay the remaining $3.0 million outstanding under the revolving loan with the senior lender under the Credit Agreement and for working capital.

Pension Plan Contributions

In March 2010, 2011 and 2013, the Company submitted to the Internal Revenue Service requests for waivers of the 2009, 2010 and 2012 minimum funding standards, respectively, for its defined benefit plan. The waiver requests were submitted as a result of the economic climate and the business hardship that the Company experienced. The 2009 and 2010 waivers have been approved and granted subject to certain conditions, and have deferred payment of $285,000 and $559,000 of the minimum funding standard for the 2009 and 2010 plan years, respectively. The March 2013 waiver request, if granted, would defer $871,000 of the minimum funding standard for the 2012 plan year. If this waiver is not granted, the Pension Benefit Guaranty Corporation and the Internal Revenue Service have various enforcement remedies that can be implemented to protect the participant’s benefits, such as termination of the plan or a requirement that the Company make the unpaid contributions. In 2012, the Company made $559,000 of contributions to the plan. At this time, the Company is expecting to make its required contributions for the 2013 plan year and has already made $436,000 of contributions as of July 15, 2013; however there is no assurance that we will be able to make any or all of such remaining payments. As of March 31, 2013, the Pension Benefit Guaranty Corporation has placed a lien on the Company’s assets in respect of amounts owed under the plan.

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Off-Balance Sheet Arrangements

The Company has no majority-owned subsidiaries that are not included in the consolidated financial statements nor does it have any interests in or relationships with any special purpose off-balance sheet financing entities.

Forward-Looking Statements

The Company may, from time to time, provide estimates as to future performance. These forward-looking statements will be estimates, and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company’s products, interest rate and foreign exchange fluctuations, terrorist acts and war.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth information regarding the members of the Board of Directors and the executive officers of Trans-Lux Corporation. The Board of Directors of Trans-Lux Corporation is divided into three classes with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term. The Class A directors will serve until the Annual Meeting of Stockholders in 2014, or until their successors are duly elected and qualified, the Class B directors will serve until the Annual Meeting of Stockholders in 2013 (the “2013 Annual Meeting”), or until their successors are duly elected and qualified, and the Class C directors will serve until the 2015 Annual Meeting of Stockholders, or until their successors are duly elected and qualified. Additional information regarding our directors and executive officers, including their business experience for the past five years (and in some instances for prior years) and the key attributes, experience and skills that led our Board of Directors to conclude that each person should serve as a director is set forth below.

Name	Office	Age
Jean-Marc (J.M.) Allain	President, Chief Executive Officer and Class A Director	43
Todd Dupee	Vice President and Chief Financial Officer	41
Kristin A. Kreuder	Vice President, General Counsel and Secretary	42
Marco Elser	Class A Director	54
Jean Firstenberg	Class B Director	77
Alan K. Greene	Class B Director Nominee(1)	73
Richard Nummi	Class B Director(2)	54
George W. Schiele	Class A Director	81
Alberto Shaio	Class C Director Nominee(3)	65
Elliot Sloyer	Class C Director(4)	48
Salvatore J. Zizza	Class C Director	67

(1)	Mr. Greene is a nominee for election as a Class B Director at the 2013 Annual Meeting.
(2)	Mr. Nummi has not been renominated for election to the Board of Directors at the 2013 Annual. Meeting and will no longer serve as a director of the Company following the 2013 Annual Meeting.
(3)	Mr. Shaio is a nominee for election as a Class C Director at the 2013 Annual Meeting.
(4)	Mr. Sloyer has informed the Company that he is retiring from the Board of Directors at the end of his current term, which ends at the 2013 Annual Meeting.

J.M. Allain became the President and CEO of Trans-Lux Corporation on February 16, 2010 and has served as a director since June 2011. Mr. Allain served as President of Panasonic Solutions Company from July 2008 through October 2009; Vice President of Duos Technologies from August 2007 through June 2008; General Manager of Netversant Solutions from October 2004 through June 2005; and Vice President of Adesta, LLC from May 2002 through September 2004. Mr. Allain has familiarity with the operational requirements of complex organizations and has experience dealing with reorganizations and turnarounds. Mr. Allain’s experience and deep understanding of the operations of the Company allow him to make valuable contributions to the Board.

Todd Dupee became the Chief Financial Officer of Trans-Lux Corporation on April 8, 2013 and has been Vice President since 2009. Mr. Dupee had been Interim Chief Financial Officer since December 3, 2012, had been Controller since 2004 and has been with the Company since 1994, previously serving as Staff Accountant, Accounting Manager and Assistant Vice President. Mr Dupee holds a B.S. in Accountancy from Bentley College.

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Kristin A. Kreuder became the Corporate Counsel of Trans-Lux Corporation on February 14, 2011 and became Vice President, General Counsel and Corporate Secretary on March 6, 2012. Ms. Kreuder served as Associate General Counsel, Assistant Corporate Secretary and Member of Disclosure Committee of MXenergy Inc. from September 2007 through September 2009 and Associate General Counsel, Assistant Corporate Secretary and Corporate Compliance Officer of Competitive Technologies, Inc. from January 2006 through August 2007.

Marco M. Elser has served as a director since May 25, 2012. For over five years, Mr. Elser has been a partner with AdviCorp Plc, a London-based investment banking firm. Mr. Elser previously served as International Vice President of Northeast Securities, managing distressed funds for family offices and small institutions from 1994 to 2001; he served as a first Vice President of Merrill Lynch Capital Markets in Rome and London until 1994. Mr. Elser is currently Chairman of the Board of Pine Brook Capital, a Shelton CT based engineering company and served that role for over five years; He is a also one of the independent directors of North Hills Signal Processing Corporation, a Long Island, NY based technology company. Mr. Elser is also the president of the Harvard Club of Italy, an association he founded in 2002 with other Alumni in Italy where he has been living since 1984. He received his BA in Economics from Harvard College in 1981. Mr. Elser’s extensive knowledge of international finance and commerce allows him to make valuable contributions to the Board.

Jean Firstenberg has served as a director since 1989. Ms. Firstenberg has been retired since 2007. Before her retirement she served from 1980 to 2007 as President and CEO of the American Film Institute (AFI). During her 27 years at the AFI she built it into a national organization with an acclaimed exhibition and cultural center in the Metropolitan Washington DC area, two major film festivals, an accredited film Conservatory ranked #1 in the world and the leading authority on America’s film heritage. She has served on the Trans-Lux board since 1989 and currently serves as the chair of the Compensation Committee. She was named in 2002 to the Citizen Stamp Advisory Committee by the Postmaster General of the US to recommend stamp subjects and images and was named chair in 2006. She was elected to the Women’s Sports Foundation in 2007 and was named Vice President of the Governance Committee and has served on the Executive Committee since 2010. Ms. Firstenberg’s more than twenty years of experience as a director of the Company and her prior role as Chair of the Audit Committee gives her a deep understanding of the operations of the Company and allow her to make valuable contributions to the Board.

Alan K. Greene has previously served as a Partner of Price Waterhouse from 1974 to 1995, acting at various times as Managing Partner for cross border transactions and as National Director of tax services for M&A, and in connection with foreign banks and mutual funds with respect to acquisition and investment strategies. Currently, Mr. Greene serves on the board of directors of Intellicorp, Inc. (since 2001), RAVE, Inc. (since 2005), Enduro Medical Technologies LLC (since 2005), Greene Rees Technologies, LLC (since 1995), and Connecticut Innovations, Inc. (from 2005), serving as its vice chairman. Previously, he was a director of the Connecticut Clean Energy Fund from 2007 until June, 2011, and Metromedia International Group, Inc. from 2007 until February, 2011. Mr. Greene has also held prior board positions at Fortistar Capital, Oswego Hydro, Access Shipping and various other public and private companies through the years. Mr. Greene’s experience serving as chairman of various audit committees of many of these organizations and strong aptitude for technologies will enable him to provide valuable contributions to the Board.

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Richard Nummi has served as a director since March 6, 2012 when he was elected an independent director. Mr. Nummi is an attorney and is currently responsible for legal oversight and compliance with security industry rules and regulations as Managing Partner of Nummi & Associates, P.A. Previously, Mr. Nummi was Chief Compliance Officer at INVEST Financial Corporation; Chief Compliance Officer at Jefferson-Pilot Financial; President, Executive Vice President, Chief Compliance Officer, General Counsel and Business Analyst for several top wall street firms; a securities regulator with the U.S. Securities and Exchange Commission; and served in the U.S. Navy in Naval Aviation and Naval Intelligence for 12 years. Mr. Nummi’s extensive experience in compliance allows him to make valuable contributions to the Board. Mr. Nummi has not been renominated for election to the Board of Directors at the 2013 Annual Meeting and will no longer serve as a director of the Company following the 2013 Annual Meeting.

George W. Schiele has served as an independent director since 2009. Mr. Schiele was elected Chairman of the Board (a non-executive position) of Trans-Lux Corporation on September 29, 2010. Mr. Schiele currently serves as President of George W. Schiele, Inc., a trust management and private investment company and has held such position since 1974. He is also President of four other private companies since 1999, 2005, 2006 and 2009, respectively; from 2003 until 2013 he was a Director of Connecticut Innovations, Inc., one of the nation’s fifth most active venture capital firms, and was Chairman of its Investment Advisory and Investment Committees from 2004 until 2013, responsible during his tenure for more than 200 VC investments. Mr Schiele additionally serves as Trustee of seven private Trusts since 1974, 1999, 2007, 2009, 2010, 2011 and 2012, respectively, serving as President of one since 2000, and as an Officer and Director of two others. Mr. Schiele also serves as a Trustee to various other private Charitable Foundations since 2006, as the Managing Partner of two private Investment partnerships since 2008, and as a Director and Executive Board member of The Yankee Institute since 2000. Mr. Schiele was initially elected in accordance with a Settlement Agreement approved by the United States District Court for the Southern District of New York described in the Company’s proxy statement for the December 11, 2009 Annual Meeting of Stockholders and re-elected by the shareholders at the 2010/2011 Annual Meeting of Stockholders. Mr. Schiele’s long experience in previous start-ups and corporate restructurings and his service to other boards of directors allow him to make valuable contributions to the Board.

Alberto Shaio became the President and CEO of Craftsmen Industries on January 1, 2011. Previously he held various posts with Farrel Corporation (Ansonia CT and Rochdale England) from 1986 until December 31, 2010, including the role of President and CEO since 2003. From 1970 through 1986, Mr. Shaio was General Manager, Vice President or President of various companies such as Pavco, Filmtex (Columbia SA), and the Interamerican Investment Group. He currently serves on the board of directors of New Energy Corporation, Farrel Corporation, Interactive Systems, Polifilm, Filmtex, PAVCO SA, and Harburg, Freudenberg Maschinenbau GmbH (Germany). Additionally, he presently serves on the Board of Advisors of Scorpion Capital. Mr. Shaio’s extensive international experience and service to numerous other boards of directors will enable him to provide valuable contributions to the Board.

Elliot Sloyer has served as a director since March 6, 2012 when he was elected an independent director. Mr. Sloyer is currently a Managing Member and Portfolio Manager of WestLane Capital Management, LLC, which was founded in 2005, and a Director of Arotech Corporation, a worldwide provider of defense and security products to the military and law enforcement. Mr. Sloyer was a founder and Managing Director of Harbor Capital Management LLC where he managed portfolios of convertible and distressed securities including bonds, preferred stocks and warrants for 13 years. Previously, Mr. Sloyer was Director of Convertible Arbitrage Trading at R.F. Lafferty & Company. Mr. Sloyer’s extensive experience and service to other boards of directors allows him to make valuable contributions to the Board. On April 18, 2013, Mr. Sloyer informed the Board that he will be retiring from the Board at the end of his current term, which ends at the 2013 Annual Meeting.

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Salvatore J. Zizza has served as an independent director since 2009. Mr. Zizza was elected Vice Chairman of the Board (a non-executive position) of Trans-Lux Corporation on September 29, 2010. Mr. Zizza has previously served as Chief Executive Officer and Chairman of the Board of General Employment Enterprises Inc. from December 23, 2009 until December 26, 2012. Mr. Zizza has served as President and Chief Operating Officer of Bion Environmental Technologies Inc. since January 13, 2003 until December 31, 2005, and has served as Non Executive Chairman of Harbor BioSciences, Inc. since March 27, 2009. He currently serves as the Chairman of Zizza & Associates, LLC. Mr. Zizza serves as Chairman of Metropolitan Paper Recycling Inc. and as the Chairman of Bethlehem Advanced Materials. Additionally, Mr. Zizza serves as a Director of GAMCO Westwood Funds. He has been an Independent Trustee of GAMCO Global Gold, Natural Resources & Income Trust by Gabelli since November 2005 and serves as a Director/trustee of 26 funds in the fund complex of Gabelli Funds. He has been Director of General Employment Enterprises Inc. since January 8, 2010 and has been an Independent Trustee of Gabelli Dividend & Income Trust since 2003. Mr. Zizza has been Independent Director of Gabelli Convertible & Income Securities Fund Inc. since April 24, 1991 and has been a Director of Gabelli Equity Trust, Inc. since 1986 and a Trustee of Gabelli Utility Trust since 1999. He served as Lead Independent Director of Hollis-Eden Pharmaceuticals from March 2006 to March 2009 and as a Director of Earl Scheib Inc. from March 1, 2004 to April 2009. Mr. Zizza was initially elected in accordance with a Settlement Agreement approved by the United States District Court for the Southern District of New York described in the Company’s proxy statement for the December 11, 2009 Annual Meeting of Stockholders and re-elected by shareholders at the 2012 Annual Meeting of Shareholders. Mr. Zizza received his Bachelor of Arts in Political Science and his Master of Business Administration in Finance from St. John's University, which also has awarded him an Honorary Doctorate in Commercial Sciences. Mr. Zizza’s extensive experience and service to numerous other boards of directors allow him to provide valuable contributions to the Board. In addition, Mr. Zizza also serves as Chairman of the Audit Committee and is the “audit committee financial expert” as required under the rules of the United States Securities and Exchange Commission (the “SEC”).

Family Relationships

There are no family relationships between any of our directors and our executive officers.

Involvement in Certain Legal Proceedings

Except as set forth in the director and officer biographies above, to the Company’s knowledge, during the past ten (10) years, none of the Company’s directors, executive officers, promoters, control persons, or nominees has been:

•	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

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EXECUTIVE COMPENSATION

Compensation of Executive Officers

Compensation Discussion and Analysis. All matters concerning executive compensation for the Chief Executive Officer and other executive officers whose annual base salaries are over $200,000 per year are considered by the Company’s Compensation Committee. Our compensation structure for our executives is designed to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals for successful performance over time, and to retain those executives who continue to perform at or above our expectations, without incurring risk-taking incentives that may adversely affect the Company. Our executives’ compensation has three primary components: a base salary, cash incentive bonuses and equity awards.

Base Salary. We fix the base salary of each of our executives at a level we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base salaries paid by similarly sized companies and the base salaries of other companies with which we believe we compete for talent. Named executive officer compensation currently reflects amounts of cash consistent with periods of economic stress and lower earnings, as we focus on actions to stabilize the Company and to position it for a continued recovery.

Cash Incentive Bonus. We design the cash incentive bonuses for our executives to focus the executive on achieving key financial and/or operational objectives within a yearly time horizon, as described in more detail below. Cash incentive bonuses for our executives are established as part of their respective individual employment agreements, as applicable. Currently, J.M. Allain, our President and Chief Executive Officer, is the only executive officer of the Company entitled to a cash incentive bonus; his cash incentive bonus is determined in accordance with the terms of his employment agreement with the Company. As a general matter, the Compensation Committee is responsible for determining all criteria for the provision of any cash incentive bonuses awarded by the Company, and any such decisions by the Compensation Committee must be approved by the Board of Directors at the time any employment agreement contemplating a cash incentive bonus is entered into. Based on the financial standing of the Company, no cash incentive bonuses were paid for the year ended December 31, 2012.

Equity Awards. We occasionally grant stock options, restricted stock or warrants relating to employment agreements and/or to reward long-term performance. We believe that such compensation incentivizes each executive to create value for the Company, and ties executive performance directly to the financial performance of the Company as a whole. We take into consideration the executives’ tenure with the Company, as well as the availability of equity awards, in addition to the executive’s performance in determining grants of equity awards.

We view the three primary components of our executive compensation as related but distinct. Although we review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant. We believe that salary and cash incentive bonuses are primary considerations and that equity awards are secondary considerations. Except as described below, we have not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team, and our need to remain flexible and to tailor each executive’s award to attract and retain that executive. For example, the Company, as an inducement to Mr. Allain to enter into his initial employment contract, granted him 50,000 restricted shares of common stock which vested 50% on the one year anniversary and the remaining 50% after two years; this sort of inducement granting of restricted stock was unprecedented at the time, but our flexible compensation structure allowed us to reach this mutually beneficial arrangement.

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Other Benefits. In addition to the three primary components of compensation described above, we provide our executives with benefits that are generally available to our salaried employees. Our executives are eligible to participate in all of our employee benefit plans, such as medical, group life and disability insurance, flexible spending plans, and our 401(k) plan, in each case on the same basis as our other employees. Additionally, as a special perquisite for our executives we provide additional life insurance benefits which are paid for the Company. We also may provide our executives with severance, as described in more detail below.

Supplemental Executive Retirement Agreement. In accordance with the former President and Chief Executive Officer’s agreement, he was due a supplemental executive retirement payment on July 1, 2010 in the amount of $353,000 plus tax effect of approximately $170,000, but has not yet been paid.

Compensation Consultants. The Company has not engaged the services of any outside compensation consultant for 2012.

Compensation of Executive Officers

The following table provides certain summary information for the last two fiscal years of the Company concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and other Named Executive Officers of the Company:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value of Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
J.M. Allain	2012	264,922	-	-	-	-	-	18,000	282,922
President and Chief Executive Officer	2011	254,808	-		-	-	-	18,640	273,448

Todd Dupee (2)	2012	60,204	-	-	-	-	-	-	60,204
Vice President and Chief Financial Officer	2011	63,563	-	-	-	-	-	-	63,563

Kristin A. Kreuder (3)	2012	163,799	-	-	-	-	-	-	163,799
Vice President, General Counsel and Secretary	2011	93,473	-	-	-	-	-	-	93,473

Sami Sassoun (4)	2012	17,788	-	-	-	-	-	-	17,788
Senior Vice President and Chief Financial Officer	2011	-	-	-	-	-	-	-	-

Angela D. Toppi (5)	2012	165,941	-	-	-	-	-	-	165,941
Executive Vice President, Chief Financial Officer and Assistant Secretary	2011	173,269	-	-	-	-	-	4,180	177,449

(1)	See “All Other Compensation” below for further details.
(2)	Elected an Executive Officer on April 8, 2013.
(3)	Elected an Executive Officer on March 6, 2012. Ms. Kreuder began employment on February 14, 2011 and the data above represents payment for work on a part-time basis for a portion of the year 2011.
(4)	Elected an Executive Officer on October 8, 2012. Terminated on November 30, 2012.
(5)	Resigned on October 5, 2012.

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All Other Compensation

During 2012 and 2011, “All Other Compensation” consisted of director and/or trustee fees, insurance premiums and other items. The following is a table of amounts per named individual:

		Director and/or	Insurance
		Trustee Fees	Premiums	Other	Total All Other
Name	Year	($)	($)	($) (1)	Compensation ($)
J.M. Allain	2012	-	-	18,000	18,000
	2011	640	-	18,000	18,640
Todd Dupee	2012	-	-	-	-
	2011	-	-	-	-
Kristin A. Kreuder	2012	-	-	-	-
	2011	-	-	-	-
Sami Sassoun (2)	2012	-	-	-	-
	2011	-	-	-	-
Angela D. Toppi (3)	2012	-	-	-	-
	2011	2,400	1,780	-	4,180

(1)	Other consists of vehicle allowance.
(2)	Terminated November 30, 2012.
(3)	Resigned October 5, 2012.

Stock Option Plans and Stock Options

Expired Long-Term Incentive Plan

Through 2005, the Company had a long-term incentive plan (the “Expired Long-Term Incentive Plan”) and had the ability to grant stock options, to employees, which provided for the grant of incentive stock options at fair market value on the date of grant. Any awards made pursuant to the Expired Long-Term Incentive Plan became exercisable upon the first anniversary of the grant date, expire on the tenth anniversary of the grant date, and survive the expiration of the Expired Long-Term Incentive Plan, so long as the option holder remains employed with the Company as of the exercise date.

2012 Long-Term Incentive Plan

The Company has adopted the 2012 Long-Term Incentive Plan to allow for an aggregate of 5,000,000 shares of common stock that may be issued under the 2012 Long-Term Incentive Plan. The 2012 Long-Term Incentive Plan was adopted by the Company’s Board of Directors on July 2, 2010, with amendments adopted by the Company’s Board of Directors on December 21, 2011, and approved by the Company’s stockholders at the 2012 Annual Meeting of Stockholders held on June 26, 2012. No awards have been issued to any employees under the 2012 Long-Term Incentive Plan.

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Non-Employee Director Stock Option Plan

The Company also had a Non-Employee Director Stock Option Plan, which as amended, covers a maximum of 30,000 shares for grant and which provided for the grant of incentive stock options priced at fair market value as of the date of grant. Options are for a period of six years from date of grant, are granted at fair market value on date of grant, may be exercised at any time after one year from date of grant while a director and are based on years of service, with a minimum of 500 stock options for each director, an additional 500 stock options based on five or more years of service, another 500 stock options based on 10 or more years of service and an additional 1,000 stock options based on 20 or more years of service. Additional stock options are granted upon the expiration or exercise of any such option, which is no earlier than four years after date of grant, in an amount equal to such exercised or expired options. The plan has expired. 1,500 options are currently outstanding, which became exercisable on the first anniversary of the grant date and will expire on the sixth anniversary of the grant date, so long as the grantee remains a director of the Company before the exercise date.

There were no stock options granted in fiscal 2012 to the named executive officers or any directors, and no stock options were exercised in fiscal 2012.

There have been no stock options issued to the named executive officers so there have been no values realized relating to the exercise of stock options, there are no fiscal year end option values and there are no unexercised option or equity incentive plan awards as of the end of the fiscal year:

Retirement Plan

The Company made a cash contribution of $559,000 during 2012, which was less than the minimum required contribution, to the Company’s retirement plan for all eligible employees and the eligible individuals listed in the Summary Compensation Table. The Company has been granted, subject to certain conditions, its requests for waivers of the 2009 and 2010 minimum funding standard as permitted under 412(d) of the Internal Revenue Code and section 303 of the Employee Retirement Income Security Act of 1974.

The Company’s retirement plan, prior to being frozen, covered all salaried employees over age 21 with at least one year of service who are not covered by a collective bargaining agreement to which the Company is a party. Retirement benefits are based on the final average salary for the highest five of the ten years preceding retirement. For example, estimated annual retirement benefits payable at normal retirement date, which normally is age 65, is approximately $15,000 for an individual with ten years of credited service and with a final average salary of $100,000; and approximately $120,000 for an individual with 40 years of credited service and with a final average salary of $200,000. Currently, $250,000 is the legislated annual cap on determining the final average salary and $195,000 is the maximum legislated annual benefit payable from a qualified pension plan.

Supplemental Executive Retirement Agreement

In accordance with the former President and Chief Executive Officer’s employment agreement, he was due a supplemental executive retirement payment on July 1, 2010 in the amount of $353,000 plus tax effect of approximately $170,000, but has not yet been paid.

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Employment Agreement

The Company executed an employment agreement with J.M. Allain on February 16, 2010 (the “First Allain Agreement”) which expired on February 16, 2012. Mr. Allain was appointed as President and Chief Executive Officer of the Company at that time. After the First Allain Agreement expired, the Company entered into a new employment agreement with Mr. Allain (the “Second Allain Agreement”) with a term of three years and under which Mr. Allain was to remain the President and Chief Executive Officer of the Company. The Second Allain Agreement provides for compensation at the annual rate of $275,000 per annum, with a minimum raise of 6% per annum if the Company has a positive level of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) during a given year. Mr. Allain is entitled under the Second Allain Agreement to receive an annual bonus based on the Company’s yearly EBITDA. The Second Allain Agreement further provides that, on its effective date, Mr. Allain became entitled to a grant of warrants to purchase 2,000,000 shares of the Company’s common stock, 50% of which are exercisable at $0.40 per share and 50% of which are exercisable at $0.60 per share. The Second Allain Agreement entitles Mr. Allain to twenty days’ paid vacation per year, a vehicle allowance, “key person” insurance, business expense reimbursement (including membership at the Core Club in New York City), and certain employee benefits generally available to employees of the Company. The Second Allain Agreement provides for certain severance benefits depending on whether Mr. Allain leaves the employ of the Company for “Cause,” “Good Reason” or “Without Cause and for Good Reason” prior to the termination of the Second Allain Agreement. The Second Allain Agreement contains standard non-disparagement, confidentiality and non-solicitation provisions.

The foregoing is merely a summary of the Second Allain Agreement and is qualified in its entirety by reference to the text of the Second Allain Agreement as filed with the SEC as Exhibit 10.2 to the Form 8-K filed by the Company on March 12, 2012.

Director Compensation

Non-Employee Director Stock Option Plan

The Board of Directors has previously established a Non-Employee Director Stock Option Plan which, as amended, covers a maximum of 30,000 shares for grant. Such options are granted for a term of six years and are priced at fair market value on the grant date. The determination as to the amount of options to be granted to directors is based on years of service, and are calculated on a yearly basis as follows: a minimum of 500 stock options are granted for each director; an additional 500 stock options are granted if a director has served for five years or more; an additional 500 stock options are granted if a director has served for ten years or more; and an additional 1,000 stock options are granted if a director has served for twenty years or more. Such options are exercisable at any time upon the first anniversary of the grant date. The Company grants additional stock options upon the expiration or exercise of any such option if such exercise or expiration occurs no earlier than four years after date of grant, in an amount equal to the number of options that have been exercised or that have expired. In addition to the foregoing, the Company is seeking shareholder approval of a proposal to grant warrants to purchase 500,000, 500,000 and 50,000 shares to Salvatore J. Zizza, George W. Schiele and Jean Firstenberg, respectively.

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Compensation of Directors

The following table represents director compensation for 2012:

Name	Year	Fees Earned ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J.M. Allain	2012	-	-	-	-	-	-	-
Marco Elser (1)	2012	16,320	-	-	-	-	-	16,320
Jean Firstenberg	2012	18,020	-	-	-	-	-	18,020
Howard Modlin (2)	2012	-	-	-	-	-	-	-
Michael Mulcahy (3)	2012	-	-	-	-	-	13,112	13,112
Richard Nummi (4)	2012	17,000	-	-	-	-	-	17,000
George W. Schiele	2012	30,500	-	-	-	-	-	30,500
Elliot Sloyer (5)	2012	17,320	-	-	-	-	-	17,320
Angela D. Toppi (6)	2012	-	-	-	-	-	-	-
Salvatore J. Zizza	2012	33,620	-	-	-	-	-	33,620

(1)	Mr. Elser was appointed a director by the Board of Directors on May 25, 2012.
(2)	Mr. Modlin retired from the Board of Directors on March 6, 2012.
(3)	All other compensation consists of medical insurance premiums paid and cash surrender value of all life insurance policy transferred to Mr. Mulcahy. Mr. Mulcahy retired from the Board of Directors on March 6, 2012.
(4)	Mr. Nummi was appointed a director by the Board of Directors on March 6, 2012.
(5)	Mr. Sloyer was appointed a director by the Board of Directors on March 6, 2012.
(6)	Ms. Toppi resigned from the Board of Directors on March 6, 2012.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions

Since January 1, 2012, there have been no transactions requiring disclosure.

Independence of Non-Employee Directors

The Company follows the NYSE MKT Company Guide regarding the independence of directors. A director is considered independent if the Board of Directors determines that the director does not have any direct or indirect material relationship with the Company. Mr. Allain is an employee of the Company and therefore has been determined by the Board of Directors to fall outside the definition of “independent director.” Messrs. Elser, Nummi, Schiele, Sloyer and Zizza and Ms. Firstenberg are non-employee directors of the Company. The Board of Directors has determined that Messrs. Elser, Nummi, Schiele, Sloyer and Zizza and Ms. Firstenberg are “independent directors” since they had no relationship with the Company other than their status and payment as non-employee directors, and as stockholders. The Board of Directors has determined that all of its Audit Committee members, Messrs. Nummi, Sloyer and Zizza, are “independent directors.”

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 15, 2013 (or such other date specified) with respect to (A) the beneficial ownership of our common stock or shares acquirable within 60 days of such date by (i) each person known by the Company to own more than 5% of our common stock and who is deemed to be such beneficial owner of common stock under Rule 13d-3(a)(ii); (ii) each person who is a director of the Company or a nominee for director of the Company; (iii) each named executive in the Summary Compensation Table and (iv) all persons as a group who are executive officers and directors of the Company, and (B) the percentage of outstanding shares held by them on that date:

Name, Status and Mailing Address	Number of Shares Beneficially Owned		Percent Of Class (%)
5% Stockholders:
Gabelli Funds, LLC One Corporate Center Rye, NY 10580-1434	14,340,600	(1)	46.7

Non-Employee Directors:
Marco Elser	795,000	(2)	3.0
Jean Firstenberg	920	(3)	*
Alan K. Greene	-	(4)	*
Richard Nummi	-	(5)	*
George W. Schiele	176,500	(6)	*
Alberto Shaio	-	(7)	*
Elliot Sloyer	350,000	(8)	1.3
Salvatore J. Zizza	500	(9)	*

Named Executive Officers:
J.M. Allain	52,000	(10)	*
Todd Dupee	-		*
Kristin A. Kreuder	-		*
Sami Sassoun (11)	-		*
Angela D. Toppi (12)	1,000		*
All directors and executive officers as a group	1,375,920	(13)	5.2

* Represents less than 1% of total number of outstanding shares.

(1)	Based on Schedule 13D, as amended, dated October 9, 2012 by Mario J. Gabelli, Gabelli Funds, LLC, Teton Advisors, Inc., Gamco Investors, Inc., GGCP, Inc., and Gamco Asset Management Inc., which companies are parent holding companies and/or registered investment advisers. All securities are held as agent for the account of various investment company fund accounts managed by such reporting person. Except under certain conditions, Gabelli Funds, LLC has sole voting power and sole dispositive power over such shares. The amount includes 4,000,000 shares of common stock acquirable upon conversion of 2,000,000 A Warrants and 2,000,000 B Warrants. In addition, on January 23, 2013, Gabelli Equity Series Funds, Inc. – The Gabelli Small Cap Growth Fund filed a Schedule 13G relating to 14,107,500 of the aforementioned 14,340,600 shares.

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(2)	The amount includes 705,000 shares of common stock owned by Carlisle Investments, Elser & Co. and AdviCorp plc, and 90,000 shares of common stock acquirable upon conversion of 90,000 B Warrants which are owned by Carlisle Investments and Elser & Co., of which Mr. Elser exercises voting and dispositive power as investment manager.

(3)	The amount includes 500 shares of common stock acquirable upon exercises of stock options.

(4)	Mr. Greene is a nominee for election as a Class B Director at the 2013 Annual Meeting.

(5)	Mr. Nummi has not been renominated for election to the Board of Directors at the 2013 Annual Meeting and will no longer serve as a director of the Company following the 2013 Annual Meeting.

(6)	The amount includes 50,000 shares of common stock acquirable upon conversion of 25,000 A Warrants and 25,000 B Warrants and 500 shares of common stock acquirable upon exercise of stock options.

(7)	Mr. Shaio is a nominee for election as a Class C Director at the 2013 Annual Meeting.

(8)	The amount includes 100,000 shares of common stock acquirable upon conversion of 50,000 A Warrants and 50,000 B Warrants, which are owned by WestLane Equity Income Fund LP, of which Mr. Sloyer exercises voting and investment control as fund manager and investor. Mr. Sloyer has informed the Company that he is retiring from the Board of Directors at the end of his current term, which ends at the 2013 Annual Meeting.

(9)	Mr. Zizza disclaims any interest in the shares set forth in footnote 1 above. The amount includes 500 shares of common stock acquirable on the exercise of stock options.

(10)	The amount includes 50,000 shares of restricted stock granted on February 16, 2010 which vested on the two-year anniversary date of grant.

(11)	Terminated November 30, 2012.

(12)	Resigned October 5, 2012.

(13)

As set forth in the footnotes above, the amount includes 215,000 shares of common stock acquirable upon conversion of 50,000 A Warrants and 165,000 B Warrants, and 1,500 shares of common stock, which members of the group have the right to acquire by exercise of stock options (including director stock options).

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SELLING STOCKHOLDERS

Up to 27,190,000 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and consist of 20,825,000 shares that were issued upon the conversion of our Series A Convertible Preferred Stock, 4,165,000 shares that are issuable upon the exercise of our A Warrants, 1,200,000 shares of our common stock underlying the Placement Agent Warrants, and 1,000,000 shares issuable upon exercise of the HFA Warrants.

Except for Hackel Family Trust, all of the selling stockholders acquired their securities in connection with the Company’s private offering which closed on November 14, 2011, which the Company conducted to fund the restructuring of the Company’s outstanding debt, which included: (1) a cash settlement to holders of the 8¼% Limited convertible senior subordinated notes due 2012 (the “Notes”) in the amount of $2,019,600; (2) a cash settlement to holders of the 9½% Subordinated debentures due 2012 (the “Debentures”) in the amount of $71,800; (3) payment of the Company’s outstanding term loan with the senior lender in the amount of $320,833 and (4) payment of $1.0 million on the Company’s outstanding revolving loan with the senior lender under the Company’s amended and restated commercial loan and security agreement with People’s United Bank (as amended, the “Credit Agreement”). Hackel Family Trust acquired its securities in connection with a private placement which closed on June 17, 2011. See “About this Offering” on page 1.

The transactions by which the selling stockholders acquired their securities from us were exempt under the registration provisions of the Securities Act.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The following table sets forth the name of the selling stockholders, the number of shares beneficially owned by each selling stockholder, the number of shares that may be offered under this prospectus and the number of shares of common stock owned by the selling stockholder after the offering is completed.  None of the selling stockholders has been an officer, director or had any material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.  All information with respect to beneficial ownership is based upon information obtained from the selling stockholders prior to the date hereof.  Information concerning the selling stockholders may change from time to time.  The selling stockholders may from time to time offer and sell any or all of the securities under this prospectus.  Because the selling stockholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholders will hold upon consummation of any such sales.  In addition, since the date on which the selling stockholders provided this information to us, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

To our knowledge, subject to the community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. Except as set forth below, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

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Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 25,895,424 shares of common stock outstanding as of July 31, 2013.

	Ownership before Offering			After Offering (1)
Selling Stockholder	Common Stock Beneficially Owned	Number of Shares Offered		Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Peter L. and Jonnet Abeles	70,000	60,000	(2)	10,000	*
Richard V. Aghababian	350,000	300,000	(3)	50,000	*
James Anglim	70,000	60,000	(2)	10,000	*
John C. G. Boyce Jr.	35,000	30,000	(4)	5,000	*
E. Allan Brumberger	140,000	120,000	(5)	20,000	*
Peter Cardasis	140,000	120,000	(5)	20,000	*
Joel Cooper	175,000	150,000	(6)	25,000	*
Joseph Derdzikowski	1,540,000	1,320,000	(7)	220,000	*
Roberta Derdzikowski	875,000	750,000	(8)	125,000	*
Allen and Deborah B. Dewing Jr.	70,000	60,000	(2)	10,000	*
Katherine Bard and Mark A. Dickson	350,000	300,000	(3)	50,000	*
James and Patricia A. Drake	35,000	30,000	(4)	5,000	*
William Fallon	70,000	60,000	(2)	10,000	*
Fred Froewiss	70,000	60,000	(2)	10,000	*
Vincent J. Galdi	175,000	150,000	(6)	25,000	*
Melissa Wilden Goldman	70,000	60,000	(2)	10,000	*
Timothy J. Good	70,000	60,000	(2)	10,000	*
Keith F. Goggin	350,000	300,000	(3)	50,000	*
Barbara Guzy	105,000	90,000	(9)	15,000	*
Jessica Hackel	140,000	120,000	(5)	20,000	*
Sidney N. Herman	175,000	150,000	(6)	25,000	*
Alexis Bard Johnson	70,000	60,000	(2)	10,000	*
Timothy B. Johnson	175,000	150,000	(6)	25,000	*
T. Michael and Patricia R. Johnson	70,000	60,000	(2)	10,000	*
Robert Kelley Jr.	70,000	60,000	(2)	10,000	*
Marc H. Klee	140,000	120,000	(5)	20,000	*
Dolores Kletter	105,000	90,000	(9)	15,000	*
Robert Leggio	70,000	60,000	(2)	10,000	*
Jeffrey Mark Lesse	70,000	60,000	(2)	10,000	*
Mark J. Liu	140,000	120,000	(5)	20,000	*
Robert E. and Maxine D. Lowy	35,000	30,000	(4)	5,000	*
Richard Lowish	490,000	420,000	(10)	70,000	*
John C. Meditz	280,000	240,000	(11)	40,000	*
Stanley Merdinger	105,000	90,000	(9)	15,000	*
Steven Millner	70,000	60,000	(2)	10,000	*
Bruce Misset	350,000	300,000	(3)	50,000	*
Matthew Moog	70,000	60,000	(2)	10,000	*
Elizabeth Burgess Rice	35,000	30,000	(4)	5,000	*
Marvin Rosen	140,000	120,000	(5)	20,000	*
Ann H. Ross Lyon	70,000	60,000	(2)	10,000	*

45

	Ownership before Offering			After Offering (1)
Selling Stockholder	Common Stock Beneficially Owned	Number of Shares Offered		Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Martin and Carol Rudolph	70,000	60,000	(2)	10,000	*
George W. Schiele (44)	175,500	150,000	(5)	25,500	*
M. Edward Sellers and Susan B. Boyd	175,000	150,000	(6)	25,000	*
Ronald Shaver	70,000	60,000	(2)	10,000	*
Daniel Siegel	70,000	60,000	(2)	10,000	*
Alexander Spitzer	70,000	60,000	(2)	10,000	*
Burt Stangarone	140,000	120,000	(5)	20,000	*
Michael Stein	35,000	30,000	(4)	5,000	*
Robert S. Steinbaum	70,000	60,000	(2)	10,000	*
Thomas T. and Maureen B. Thresher	70,000	60,000	(2)	10,000	*
Philip D. Turits	70,000	60,000	(2)	10,000	*
Richard Hoffman	175,000	150,000	(6)	25,000	*
Henricus P. Beekwilder Family Revocable Trust (14)	490,000	420,000	(10)	70,000	*
PFSI custodian F/B/O Carole Weintraub, IRA (15)	70,000	60,000	(2)	10,000	*
PFSI custodian F/B/O Robert Hackel, IRA (16)	70,000	60,000	(2)	10,000	*
PFSI custodian F/B/O Michael Capolino, IRA (17)	140,000	120,000	(5)	20,000	*
R.F. Lafferty & Co., Inc. PSP FBO Holly Begley (18)	70,000	60,000	(2)	10,000	*
I ntegral Derivatives LLC (19)	350,000	300,000	(3)	50,000	*
R F Lafferty & Co., Inc PSP FBO Robert Hackel (18)	140,000	120,000	(5)	20,000	*
R F Lafferty & Co., Inc PSP FBO Fred Froewiss (18)	70,000	60,000	(2)	10,000	*
R F Lafferty & Co., Inc PSP FBO Phyllis Fattaruso (18)	70,000	60,000	(2)	10,000	*
R F Lafferty & Co., Inc PSP FBO Martin McNeill (18)	105,000	90,000	(9)	15,000	*
R F Lafferty & Co., Inc PSP FBO Carol Quinones (18)	70,000	60,000	(2)	10,000	*
PFSI custodian FBO Barry Forst, IRA (20)	105,000	90,000	(9)	15,000	*
Sag Hill (21)	35,000	30,000	(4)	5,000	*
R F Lafferty & Co., Inc PSP FBO Paul Grass (18)	105,000	90,000	(9)	15,000	*
List Strategies Inc. PSP (22)	175,000	150,000	(6)	25,000	*
R F Lafferty & Co., Inc PSP FBO Gregory O'Connor (18)	70,000	60,000	(2)	10,000	*
PFSI custodian FBO Andrew Cohen, Roth IRA (23)	70,000	60,000	(2)	10,000	*

46

	Ownership before Offering			After Offering (1)
Selling Stockholder	Common Stock Beneficially Owned	Number of Shares Offered		Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Bard Micro-Cap Value Fund, L.P. Bard Associates, Inc. General Partner (24)	350,000	300,000	(3)	50,000	*
Christina D. Collier Living Trust UAD 12-23-03 Christina D. Collier, Trustee (25)	70,000	60,000	(2)	10,000	*
William G. Escamilla Trustee William G. Escamilla Rev Trust DTD 07/29/2003 (26)	70,000	60,000	(2)	10,000	*
Leonard M. Herman Trustee Leonard M. Herman Trust UAD 5/3/1993 (27)	175,000	150,000	(6)	25,000	*
William K. Kellog III Trustee William K. Kellogg III 1992 Trust UAD 7/24/1992 (28)	280,000	240,000	(11)	40,000	*
US Trust Company of Delaware, Trustee William K. Kellogg II 1953 Trust FBO William K. Kellogg III (29)	280,000	240,000	(11)	40,000	*
Seville Enterprises LP (30)	105,000	90,000	(9)	15,000	*
Dale F. Snavely Trust (31)	175,000	150,000	(6)	25,000	*
Rosemary Steinbaum, Trustee Gallo Exemption Trust UAD 12/14/89 FBO Marshall Steinbaum (32)	70,000	60,000	(2)	10,000	*
Rosemary Steinbaum, Trustee Gallo Exemption Trust UAD 12/14/89 FBO Elliot Steinbaum (32)	70,000	60,000	(2)	10,000	*
Janet J. Underwood Trust UAD 06/25/2002 (33)	70,000	60,000	(2)	10,000	*
Westlane Equity Income Fund LP (34)	350,000	300,000	(3)	50,000	*
Adele Hall Sweet 1932 Trust, Frederic Leoplod Trustee (35)	70,000	60,000	(2)	10,000	*
Model Partners (36)	175,000	150,000	(6)	25,000	*
Kingsbrook Opportunity Masterfund LP (37)	630,000	540,000	(12)	90,000	*
High Capital Funding LLC (38)	70,000	60,000	(2)	10,000	*
Elser & Company Limited (39)	280,000	240,000	(11)	40,000	*
PFSI custodian FBO Samuel Berkowitz, IRA (40)	140,000	120,000	(5)	20,000	*
Carlisle Investments Inc. (41)	350,000	300,000	(3)	50,000	*
Kamin-Hackel Living Trust (42)	70,000	60,000	(2)	10,000	*
First Tera Byte Fund LP (16)	280,000	240,000	(11)	40,000	*
Sloopboom & Co. (45)	14,055,000	12,000,000	(13)	2,055,000	7.9%
R.F. Lafferty & Co., Inc. (47)	1,680,000	1,200,000	(43)	480,000	1.9%
Hackel Family Trust (18)	1,000,000	1,000,000	(46)	0	0

47

(1)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholder after completion of this offering or otherwise.

(2)	Represents (i) 50,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 10,000 shares underlying A Warrants.

(3)	Represents (i) 250,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 50,000 shares underlying A Warrants.

(4)	Represents (i) 25,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 5,000 shares underlying A Warrants.

(5)	Represents (i) 100,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 20,000 shares underlying A Warrants.

(6)	Represents (i) 125,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 25,000 shares underlying A Warrants.

(7)	Represents (i) 1,100,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 220,000 shares underlying A Warrants.

(8)	Represents (i) 625,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 125,000 shares underlying A Warrants.

(9)	Represents (i) 75,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 15,000 shares underlying A Warrants.

(10)	Represents (i) 350,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 70,000 shares underlying A Warrants.

(11)	Represents (i) 200,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 40,000 shares underlying A Warrants.

48

(12)	Represents (i) 450,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 90,000 shares underlying A Warrants.

(13)	Represents (i) 10,000,000 shares that were issued upon conversion of Series A Preferred Stock and (ii) 2,000,000 shares underlying A Warrants.

(14)	Henricus Beekwilder and Beatrys Beekwilder have voting and investment power over the securities held by the selling stockholder.

(15)	Carole Weintraub has voting and investment power over the securities held by the selling stockholder.

(16	Robert Hackel has voting and investment power over the securities held by the selling stockholder.

(17)	Michael Capolino has voting and investment power over the securities held by the selling stockholder.

(18)	Henry Hackel has voting and investment power over the securities held by the selling stockholder. Henry Hackel is the owner of R.F. Lafferty & Co., Inc. and is the principal of Hackel Family Trust. Henry Hackel indirectly owns an additional 425,750 shares of the Company’s common stock through an IRA, which shares are not included in the selling stockholder’s beneficial ownership. R.F. Lafferty & Co., Inc. is a broker-dealer and accordingly, the selling stockholder is an affiliate of a broker-dealer. The selling stockholder purchased the securities in the ordinary course of business and at the time of purchase of the securities had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Henry Hackel is the father of the selling stockholders Robert Hackel and Jessica Hackel, and the brother of the selling stockholder Patricia Hackel.

(19)	Keith F. Goggin has voting and investment power over the securities held by the selling stockholder.

(20)	Barry Forst has voting and investment power over the securities held by the selling stockholder.

(21)	Martin McNeil and Barry Forst have voting and investment power over the securities held by the selling stockholder.

(22)	Joel Cooper has voting and investment power over the securities held by the selling stockholder.

(23)	Andrew Cohen has voting and investment power over the securities held by the selling stockholder.

(24)	Timothy B. Johnson has voting and investment power over the securities held by the selling stockholder.

(25)	Christina D. Collier has voting and investment power over the securities held by the selling stockholder.

(26)	William G. Escamilla has voting and investment power over the securities held by the selling stockholder.

49

(27)	Leonard M. Herman has voting and investment power over the securities held by the selling stockholder.

(28)	William K. Kellogg has voting and investment power over the securities held by the selling stockholder.

(29)	Debra Patterson has voting and investment power over the securities held by the selling stockholder.

(30)	Marvin J. Pollack has voting and investment power over the securities held by the selling stockholder.

(31)	Dale F. Snavely has voting and investment power over the securities held by the selling stockholder.

(32)	Rosemary Steinbaum has voting and investment power over the securities held by the selling stockholder.

(33)	Henry J. Underwood has voting and investment power over the securities held by the selling stockholder.

(34)	Elliot Sloyer, a director of the Company, has voting and investment power over the securities held by the selling stockholder.

(35)	Frederic Leopold has voting and investment power over the securities held by the selling stockholder.

(36)	Allen Model has voting and investment power over the securities held by the selling stockholder.

(37)	Adam J. Chill has voting and investment power over the securities held by the selling stockholder.

(38)	David A. Rapaport has voting and investment power over the securities held by the selling stockholder.

(39)	Barbara J. Haldi has voting and investment power over the securities held by the selling stockholder.

(40)	Samuel Berkowitz has voting and investment power over the securities held by the selling stockholder.

(41)	Marco Elser, a director of the Company, has voting and investment power over the securities held by the selling stockholder.

(42)	Stanley R. Kamin and Patricia Hackel have voting and investment power over the securities held by the selling stockholder.

(43)	Represents 1,200,000 shares underlying the Placement Agent Warrants.

(44)	The selling stockholder is a director of the Company.

50

(45)	The selling stockholder holds the securities as nominee for Gabelli Funds, LLC. See “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers.”

(46)	Represents shares underlying the HFA Warrants.

(47)	Henry Hackel has voting and investment power over the securities held by the selling stockholder. Henry Hackel is the owner of R.F. Lafferty & Co., Inc. and is the principal of Hackel Family Trust. Henry Hackel indirectly owns an additional 425,750 shares of the Company’s common stock through an IRA, which shares are not included in the selling stockholder’s beneficial ownership. The selling stockholder is a broker-dealer. The selling stockholder is an underwriter with respect to the shares offered by it under this prospectus.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have authorized to issue 60,000,000 shares of common stock having a par value of $0.001 per share, of which 25,895,424 shares are issued and outstanding and 500,000 shares of preferred stock, par value $0.001 per share, of which 0 are issued and outstanding as of August 15, 2013.

Common Stock

Voting. The shares of common stock are entitled to one vote per share on all matters submitted to stockholders. Holders of common stock do not have preemptive rights or cumulative voting rights.

Dividends and Other Distributions. Dividends on the common stock will be paid if and when declared. Stock dividends on and stock splits of common stock will only be payable or made in shares of common stock. In no event shall dividends and other distributions be paid on any of the common stock unless the other such class of stock also receives dividends. The Company does not currently pay cash dividends and payment of such dividends is not contemplated in the foreseeable future.

Other Distributions. The holders of common stock are entitled to receive the same consideration per share in the event of any liquidation, dissolution or winding-up of the Company.

Mergers and Acquisitions. The holders of common stock are entitled to receive the same per share consideration, if any, received in a merger or consolidation of the Company (whether or not the Company is the surviving corporation).

Warrants

A Warrants

In connection with the Offering, as defined in this prospectus, the Company issued 4,165,000 one-year Warrants (the “A Warrants”). Each A Warrant shall entitle the holder to purchase (a) one share of the Company’s common stock and (b) a three-year warrant (the “B Warrants”), at an exercise price of $0.20 per share. The exercise period under the A Warrants was originally set to expire on November 14, 2012 but has been extended by the Board of Directors of the Company through September 13, 2013.

B Warrants

In connection with the Offering, the Company may issue up to 4,165,000 three-year Warrants (the “B Warrants”) upon the exercise of A Warrants. Each B Warrant shall entitle the holder to purchase one share of the Company’s common stock at an exercise price of $0.50 per share.

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Placement Agent Warrants

R.F. Lafferty & Co., Inc. (the “Placement Agent”), a FINRA registered broker-dealer, was engaged as placement agent in connection with the private placement. The placement agent was paid fees based upon a maximum of an $8,000,000 raise (and no fees were paid upon the additional $330,000 of gross proceeds raised which brought the total offering to $8,330,000). Such fees consisted of a cash fee in the amount of $400,000 and warrants(the “Placement Agent Warrants”) to purchase 24 units (the “Placement Agent Units”), each unit consisting of 50,000 shares of common stock and 10,000 A Warrants. The A Warrants issuable upon exercise of the Placement Agent Warrants (and the B Warrants issuable upon exercise of the A Warrants underlying the Placement Agent’s Warrants) are substantially the same as the A Warrants (and B Warrants) sold to the investors in the Offering, except that they have the following exercise periods: (i) the A Warrants issuable upon exercise of the Placement Agent Warrants are exercisable for a period of two (2) years from the date of exercise of the Placement Agent Warrants; and (ii) the B Warrants issuable upon exercise of the A Warrants underlying the Placement Agent Warrants are exercisable for a period equal to the longer of (i) three (3) years from the Closing Date or (ii) one (1) year from the date or exercise of the A Warrants underlying the Placement Agent Warrants. The Placement Agent Warrants are exercisable at a price of $25,000 per Placement Agent Unit (exercisable in partial Placement Agent Units), and the A Warrants and B Warrants issuable upon exercise of the Placement Agent Warrants have an exercise price of $0.20 in the case of the A Warrants and $0.50 per share in the case of the B Warrants.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation

Our Amended and Restated Certificate of Incorporation contains certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock, thus making it less likely that a stockholder will receive a premium on any sale of shares. Our Board of Directors is divided into three classes, each of which serves for a staggered three-year term, making it more difficult for a third party to gain control of our Board. Our Amended and Restated Certificate of Incorporation also contains a provision that requires a four-fifths vote on any merger, consolidation or sale of assets with or to an “Interested Person” or “Acquiring Person.”

Additionally, we are authorized to issue 500,000 shares of Preferred Stock. The Preferred Stock may contain such rights, preferences, privileges and restrictions as may be fixed by our Board of Directors, which may adversely affect the voting power or other rights of the holders of common stock or delay, defer or prevent a change in control of the Company, or discourage bids for the common stock at a premium over its market price or otherwise adversely affect the market price of the common stock.

53

PLAN OF DISTRIBUTION

This prospectus includes an aggregate of 27,190,000 shares of common stock offered by the selling stockholders. To our knowledge, at the time of the purchase of the securities to be resold, none of the selling stockholders had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

Our common stock is quoted on the OTCQB under the symbol “TNLX”. The selling stockholder will offer their shares at a fixed price of $0.39 per share until our common shares are quoted on the Over-the-Counter Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices. We intend to seek to have a market maker file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the Over-the-Counter Bulletin Board maintained by FINRA. There are no assurances that an application will be submitted or, if submitted, accepted by FINRA. We are not permitted to file such application on our own behalf. If an application is submitted and accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. There is no assurance that our common stock will trade at market prices in excess of the public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

54

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

55

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York, has passed upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The financial statements as of December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012 included in this Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and the shares of common stock that we are offering in this prospectus.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

56

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Trans-Lux Corporation

Norwalk, Connecticut

We have audited the accompanying consolidated balance sheet of Trans-Lux Corporation as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive loss, statements of stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trans-Lux Corporation at December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Further, the Company is in default of the indenture agreements governing its outstanding 9 ½% Subordinated debentures due 2012 (the "Debentures") and its 8 1/4% Limited convertible senior subordinated notes due 2012 (the "Notes") so that the trustees or holders of 25% of the outstanding Debentures and Notes have the right to demand payment immediately. Additionally, the Company has a significant amount due to their pension plan over the next 12 months. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

Melville, NY

July 2, 2013

57

AUDITED FINANCIAL STATEMENTS

TRANS-LUX CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

In thousands, except share data	December 31	2012	2011
ASSETS
Current assets:
Cash and cash equivalents		$1,164	$1,109
Receivables, less allowance of $64 - 2012 and $884 - 2011		1,923	2,060
Unbilled receivables		51	63
Inventories		2,468	2,875
Prepaids and other		521	704
Assets associated with discontinued operations (Note 4)		735	1,503
Total current assets		6,862	8,314
Rental equipment		38,442	43,252
Less accumulated depreciation		25,532	27,060
		12,910	16,192
Property, plant and equipment		2,435	2,970
Less accumulated depreciation		1,264	1,679
		1,171	1,291
Goodwill		744	744
Other assets		395	918
TOTAL ASSETS		$22,082	$27,459
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable		$1,135	$1,589
Accrued liabilities		7,777	6,689
Current portion of long-term debt		2,487	2,045
Warrant liabilities		1,367	5,408
Liabilities associated with discontinued operations (Note 4)		1,767	2,445
Total current liabilities		14,533	18,176
Long-term debt:
Notes payable		455	512
Deferred pension liability and other		5,014	4,914
Total liabilities		20,002	23,602
Redeemable convertible preferred stock:
Preferred - $0.001 par value - 500,000 shares authorized,416,500 Series A convertible preferred shares issued in 2011		-	6,138

Stockholders' equity (deficit):
Common - $0.001 par value - 60,000,000 shares authorized, 25,895,424 common shares issued in 2012 and 5,070,424 common shares issued in 2011		26	5,071
Additional paid-in-capital		23,804	12,620
Accumulated deficit		(14,808)	(13,443)
Accumulated other comprehensive loss		(3,879)	(3,466)
Treasury stock - at cost - 383,596 common shares in 2012 and 2011		(3,063)	(3,063)
Total stockholders' equity (deficit)		2,080	(2,281)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)		$22,082	$27,459

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated Statements of Operations

In thousands, except per share data	Years ended December 31	2012	2011
Revenues:
Digital display sales		$16,065	$15,990
Digital display lease and maintenance		6,956	7,767
Total revenues		23,021	23,757
Cost of revenues:
Cost of digital display sales		12,811	13,977
Cost of digital display lease and maintenance		5,789	6,589
Total cost of revenues		18,600	20,566
Gross profit from operations		4,421	3,191
General and administrative expenses		(8,916)	(7,867)
Restructuring costs		(415)	(164)
Goodwill impairment		-	(66)
Operating loss		(4,910)	(4,906)
Interest expense, net		(297)	(1,217)
Gain on debt extinguishment		60	8,796
Change in warrant liabilities		4,041	(3,655)
Loss from continuing operations before income taxes		(1,106)	(982)
Income tax (expense) benefit		(23)	8
Loss from continuing operations		(1,129)	(974)
Loss from discontinued operations		(236)	(444)
Net loss		$(1,365)	$(1,418)
Loss per share continuing operations - basic and diluted		$(0.07)	$(0.36)
Loss per share discontinued operations - basic and diluted		(0.02)	(0.16)
Total loss per share - basic and diluted		$(0.09)	$(0.52)

Weighted average common shares outstanding - basic and diluted		15,441	2,738
The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Comprehensive Loss

In thousands	Years ended December 31	2012	2011

Net loss		$(1,365)	$(1,418)
Other comprehensive (loss) income:
Unrealized foreign currency translation gain (loss)		96	(82)
Change in unrecognized pension costs		(509)	(1,396)
Total other comprehensive loss, net of tax		(413)	(1,478)
Comprehensive loss		$(1,778)	$(2,896)

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated Statements of Stockholders' Equity (Deficit)

In thousands, except share data	Preferred Stock		Common Stock		Add’l Paid-in	Accumulated	Accumulated Other Comprehensive	Treasury	Total Stockholders’ Equity
For the two years ended December 31, 2012	Shares	Amt	Shares	Amt	Capital	Deficit	Loss	Stock	(Deficit)
Balance January 1, 2011	-	$-	2,826,424	$2,827	$14,279	$(12,025)	$(1,988)	$(3,063)	$30
Net loss	-	-	-	-	-	(1,418)	-	-	(1,418)
Issuance of Common Stock (2,244,000 shares)	-	-	2,244,000	2,244	(1,683)	-	-	-	561
Issurance of Series A Convertible Preferred Stock (416,500 shares)	416,500	6,138	-	-	-	-	-	-	-
Stock compensation expense	-	-	-	-	24	-	-	-	24
Other comprehensive loss, net of tax:
Unrealized foreign currency translation loss	-	-	-	-	-	-	(82)	-	(82)
Change in unrecognized pension costs	-	-	-	-	-	-	(1,396)	-	(1,396)
Balance December 31, 2011	416,500	6,138	5,070,424	5,071	12,620	(13,443)	(3,466)	(3,063)	(2,281)
Net loss	-	-	-	-	-	(1,365)	-	-	(1,365)
Exchange of Series A Convertible Preferred Stock (416,500shares) for Common Stock (20,825,000 shares)	(416,500)	(6,138)	20,825,000	20,825	(14,689)	-	-	-	6,136
Par value of Common Stock reduced to $0.001	-	-	-	(25,870)	25,870	-	-	-	-
Stock compensation expense	-	-	-	-	3	-	-	-	3
Other comprehensive loss, net of tax:
Unrealized foreign currency translation gain	-	-	-	-	-	-	96	-	96
Change in unrecognized pension costs	-	-	-	-	-	-	(509)	-	(509)
Balance December 31, 2012	-	$-	25,895,424	$26	$23,804	$(14,808)	$(3,879)	$(3,063)	$2,080

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated Statements of Cash Flows

In thousands	Years ended December 31	2012	2011
Cash flows from operating activities
Net loss		$(1,365)	$(1,418)
Loss from discontinued operations		(236)	(444)
Loss from continuing operations		(1,129)	(974)
Adjustment to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization		4,104	4,548
Disposal of assets		5	-
Stock compensation expense		3	24
Gain on debt extinguishment		(60)	(8,796)
Change in warrant liabilities		(4,041)	3,655
Changes in operating assets and liabilities:
Receivables		149	858
Inventories		407	1,977
Prepaids and other assets		555	(484)
Accounts payable and accrued liabilities		(111)	(1,077)
Deferred pension liability and other		441	(83)
Net cash provided by (used in) operating activities of continuing operations		323	(352)
Cash flows from investing activities
Equipment manufactured for rental		(484)	(408)
Purchases of property, plant and equipment		(72)	(64)
Net cash used in investing activities of continuing operations		(556)	(472)
Cash flows from financing activities
Payments of long-term debt		(66)	(6,724)
Proceeds from long-term debt		500	-
Net proceeds from issuance of preferred stock and warrants		-	7,850
Net cash provided by financing activities of continuing operations		434	1,126
Cash flows from discontinued operations
Cash provided by (used in) operating activities of discontinued operations		532	(181)
Cash (used in) provided by financing activities of discontinued operations		(678)	590
Net cash (used in) provided by discontinued operations		(146)	409
Net increase in cash and cash equivalents		55	711
Cash and cash equivalents at beginning of year		1,109	398
Cash and cash equivalents at end of year		$1,164	$1,109
Supplemental disclosure of cash flow information:
Interest paid		$219	$460
Supplemental non-cash financing activities:
Exchange of 8¼% Notes for Common Stock		-	561

The accompanying notes are an integral part of these consolidated financial statements.

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Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Trans-Lux Corporation is a leading designer and manufacturer of digital signage displays and LED lighting solutions.

Principles of consolidation: The consolidated financial statements include the accounts of Trans-Lux Corporation, a Delaware corporation, and all wholly-owned subsidiaries (the “Company”). Intercompany balances and transactions have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period in which they are determined to be necessary. Estimates are used when accounting for such items as costs of long-term sales contracts, allowance for uncollectible accounts, inventory valuation allowances, depreciation and amortization, intangible assets, income taxes, warranty obligations, benefit plans, warrant liabilities, contingencies and litigation.

Cash and cash equivalents: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable: Receivables are carried at net realizable value. Credit is extended based on an evaluation of each customer’s financial condition; collateral is generally not required. Reserves for uncollectible accounts receivable are provided based on historical experience and current trends. The Company evaluates the adequacy of these reserves regularly.

The following is a summary of the allowance for uncollectible accounts at December 31:

In thousands	2012	2011
Balance at beginning of year	$884	$1,326
Provisions	115	434
Deductions	(935)	(876)
Balance at end of year	$64	$884

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, the relatively small account balances within the majority of the Company’s customer base and their dispersion across different businesses.

Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market value. Valuation allowances for slow moving and obsolete inventories are provided based on historical experience and demand for servicing of the displays. The Company evaluates the adequacy of these valuation allowances regularly.

Rental equipment and property, plant and equipment: Rental equipment and property, plant and equipment are stated at cost and depreciated over their respective useful lives using the straight-line method. Leaseholds and improvements are amortized over the lesser of the useful lives or term of the lease.

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The estimated useful lives are as follows:

Years
Indoor rental equipment	5-10
Outdoor rental equipment	15
Buildings and improvements	10 - 40
Machinery, fixtures and equipment	3 - 15
Leaseholds and improvements	5

When rental equipment and property, plant and equipment are fully depreciated, retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts.

Goodwill and intangibles: Goodwill represents the excess of purchase price over the estimated fair value of net assets acquired. Identifiable intangible assets are recorded at cost and amortized over their estimated useful life on a straight line basis and deferred financing costs are amortized over the life of the related debt of one to two years. The goodwill of $744,000 relates to the Digital display sales segment.

The Company annually evaluates the value of its goodwill on October 1 and determines if it is impaired by comparing the carrying value of goodwill to its estimated fair value. Changes in the assumptions used could materially impact the fair value estimates. Assumptions critical to our fair value estimates are: (i) discount rate used to derive the present value factors used in determining the fair value of the reporting unit, (ii) projected average revenue growth rates used in the reporting unit models and (iii) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period-specific facts and circumstances. The Company uses the income and the market approach when testing for goodwill impairment. The Company weighs these approaches by using a 67% factor for the income approach and a 33% factor for the market approach. Together these two factors estimate the fair value of the reporting unit. The Company’s goodwill relates to our catalog sports reporting unit. The Company uses a discounted cash flow model to determine the fair value under the income approach which contemplates an overall weighted average revenue growth rate of 2.3%. If the Company were to reduce its revenue projections on the reporting unit by 1.3% within the income approach, the fair value of the reporting unit would be below carrying value. The gross profit margins used are consistent with historical margins achieved by the Company during previous years. If there is a margin decline of 1.9% or more, the model would yield results of a fair value less than carrying amount. The Company uses a market multiple approach based on revenue to determine the fair value under the market approach which includes a selection of and market price of a group of comparable companies and the performance of the guidelines of the comparable companies and of the reporting unit. The impairment test for goodwill is a two-step process. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to calculate the implied fair value of the goodwill of the reporting unit by deducting the fair value of all of the individual assets and liabilities of the reporting unit from the respective fair values of the reporting unit as a whole. To the extent the calculated implied fair value of the goodwill is less than the recorded goodwill, an impairment charge is recorded for the difference. Fair value is determined using cash flow and other valuation models (generally Level 3 inputs in the fair value hierarchy). There was no impairment of goodwill in 2012. During 2011, the Company wrote off the goodwill associated with the older LED technology and recorded a goodwill impairment charge of $66,000.

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The Company also evaluates the value of its other intangible assets by comparing the carrying value with estimated future cash flows when indicators of possible impairment exist. There were no impairments of other intangibles in 2012 or 2011.

Impairment or disposal of long-lived assets: The Company evaluates whether there has been an impairment in value of its long-lived assets if certain circumstances indicate that a possible impairment may exist. An impairment in value may exist when the carrying value of a long-lived asset exceeds its undiscounted cash flows. If it is determined that an impairment in value has occurred, the carrying value is written down to its fair value. There were no impairments of long-lived assets in 2012 or 2011.

Revenue recognition: Revenues from equipment lease and maintenance contracts are recognized during the term of the respective agreements, which generally run for periods of one month to 10 years. At December 31, 2012, the future minimum lease payments due to the Company under operating leases that expire at varying dates through 2020 for its rental equipment and maintenance contracts, assuming no renewals of existing leases or any new leases, aggregating $9,156,000 was as follows: $5,278,000 – 2013, $2,004,000 – 2014, $991,000 – 2015, $555,000 – 2016, $239,000 – 2017 and $89,000 thereafter. The Company recognizes revenues on long-term equipment sales contracts, which require more than three months to be completed, using the percentage of completion method. The Company records unbilled receivables representing amounts due under these long-term equipment sales contracts, which have not been billed to the customer. Income is recognized based on the percentage of incurred costs to the estimated total costs for each contract. The determination of the estimated total costs is susceptible to change on these sales contracts. Revenues on equipment sales with long-term receivables are recorded on the installment basis. At December 31, 2012, the future accounts receivables due to the Company under installment sales agreements aggregated $278,000 through 2018. Revenues on equipment sales, other than long-term equipment sales contracts, are recognized upon shipment when title and risk of loss passes to the customer.

Warranty obligations: The Company provides for the estimated cost of product warranties at the time revenue is recognized. While the Company engages in product quality programs and processes, including evaluating the quality of the component suppliers, the warranty obligation is affected by product failure rates. Should actual product failure rates differ from the Company’s estimates, revisions to increase or decrease the estimated warranty liability may be required.

Taxes on income: Deferred income tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at tax rates expected to be in effect when such temporary differences are expected to reverse and for operating loss carryforwards. The temporary differences are primarily attributable to operating loss carryforwards and depreciation. The Company records a valuation allowance against net deferred income tax assets if, based upon the available evidence, it is more-likely-than-not that the deferred income tax assets will not be realized.

The Company considers whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. The Company’s policy is to classify interest and penalties related to uncertain tax positions in income tax expense. To date, there have been no interest or penalties charged to the Company in relation to the underpayment of income taxes. The Company’s determinations regarding uncertain income tax positions may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof.

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Foreign currency: The functional currency of the Company’s Canadian business operation is the Canadian dollar. The assets and liabilities of such operation are translated into U.S. dollars at the year-end rate of exchange, and the operating and cash flow statements are converted at the average annual rate of exchange. The resulting translation adjustment is recorded in Accumulated other comprehensive loss in the Consolidated Balance Sheet and as a separate item in the Consolidated Statements of Comprehensive Loss. Gains and losses related to the settling of transactions not denominated in the functional currency are recorded as a component of General and administrative expenses in the Consolidated Statements of Operations.

Share-based compensation plans: The Company measures share-based payments to employees and directors at the grant date fair value of the instrument. The fair value is estimated on the date of grant using the Black-Scholes valuation model, which requires various assumptions including estimating stock price volatility, expected life of the stock option and risk free interest rate. For details on the accounting effect of share-based compensation, see Note 17 – Share-Based Compensation.

Warrant Liabilities: The Company measures its warrant liabilities as of the end of each fiscal quarter. The fair value is estimated using the Black-Scholes valuation model, which requires various assumptions including estimating stock price volatility, remaining life of the warrants and risk free interest rate.

Consideration of Subsequent Events: The Company evaluated events and transactions occurring after December 31, 2012 through the date these consolidated financial statements were issued, to identify subsequent events which may need to be recognized or non-recognizable events which would need to be disclosed. No recognizable events or transactions were identified. See Note 21 – Subsequent Events for non-recognizable events or transactions identified for disclosure.

Recent accounting pronouncements: In June 2011, FASB issued new authoritative guidance on the presentation of comprehensive income. The new guidance requires an entity to present the components of net income and other comprehensive income either in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in shareholders’ equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This new guidance is effective for fiscal years beginning after December 15, 2011. In December 2011, FASB amended this guidance to postpone a requirement to present items that are reclassified from other comprehensive income to net income on the face of the financial statement where the components of net income and other comprehensive income are presented and reinstate previous guidance related to such reclassifications. The deferral did not affect the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The Company adopted the requirements to present a separate, consecutive comprehensive income statement in 2011. Adoption of this guidance did not have an impact on the Company’s consolidated financial statements, as the guidance impacted presentation only.

In September 2011, FASB issued ASU 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill Impairment” (“ASU 2011-08”). ASU 2011-08 is intended to simplify goodwill impairment testing by permitting assessment of qualitative factors to determine whether events and circumstances lead to the conclusion that it is necessary to perform the traditional two-step impairment test. Under this update, we are not required to calculate the fair value of our reporting units unless we conclude that it is more-likely-than-not (likelihood of more than 50%) that the carrying value of our reporting units is greater than the fair value of such units based on our assessment of events and circumstances. This update is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. We adopted the provisions of this update at the beginning of our 2012 fourth quarter, which has historically been the time at which we assessed the potential impairment of our goodwill and other indefinite lived intangible assets. The adoption of ASU 2011-08 did not have a material impact on the Company’s consolidated financial statements.

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Reclassifications: Certain reclassifications of prior years’ amounts have been made to conform to the current year’s presentation.

2. Going Concern

A fundamental principle of the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. This principle is applicable to all entities except for entities in liquidation or entities for which liquidation appears imminent. In accordance with this requirement, the Company has prepared its consolidated financial statements on a going concern basis.

In light of the unprecedented instability in the financial markets and the severe slowdown in the overall economy, we do not have adequate liquidity, including access to the debt and equity capital markets, to operate our business in the manner in which we have historically operated. As a result, our short-term business focus has been to preserve our liquidity position. Unless we are successful in obtaining additional liquidity, we believe that we will not have sufficient cash and liquid assets to fund normal operations for the next 12 months. In addition, the Company’s obligations under its pension plan exceeded plan assets by $6.4 million at December 31, 2012 and the Company has a significant amount due to their pension plan over the next 12 months. In addition, the Company has not made the December 1, 2009, 2010 and 2011 required sinking fund payments on its 9 1/2% Subordinated debentures due 2012 (the "Debentures") and the June 1, 2010, 2011 and 2012 as well as its December 1, 2010, 2011 and 2012 interest payments totaling $301,200. In addition, the Company did not make the March 1, 2010, 2011 and 2012 as well as its September 1, 2010 and 2011 interest payments totaling $2.1 million on its 8 1/4% Limited convertible senior subordinated notes due 2012 (the "Notes"). As a result, if the Company is unable to (i) obtain additional liquidity for working capital, (ii) make the required minimum funding contributions to the pension plan (iii) make the required sinking fund payments on the Debentures and (iv) make the required principal and interest payments on the Notes and the Debentures, there would be a significant adverse impact on the financial position and operating results of the Company, which could require the disposition of some or all of our assets, which could require us to curtail or cease operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty. See Note 13 - Long-Term Debt for further details.

Of these fixed cash obligations, thus far in 2013 using cash on hand and through raising cash from the financing of future receivables, the Company has paid off the $1.0 million balance due on the Credit Agreement and has made a $218,000 payment to the Company’s pension. The Company continues to consider further exchanges of the $1.1 million of remaining Notes and the $334,000 of remaining Debentures on the same terms as previously offered in our 2011 financial restructuring. The Company is seeking additional financing in order to provide enough cash to cover our remaining current fixed cash obligations as well as providing working capital.

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3. Plan of Restructuring

The Company’s Board of Directors approved a comprehensive restructuring plan which included offers to the holders of the 8¼% Limited convertible senior subordinated notes due 2012 (the “Notes”) the right to receive $225, without accrued interest, plus 250 shares of the Company’s Common Stock for each $1,000 Note exchanged and to the holders of the 9½% Subordinated debentures due 2012 (the “Debentures”) the right to receive $100, without accrued interest, for each $1,000 Debenture exchanged. The Debentures are subordinate to the claims of the holders of the Notes and the Company’s senior lender under the Credit Agreement, among other senior claims. $9.0 million principal amount of the Notes and $723,000 principal amount of the Debentures were exchanged. The Company issued 2.2 million shares of Common Stock in exchange for the Notes. The Company recorded gains of $60,000 in the six months ended June 30, 2012 ($0.00 per share, basic and diluted) and $8.8 million ($3.21 per share, basic and diluted) in the year ended December 31, 2011 on debt extinguishment of principal and accrued interest on the Notes and Debentures that were exchanged.

As part of the restructuring plan, on November 14, 2011, the Company completed the sale of an aggregate of $8.3 million of securities consisting of (i) 416,500 shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”), having a stated value of $20.00 per share, which converted into 20,825,000 shares of the Company’s Common Stock, par value $0.001 per share, and (ii) 4,165,000 one-year warrants (the “A Warrants”). These securities were organized into units, and were issued at a purchase price of $20,000 per unit (the “Units”). Each Unit consisted of 1,000 shares of the Company’s Preferred Stock, which converted into 50,000 shares of the Company’s Common Stock, and 10,000 A Warrants. Each A Warrant entitles the holder to purchase one share of the Company’s Common Stock and a three-year warrant (the “B Warrants”), at an exercise price of $0.20 per share. Each B Warrant entitles the holder to purchase one share of the Company’s Common Stock at an exercise price of $0.50 per share.

R.F. Lafferty & Co., Inc., (the “Placement Agent”) a FINRA registered broker-dealer, was engaged as Placement Agent in connection with the Offering. The Placement Agent was paid fees based upon a maximum of an $8 million raise. Such fees consisted of a cash fee in the amount of $200,000, a one year note for $200,000 at a 4.00% rate of interest and three-year warrants to purchase 24 Units (the “Placement Agent Warrants”). The A Warrants issuable upon exercise of the Placement Agent Warrants and the B Warrants issuable upon exercise of the A Warrants underlying the Placement Agent Warrants are substantially the same as the A Warrants and B Warrants sold in the Offering, except that they have the following exercise periods: (i) the A Warrants issuable upon exercise of the Placement Agent Warrants shall be exercisable for a period of two years from the date of exercise of the Placement Agent Warrants; and (ii) the B Warrants issuable upon exercise of the A Warrants underlying the Placement Agent Warrants shall be exercisable for a period equal to the longer of three years from the Closing Date or one year from the date of exercise of the A Warrants underlying the Placement Agent Warrants. The Placement Agent Warrants are exercisable at a price of $0.50 per share, and the A Warrants and B Warrants issuable upon exercise of the Placement Agent Warrants will be exercisable at a price of $0.20 per share in the case of the A Warrants and $0.50 per share in the case of the B Warrants, on the same terms as provided in the A Warrants and B Warrants sold in the Offering.

The net proceeds of the Offering were used to fund the restructuring of the Company’s outstanding debt, which included: (1) a cash settlement to holders of the Notes in the amount of $2.0 million; (2) a cash settlement to holders of the Debentures in the amount of $72,000; (3) payment of the Company’s outstanding term loan with the senior lender in the amount of $321,000 and (4) payment of $1.0 million on the Company’s outstanding revolving loan with the senior lender under the Credit Agreement. The net proceeds of the Offering remaining after payment to holders of the Notes, the Debentures and the senior lender were used to pay the remaining $3.0 million outstanding under the revolving loan with the senior lender under the Credit Agreement and for working capital.

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The investors who own a substantial number of warrants to purchase our Common Stock will have substantial influence over the vote on key matters requiring stockholder approval. As of December 31, 2012, the investors have 4,165,000 warrants to purchase shares of our Common Stock issued in connection with the their investment in the Series A Convertible Preferred Stock, which does not include the 4,165,000 B Warrants underlying the A Warrants and 2,680,000 warrants held by the Placement Agent and the subscriber in connection with the $650,000 of 4.00% secured notes.

In the second quarter of 2010, the Company began its restructuring plan by reducing operating costs. The 2010 actions included the elimination of approximately 50 positions from our operations and the closing of our Stratford, Connecticut manufacturing facility. The 2010 results included a restructuring charge of $1.1 million consisting of employee severance pay, facility closing costs representing primarily lease termination and asset write-off costs, and other fees directly related to the restructuring plan. The 2011 actions include the elimination of approximately 30 additional positions. The 2011 results include an additional restructuring charge of $164,000 consisting of employee severance pay and other fees directly related to the restructuring plan. The 2012 actions include the elimination of approximately 8 additional positions. The 2012 results include an additional restructuring charge of $415,000 consisting of employee severance pay and other fees directly related to the restructuring plan. The costs associated with the restructuring are included in a separate line item, Restructuring costs, in the Consolidated Statements of Operations. We expect that the majority of these costs will be paid over the next 12 months.

The following table shows the amounts expensed and paid for restructuring costs that were incurred during 2012 and the remaining accrued balance of restructuring costs as of December 31, 2012, which is included in Accrued liabilities in the Consolidated Balance Sheet.

In thousands	Balance December 31, 2011	Pro- vision	Payments and Other Adjust- ments	Balance December 31, 2012
Severance costs (1)	$43	$349	$211	$181
Other fees	30	66	72	24
	$73	$415	$283	$205

(1)	Represents salaries for employees separated from the Company.

The following table shows by reportable segment, the restructuring costs incurred during 2012 and the remaining accrued balance of restructuring costs as of December 31, 2012.

In thousands	Balance December 31, 2011	Pro- vision	Payments and Other Adjust- ments	Balance December 31, 2012
Digital display sales	$-	$338	$180	$158
Digital display lease and maintenance	73	77	103	47
	$73	$415	$283	$205

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4. Discontinued Operations

The Company has accounted for the Real Estate Division as discontinued operations and, accordingly, has restated all prior period information.

On April 4, 2012, the Company sold its land located in Silver City, New Mexico since it did not relate to the core business of the Company. An asset impairment charge of $224,000 was recorded in 2011 and an additional loss on the sale of assets of $5,000 was recorded in 2012.

On February 26, 2013, the Company completed a short sale of its real estate rental property located in Santa Fe, New Mexico for a purchase price of $1.6 million since it did not relate to the core business of the Company. As of December 31, 2012, the assets had a book value of $734,000 and the Company had a $1.7 million mortgage on the property at a variable rate of interest of Prime, with a floor of 6.75%, which was the interest rate in effect at December 31, 2012, payable in monthly installments, which matured December 12, 2012. As a result of the sale, the mortgage was satisfied and the Company will record a gain of $1.0 million in discontinued operations in the 1st quarter of 2013.

The assets and liabilities associated with discontinued operations and the related results of operations have been reclassified in the consolidated financial statements as discontinued operations.

The following table presents the financial results of the discontinued operations for the years ended December 31, 2012 and 2011:

In thousands, except per share data	2012	2011
Revenues	$41	$92
Cost of revenues	63	66
Gross profit	(22)	26
General and administrative expenses	(55)	(81)
Operating loss	(77)	(55)
Interest expense, net	(154)	(165)
Asset impairment and loss on sale of division	(5)	(224)
Loss from discontinued operations	(236)	(444)
Loss per share discontinued operations – basic and diluted	$(0.02)	$(0.16)

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The following is a detail of the assets and liabilities reported as discontinued operations and classified as assets and liabilities associated with discontinued operations in the Consolidated Balance Sheet as of December 31, 2012 and 2011:

In thousands	2012	2011
Prepaids and other assets	$-	$25
Property and equipment, net	734	1,470
Other assets	1	8
Total assets associated with discontinued operations	$735	$1,503

Current liabilities	$1,764	$2,429
Long-term liabilities	3	16
Total liabilities associated with discontinued operations	$1,767	$2,445

5. Fair Value

The Company carries its money market funds and cash surrender value of life insurance related to its deferred compensation arrangements at fair value. The fair value of these instruments is determined using a three-tier fair value hierarchy. Based on this hierarchy, the Company determined the fair value of its money market funds using quoted market prices, a Level 1 or an observable input, and the cash surrender value of life insurance, a Level 2 based on observable inputs primarily from the counter party. The Company’s money market funds and the cash surrender value of life insurance had carrying amounts of $210,000 and $55,000 at December 31, 2012, respectively, and $261,000 and $70,000 at December 31, 2011, respectively. The carrying amounts of cash equivalents, receivables and accounts payable approximate fair value due to the short maturities of these items. The fair value of the Company’s 8¼% Limited convertible senior subordinated notes due 2012 and 9½% Subordinated debentures due 2012, using observable inputs, was $247,000 and $33,000 at December 31, 2012, respectively, and $259,000 and $34,000 at December 31, 2011, respectively. The fair value of the Company’s remaining long-term debt approximates its carrying value of $1.5 million and $1.1 million at December 31, 2012 and 2011, respectively.

6. Inventories

Inventories consist of the following:

In thousands	2012	2011
Raw materials	$1,644	$1,826
Work-in-progress	393	449
Finished goods	431	600
	$2,468	$2,875

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7. Rental Equipment

Rental equipment consists of the following:

In thousands	2012	2011
Rental equipment	$38,442	$43,252
Less accumulated depreciation	25,532	27,060
Net rental equipment	$12,910	$16,192

All the rental equipment was pledged as collateral under the Company’s credit facility as of December 31, 2012, which facility has been paid in full and satisfied subsequent to the end of the year and the liens held by the senior lender on the collateral in connection therewith have been terminated.

8. Property, Plant and Equipment

Property, plant and equipment consists of the following:

In thousands	2012	2011
Land, buildings and improvements	$1,232	$1,240
Machinery, fixtures and equipment	1,180	1,710
Leaseholds and improvements	23	20
	2,435	2,970
Less accumulated depreciation	1,264	1,679
Net property, plant and equipment	$1,171	$1,291

Land, buildings and equipment having a net book value of $1.2 million and $1.3 million at December 31, 2012 and 2011, respectively, are pledged as collateral under various mortgage and other financing agreements. Subsequent to the end of the year, the Credit Agreement has been paid in full and satisfied, reducing the assets pledged as collateral to $0.8 million.

9. Other Assets

Other assets consist of the following:

In thousands	2012	2011
Spare parts	$55	$175
Prepaids	55	70
Deposits and other	285	673
	$395	$918

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10. Taxes on Income

The components of income tax expense (benefit) are as follows:

In thousands	2012	2011
Current:
Federal	$-	$(56)
State and local	-	-
Foreign	23	48
	23	(8)
Deferred:
Federal	-	-
State and local	-	-
	-	-
Income tax expense (benefit)	$23	$(8)

Loss from continuing operations before income taxes from the United States operations is $1.0 million and $1.2 million for the years ended December 31, 2012 and 2011, respectively. (Loss) income from continuing operations before income taxes from Canada operations is $(0.1) million and $0.2 million for the years ended December 31, 2012 and 2011, respectively.

Income tax benefits for continuing operations differed from the expected federal statutory rate of 34.0% as follows:

	2012	2011
Statutory federal income tax benefit rate	34.0%	34.0%
State income taxes, net of federal benefit	3.6	4.1
Federal tax credit refund	-	(4.0)
Foreign income taxed at different rates	(4.8)	0.3
Deferred tax asset valuation allowance	(34.5)	(31.6)
Other	-	(2.2)
Effective income tax rate	(1.7)%	0.6%

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income tax assets and liabilities are as follows:

In thousands	2012	2011
Deferred income tax asset:
Tax credit carryforwards	$897	$926
Operating loss carryforwards	12,188	10,240
Net pension costs	3,366	3,364
Warrant liabilities	(169)	1,462
Accruals	399	351
Allowance for bad debts	(1)	313
Other	548	411
Valuation allowance	(12,377)	(11,945)
	4,851	5,122
Deferred income tax liability:
Depreciation	3,839	4,113
Other	1,012	1,009
	4,851	5,122
Net deferred income taxes	$-	$-

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Tax credit carryforwards primarily relate to federal alternative minimum taxes of $0.8 million paid by the Company, which may be carried forward indefinitely and applied against regular federal taxes. Operating tax loss carryforwards primarily relate to U.S. federal net operating loss carryforwards of approximately $30.4 million, which begin to expire in 2019. The Company’s restructuring plan, see Note 3 – Plan of Restructuring for further details, could result in an ownership change as defined by section 382 of the Internal Revenue Code, which establishes an annual limit on the deductibility of pre-ownership change net operating loss and credit carryforwards. Management is undergoing a section 382 evaluation to determine if there has been ownership change.

A valuation allowance has been established for the amount of deferred income tax assets as management has concluded that it is more-likely-than-not that the benefits from such assets will not be realized.

The Company’s policy is to classify interest and penalties related to uncertain tax positions in income tax expense. The Company does not have any material uncertain tax positions in 2012 and 2011. The Company does not believe that there will be any material uncertain tax positions in 2013.

The Company is subject to U.S. federal income tax as well as income tax in multiple state and local jurisdictions and Canadian federal and provincial income tax. Currently, no federal, state or provincial income tax returns are under examination. The tax years 2008 through 2011 remain open to examination by the major taxing jurisdictions and the 2007 tax year remains open to examination by some state and local taxing jurisdictions to which the Company is subject.

11. Accrued Liabilities

Accrued liabilities consist of the following:

In thousands	2012	2011
Deferred revenues	$1,704	$1,811
Current portion of pension liability (see Note 16)	1,445	1,152
Compensation and employee benefits	1,104	1,051
Taxes payable	760	730
Legal fees payable	607	238
Interest payable	329	294
Warranty obligations	281	274
Restructuring costs	205	73
Other	1,342	1,066
	$7,777	$6,689

Warranty obligations: The Company provides for the estimated cost of product warranties at the time revenue is recognized. While the Company engages in product quality programs and processes, including evaluating the quality of the component suppliers, the warranty obligation is affected by product failure rates. Should actual product failure rates differ from the Company’s estimates, revisions to increase or decrease the estimated warranty liability may be required. A summary of the warranty liabilities for each of the two years ended December 31, 2012 is as follows:

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In thousands	2012	2011
Balance at beginning of year	$274	$291
Provisions	72	125
Deductions	(65)	(142)
Balance at end of year	$281	$274

12. Warrant Liabilities

As part of the Company’s restructuring plan, see Note 3 – Plan of Restructuring for further details, the Company issued 4,165,000 one-year warrants (the “A Warrants”). The expiration date of the A Warrants was subsequently extended until July 31, 2013. Each A Warrant entitles the holder to purchase one share of the Company’s Common Stock and a three-year warrant (the “B Warrants”), at an exercise price of $0.20 per share. Each B Warrant shall entitle the holder to purchase one share of the Company’s Common Stock at an exercise price of $0.50 per share. The aggregate number of A Warrants and B Warrants to which the holders are entitled is 8,330,000.

In connection with the Offering, the Company issued 1,200,000 warrants (the “Placement Agent Warrants”), 240,000 A Warrants issuable upon exercise of the Placement Agent Warrants, and 240,000 B Warrants issuable upon exercise of the A Warrants underlying the Placement Agent Warrants. The aggregate number of Placement Agent Warrants, A Warrants and B Warrants to which the Placement Agent is entitled is 1,680,000.

In connection with a private placement of $650,000 of 4.00% notes, see Note 13 – Long-Term Debt, the Company issued 1,000,000 warrants to the subscriber.

All the warrants include a potential adjustment of the strike price if the Company sells or grants any option or warrant at a price per share less than the strike price of the warrants. Therefore, the warrants are not considered indexed to the Company’s Common Stock and are accounted for on a liability basis. The Company recorded a $4.0 million non-cash gain in 2012 and a $3.7 million non-cash expense in 2011 related to changes in the value of the warrants issued in the Offering, the Placement Agent and the subscriber in connection with the $650,000 of 4.00% secured notes, which is included in a separate line item, Change in warrant liabilities, in the Consolidated Statements of Operations.

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13.  Long-Term Debt

Long-term debt consists of the following:

In thousands	2012	2011
8¼% Limited convertible senior subordinated notes due 2012	$1,096	$1,153

9½% Subordinated debentures due 2012	334	339
Revolving loan – bank secured	1,000	500
Real estate mortgage – secured, due in monthly installments through 2015	512	565
	2,942	2,557
Less portion due within one year	2,487	2,045

Long-term debt	$455	$512

Payments of long-term debt due for the next five years are:

In thousands	2013	2014	2015	2016	2017
	$2,487	$61	$394	$-	$-

The Company has $1.1 million of 8¼% Limited convertible senior subordinated notes due 2012 (the “Notes”) which are no longer convertible into common shares and which matured as of March 1, 2012; interest was payable semi-annually. As part of the Company’s restructuring plan, the Company offered the holders of the Notes the right to receive $225, without accrued interest, plus 250 shares of the Company’s Common Stock for each $1,000 Note exchanged. The offer expired on October 31, 2011, but the Company continues to consider further exchanges of the Notes on the same terms as previously offered. $9.0 million of the original $10.1 million of principal amount of the Notes have been exchanged, leaving $1.1 million outstanding. Based on the payment schedule prior to the offer to exchange, the Company had not remitted the March 1, 2010 and 2011 and September 1, 2010 and 2011 semi-annual interest payments of $418,000 each and the March 1, 2012 semi-annual interest and principal payment of $1.4 million to the trustee. The non-payments constituted an event of default under the Indenture governing the Notes. The trustee, by notice to the Company, or the holders of 25% of the principal amount of the Notes outstanding, by notice to the Company and the trustee, may declare the outstanding principal plus interest due and payable immediately. During the continuation of any event which, with notice or lapse of time or both, would constitute a default under any agreement under which Senior Indebtedness is issued, if the effect of such default is to cause or permit the holder of Senior Indebtedness to become due prior to its stated maturity, no payment of principal, premium or interest shall be made on the Notes unless and until such default shall have been remedied, if written notice of such default has been given to the trustee by the Company or the holder of Senior Indebtedness. If the holder of Senior Indebtedness accelerates the due date at any time, then no payment may be made until the default is cured or waived. The Notes are subordinate to all Senior Indebtedness of the Company.

The Company has $334,000 of 9½% Subordinated debentures due 2012 (the “Debentures”) which matured on December 1, 2012; interest was payable semi-annually. As part of the Company’s restructuring plan, the Company offered the holders of the Debentures the right to receive $100, without accrued interest, for each $1,000 Debenture exchanged. The offer expired on October 31, 2011, but the Company continues to consider further exchanges of the Debentures on the same terms as previously offered. $723,000 of the original $1.1 million principal amount of the Debentures have been exchanged, leaving $334,000 outstanding. Based on the payment schedule prior to the offer to exchange, the Company had not remitted the December 1, 2009, 2010 and 2011 sinking fund payments of $106,000 each, the June 1, 2010, 2011 and 2012 and the December 1, 2010 and 2011 semi-annual interest payments of $50,000 each and the December 1, 2012 semi-annual interest and principal payment of $790,000 to the trustee. The non-payments constituted an event of default under the Indenture governing the Debentures. The trustee, by notice to the Company, or the holders of 25% of the principal amount of the Debentures outstanding, by notice to the Company and the trustee, may declare the outstanding principal plus interest due and payable immediately. During the continuation of any event which, with notice or lapse of time or both, would constitute a default under any agreement under which Senior Indebtedness is issued, if the effect of such default is to cause or permit the holder of Senior Indebtedness to become due prior to its stated maturity, no payment (including any required sinking fund payments) of principal, premium or interest shall be made on the Debentures unless and until such default shall have been remedied, if written notice of such default has been given to the trustee by the Company or the holder of Senior Indebtedness. The failure to make the sinking fund and interest payments are events of default under the Credit Agreement since it involves indebtedness over $500,000. The Credit Agreement was repaid in June 2013, see Note 21 – Subsequent Events. The Debentures are subordinate to all Senior Indebtedness of the Company.

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As part of the Company’s restructuring plan, the Company recorded gains of $60,000 in the six months ended June 30, 2012 ($0.00 per share, basic and diluted) and $8.8 million ($3.21 per share, basic and diluted) in the year ended December 31, 2011 on debt extinguishment of principal and accrued interest on the Notes and Debentures that were exchanged.

As of December 31, 2012, the Company had a bank Credit Agreement, as amended, which provided for a revolving loan of up to $1.0 million, based on eligible accounts receivable, at a variable rate of interest of Prime plus 2.00%, (5.25% at December 31, 2012), which was due to mature on January 1, 2013. Subsequent to the end of the year, the Company paid off the revolving loan in full and the Credit Agreement has been satisfied. As of December 31, 2012, the Company had drawn $1.0 million against the revolving loan facility, leaving none available for additional borrowing. The Credit Agreement required an annual facility fee on the unused commitment of 0.25%, and required compliance with certain financial covenants, as defined in the Credit Agreement, which included a senior debt coverage ratio of not less than 1.75 to 1.00, a loan-to-value ratio of not more than 50% and a $1.0 million quarterly cap on capital expenditures. As of December 31, 2012, the Company was in compliance with the foregoing financial covenants, but was not in compliance with the minimum tangible net worth ratio of not less than $6.5 million ($2.7 million at December 31, 2012) which the senior lender waived. In addition, the senior lender has waived the defaults on the Notes and the Debentures. In addition, the senior lender has waived the default of non-payment of certain pension plan contributions. The amounts outstanding under the Credit Agreement were collateralized by all of the Digital display assets.

The Company has a $512,000 mortgage on its facility located in Des Moines, Iowa at a fixed rate of interest of 6.50% payable in monthly installments, which matures March 1, 2015 and requires a compensating balance of $200,000.

On June 17, 2011, the Company entered into a subscription agreement for a private placement consisting of $650,000 of 4.00% secured notes of the Company pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. In connection with the purchase of these notes, the subscriber received a five-year warrant to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.10 per share. The financing was collateralized by the land held for sale located in Silver City, New Mexico, which has been sold, and the notes have been satisfied.

14.  Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

The Company’s Board of Directors approved a comprehensive restructuring plan, see Note 3 – Plan of Restructuring for further details.

During 2012 and 2011, the Board of Directors did not declare any quarterly cash dividends on the Company’s Common Stock.

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Shares of the Company’s Common Stock reserved for future issuance in connection with convertible securities and stock option plans were 16,037,000 and 16,039,000 at December 31, 2012 and 2011, respectively.

As part of the Company’s restructuring plan, on November 14, 2011 the Company completed the sale of an aggregate of $8.3 million of Series A Convertible Preferred Stock, see Note 3 – Plan of Restructuring for further details. Upon the filing of our Amended and Restated Certificate of Incorporation subsequent to the authorization of additional shares of Common Stock by the Company’s stockholders at the 2012 Annual Meeting, these shares of Series A Convertible Preferred Stock converted into 20,825,000 shares of Common Stock.

On February 16, 2010, the Board granted Mr. J.M. Allain, the Company’s new President and Chief Executive Officer, 50,000 shares of restricted Common Stock from treasury shares which vested 50% after one year and the remaining 50% after two years. The Company recorded stock compensation expense over the vesting period of $3,000 and $24,000 for the years ended December 31, 2012 and 2011, respectively.

Accumulated other comprehensive loss is comprised of $4,877,000 and $4,368,000 of unrecognized pension costs at December 31, 2012 and 2011, respectively and $998,000 and $901,000 of unrealized foreign currency translation gains at December 31, 2012 and 2011, respectively.

15. Engineering Development

Engineering development expense was $273,000 and $215,000 for the years ended 2012 and 2011, respectively, which are included in General and administrative expenses in the Consolidated Statements of Operations.

16. Pension Plan

All eligible salaried employees of Trans-Lux Corporation and certain of its subsidiaries are covered by a non-contributory defined benefit pension plan. Pension benefits vest after five years of service and are based on years of service and final average salary. The Company’s general funding policy is to contribute at least the required minimum amounts sufficient to satisfy regulatory funding standards, but not more than the maximum tax-deductible amount. As of December 31, 2003, the benefit service under the pension plan had been frozen and, accordingly, there is no service cost for each of the two years ended December 31, 2012. On April 30, 2009, the compensation increments were frozen, and accordingly, no additional benefits are being accrued under the plan. For 2012 and 2011, the accrued benefit obligation of the plan exceeded the fair value of plan assets, due primarily to the plan’s investment performance. The Company’s obligations under its pension plan exceeded plan assets by $6.4 million at December 31, 2012.

The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. The portfolio contains a diversified blend of equity and fixed income investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

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At December 31, 2012 and 2011, the Company’s pension plan weighted average asset allocations by asset category are as follows:

	2012	2011
Guaranteed investment contracts	31.8%	38.3%

Mutual stock funds	17.2	17.3
Equity and index funds	51.0	43.6
Money market funds	0.0	0.8
	100.0%	100.0%

The pension plan asset information included below is presented at fair value. ASC 820 establishes a framework for measuring fair value and required disclosures about assets and liabilities measured at fair value. The fair value of these assets is determined using a three-tier fair value hierarchy. Based on this hierarchy, the Company determined the fair value of its money market funds and mutual stock funds using quoted market prices, a Level 1 or an observable input, the guaranteed investment contracts and equity and index funds, a Level 2 based on observable inputs and quoted prices in markets that are not active. The Company does not have any Level 3 pension assets, in which such valuation would be based on unobservable measurements and management’s estimates.

The following table presents the pension plan assets by level within the fair value hierarchy as of December 31, 2012:

In thousands	Level 1	Level 2	Level 3	Total
Guaranteed investment contracts	$-	$1,914	$-	$1,914

Mutual stock funds	1,035	-	-	1,035

Equity and index funds	-	3,070	-	3,070
	$1,035	$4,984	$-	$6,019

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The funded status of the plan as of December 31, 2012 and 2011 is as follows:

In thousands	2012	2011
Change in benefit obligation:

Projected benefit obligation at beginning of year	$11,276	$9,912
Interest cost	520	548

Actuarial loss	1,086	1,193

Benefits paid	(433)	(377)

Projected benefit obligation at end of year	12,449	11,276

Change in plan assets:

Fair value of plan assets at beginning of year	5,361	5,287
Actual return on plan assets	532	(153)

Company contributions	559	604

Benefits paid	(433)	(377)

Fair value of plan assets at end of year	6,019	5,361

Funded status (underfunded)	$(6,430)	$(5,915)

Amounts recognized in other accumulated comprehensive loss:

Net actuarial loss	$6,361	$5,852

Weighted average assumptions as of December 31:
Discount rate:
Components of cost	4.08%	4.80%
Benefit obligations	4.80%	5.75%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	N/A	N/A

The Company determines the long-term rate of return for plan assets by studying historical markets and the long-term relationships between equity securities and fixed income securities, with the widely-accepted capital market principal that assets with higher volatility generate higher returns over the long run. The 8.0% expected long-term rate of return on plan assets is determined based on long-term historical performance of plan assets, current asset allocation and projected long-term rates of return.

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In 2013, the Company expects to amortize $523,000 of actuarial losses to pension expense. The accumulated benefit obligation at December 31, 2012 and 2011 was $12.4 million and $11.3 million, respectively. The minimum required contribution for 2013 is expected to be $1.4 million, which is included in Accrued liabilities in the Consolidated Balance Sheet. The long-term pension liability is $5.0 million and is included in Deferred pension liability and other in the Consolidated Balance Sheet. In March 2010, 2011 and 2013, the Company submitted to the Internal Revenue Service requests for waivers of the minimum funding standard for its defined benefit plan for the 2009, 2010 and 2012 plan years. The waiver requests were submitted as a result of the economic climate and the business hardship that the Company was experiencing. The waivers for the 2009 and 2010 plan years were approved and granted subject to certain conditions and have deferred payment of $285,000 and $559,000 of the minimum funding standard for the 2009 and 2010 plan years, respectively. If the 2012 waiver is not granted, the Pension Benefit Guaranty Corporation and the Internal Revenue Service have various enforcement remedies that can be implemented to protect the participant’s benefits, such as termination of the plan or a requirement that the Company make the unpaid contributions. The senior lender has waived the default of non-payment of certain pension plan contributions, but in the event that any government agency takes any enforcement action or otherwise exercises any rights or remedies it may have, this shall constitute a separate and distinct event of default and the senior lender may exercise any and all rights or remedies it may have. At this time, the Company is expecting to make its required contributions for the 2013 plan year and has already made $218,000 of contributions; however there is no assurance that the Company will be able to make any or all such remaining payments.

Expected projected benefit payments due for the next five years are:

In thousands	2013	2014	2015	2016	2017
	$646	$500	$650	$719	$582

The following table presents the components of the net periodic pension cost for the two years ended December 31, 2012:

In thousands	2012	2011
Interest cost	$520	$548
Expected return on plan assets	(438)	(396)
Amortization of net actuarial loss	484	347
Net periodic pension cost	$566	$499

The following table presents the change in unrecognized pension costs recorded in other comprehensive loss as of December 31, 2012 and 2011:

In thousands	2012	2011
Balance at beginning of year	$5,852	$4,456
Net actuarial loss	993	1,743
Recognized loss	(484)	(347)
Balance at end of year	$6,361	$5,852

In addition, the Company provided unfunded supplemental retirement benefits for the retired, former Chief Executive Officer. During 2009 the Company accrued $0.5 million for such benefits, which has not yet been paid. The Company does not offer any post-retirement benefits other than the pension and supplemental retirement benefits described herein.

17.  Share-Based Compensation

The Company accounts for all share-based payments to employees and directors, including grants of employee stock options, at fair value and expenses the benefit in the Consolidated Statements of Operations over the service period (generally the vesting period). The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes pricing valuation model, which requires various assumptions including estimating stock price volatility, expected life of the stock option, risk free interest rate and forfeiture rate.

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The Company has three stock option plans. During 2012, shareholders approved the 2012 Long-Term Incentive Plan authorizing 5,000,000 shares of Common Stock for grant to key employees and directors. Under the 1995 Stock Option Plan, 125,000 shares of Common Stock were authorized for grant to key employees. Under the Non-Employee Director Stock Option Plan, 30,000 shares of Common Stock were authorized for grant. The Non-Statutory Stock Option Agreement expired in 2011, under which 10,000 shares of Common Stock had been authorized and issued to the former Chairman of the Board.

Changes in the stock option plans are as follows:

				Weighted
				Average
	Number of Shares			Exercise
	Authorized	Granted	Available	Price

Balance January 1, 2011	39,000	23,000	16,000	$4.51
Expired	(10,000)	(11,000)	1,000	3.97
Granted	-	-	-	-
Balance December 31, 2011	29,000	12,000	17,000	4.99

Authorized	5,000,000	-	5,000,000	-
Expired	(2,500)	(5,500)	3,000	4.30
Granted	-	-	-	-
Balance December 31, 2012	5,026,500	6,500	5,020,000	5.57

Under the 2012 Long-Term Incentive Plan, option prices must be at least 100% of the market value of the Common Stock at time of grant. Exercise periods are for ten years from date of grant and terminate at a stipulated period of time after an employee’s termination of employment. At December 31, 2012, no options were outstanding or exercisable. During 2012, no options were granted, exercised or expired.

Under the 1995 Stock Option Plan, option prices must be at least 100% of the market value of the Common Stock at time of grant. No option may be exercised prior to one year after date of grant. Exercise periods are for ten years from date of grant and terminate at a stipulated period of time after an employee’s termination of employment. At December 31, 2012, options for 5,000 shares with exercise prices of $7.00 per share were outstanding, all of which were exercisable. During 2012, no options were granted or exercised and 2,500 options expired. During 2011, no options were granted, exercised or expired. No additional options can be granted under the 1995 Plan.

Under the Non-Employee Director Stock Option Plan, option prices must be at least 100% of the market value of the Common Stock at time of grant. No option may be exercised prior to one year after date of grant and the optionee must be a director of the Company at time of exercise, except in certain cases as permitted by the Compensation Committee. Exercise periods are for six years from date of grant and terminate at a stipulated period of time after an optionee ceases to be a director. At December 31, 2012, options for 1,500 shares with exercise prices ranging from $0.65 to $1.05 per share were outstanding, all of which were exercisable. During 2012, no options were granted or exercised and options for 3,000 shares expired. During 2011, no options were granted or exercised and options for 1,000 shares expired.

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Under the Non-Statutory Stock Option Agreement for the former Chairman of the Board, the option price must be at least 100% of the market value of the Common Stock at time of grant and the exercise period is for 10 years from date of grant. At December 31, 2012, no options were outstanding and the plan had expired. During 2012, no options were granted, exercised or expired. During 2011, no options were granted or exercised and the option for 10,000 shares expired.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2012:

Range of Exercise Prices	Number Out- standing and Exercis- able	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggre- gate Intrinsic Value
$0.65 - $1.99	1,500	2.8	$0.78	-
7.00 - 7.99	5,000	1.3	7.00	-

	6,500	1.6	5.57	-

All outstanding option prices are over the current market price. As of December 31, 2012, there was no unrecognized compensation cost related to non-vested options granted under the Plans.

No options were granted in 2012 and 2011. The fair value of options granted under the Company’s stock option plans will be estimated on dates of grant using the Black-Scholes model using the weighted average assumptions for dividend yield, expected volatility, risk free interest rate and expected lives of options granted.

18.  Loss Per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, adjusted for shares that would be assumed outstanding after warrants and stock options vested under the treasury stock method. At December 31, 2012, outstanding warrants convertible into 11,010,000 shares of Common Stock were excluded from the calculation of diluted loss per share because their impact would have been anti-dilutive. At December 31, 2012 and 2011, there were outstanding stock options to purchase 6,500 and 12,000 shares of Common Stock, respectively, which were also excluded from the calculation of diluted loss per share because their impact would have been anti-dilutive.

19.  Commitments and Contingencies

Commitments: The Company has an employment agreement with its Chief Executive Officer, which expires in February 2015. The aggregate commitment for future salaries, excluding bonuses, was approximately $584,000. Contractual salaries expense was $351,000 and $255,000 for the years ended December 31, 2012 and 2011, respectively.

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Contingencies: The Company is subject to legal proceedings and claims which arise in the ordinary course of its business and/or which are covered by insurance. The Company believes that it has accrued adequate reserves individually and in the aggregate. Our former outside legal counsel has brought a claim against us for $593,000, which we have included in Accrued liabilities on the Consolidated Balance Sheet.

Operating leases: Certain premises are occupied under operating leases that expire at varying dates through 2013. Certain of these leases provide for the payment of real estate taxes and other occupancy costs. Future minimum lease payments due under operating leases at December 31, 2012 aggregating $217,000 are as follows: $207,000 - 2013, $10,000 – 2014, $0 – 2015 through 2017. Rent expense was $327,000 and $290,000 for the years ended December 31, 2012 and 2011, respectively.

20.  Business Segment Data

Operating segments are based on the Company’s business components about which separate financial information is available and are evaluated regularly by the Company’s chief operating decision maker in deciding how to allocate resources and in assessing performance of the business.

The Company evaluates segment performance and allocates resources based upon operating income. The Company’s operations are managed in two reportable business segments: Digital display sales and Digital display lease and maintenance. Both design and produce large-scale, multi-color, real-time digital displays and LED lighting, which has a line of energy-saving lighting solutions that provide facilities and public infrastructure with “green” lighting solutions that emit less heat, save energy and enable creative designs. Both operating segments are conducted on a global basis, primarily through operations in the United States. The Company also has operations in Canada. The Digital display sales segment sells equipment and the Digital display lease and maintenance segment leases and maintains equipment. Corporate general and administrative items relate to costs that are not directly identifiable with a segment. There are no intersegment sales.

Foreign revenues represent less than 10% of the Company’s revenues for 2012 and 2011. The foreign operation does not manufacture its own equipment; the domestic operation provides the equipment that the foreign operation leases or sells. The foreign operation operates similarly to the domestic operation and has similar profit margins. Foreign assets are immaterial.

Information about the Company’s continuing operations in its two business segments for the two years ended December 31, 2012 and as of December 31, 2012 and 2011 is as follows:

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In thousands	2012	2011
Revenues:
Digital display sales	$16,065	$15,990

Digital display lease & maintenance	6,956	7,767

Total revenues	$23,021	$23,757

Operating income (loss):
Digital display sales	$(2,822)	$(2,590)
Digital display lease & maintenance	697	319

Corporate general and administrative expenses	(2,785)	(2,635)

Total operating loss	(4,910)	(4,906)

Interest expense, net	(297)	(1,217)

Gain on debt extinguishment	60	8,796

Change in warrant liabilities	4,041	(3,655)

Loss from continuing operations before income taxes	(1,106)	(982)

Income tax (expense) benefit	(23)	8

Loss from continuing operations	(1,129)	(974)

Loss from discontinued operations	(236)	(444)

Net loss	$(1,365)	$(1,418)

Assets:
Digital display sales	$6,504	$7,460

Digital display lease & maintenance	13,677	17,386

Total identifiable assets	20,181	24,846

General corporate	1,164	1,109

Total assets	$21,345	$25,955

Depreciation and amortization:
Digital display sales	$135	$179

Digital display lease & maintenance	3,804	4,303

General corporate	165	66
Total depreciation and amortization	$4,104	$4,548

Capital expenditures:
Digital display sales	$62	$37
Digital display lease & maintenance	487	430

General corporate	7	5
Total capital expenditures	$556	$472

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21.  Subsequent Events

On February 7, 2013, the Company’s Form S-1 Registration Statement to register the resale of up to 27.2 million shares of Common Stock became effective, but the late filing of this Form 10-K has nullified the effectiveness of the registration.

On February 26, 2013, the Company sold its real estate rental property located in Santa Fe, New Mexico. See Note 4 – Discontinued Operations.

On March 14, 2013, the Company submitted to the Internal Revenue Service a request for waiver of the minimum funding standard for its defined benefit plan. See Note 16 – Pension Plan.

On April 8, 2013, the Board of Directors approved the issuance to one board member, Jean Firstenberg, of warrants to purchase 50,000 shares of Common Stock at an exercise price of $0.50 per share, subject to shareholder approval at the 2013 Annual Meeting.

On June 11, 2013, the Company entered into a Master Agreement for Sale and Assignment of Leases with AXIS Capital, Inc. (the “Agreement”) and financed the future receivables relating to certain lease contracts. As a result of the transaction, the Company received net proceeds of $887,000. The funds were used to pay off the balance due on the Credit Agreement and to make a payment to the Company’s pension plan. The Credit Agreement has been satisfied in full and the liens held by the senior lender on the collateral in connection therewith have been terminated. In connection with the Agreement, the Company has issued warrants to purchase 180,000 shares of the Company’s Common Stock, par value $0.001, to AXIS Capital, Inc. at an exercise price of $0.50 per share. The issuance of the warrants was completed in accordance with the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

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UNAUDITED FINANCIAL STATEMENT

TRANS-LUX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	March 31	December 31
In thousands, except share data	2013	2012
	(unaudited)	(see Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$207	$1,164
Receivables, less allowance of $193 - 2013 and $64 - 2012	1,817	1,923
Unbilled receivables	51	51
Inventories	2,779	2,468
Prepaids and other	761	521
Assets associated with discontinued operations (see Note 3)	-	735
Total current assets	5,615	6,862
Rental equipment	38,419	38,442
Less accumulated depreciation	26,369	25,532
	12,050	12,910
Property, plant and equipment	2,528	2,435
Less accumulated depreciation	1,309	1,264
	1,219	1,171
Goodwill	744	744
Other assets	374	395
TOTAL ASSETS	$20,002	$22,082
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,129	$1,135
Accrued liabilities	7,963	7,777
Current portion of long-term debt	2,187	2,487
Warrant liabilities	1,435	1,367
Liabilities associated with discontinued operations (see Note 3)	-	1,767
Total current liabilities	12,714	14,533
Long-term debt:
Notes payable	441	455
Deferred pension liability and other	5,156	5,014
Total liabilities	18,311	20,002
Stockholders' equity (deficit):
Common - $0.001 par value - 60,000,000 shares authorized, 25,895,424 shares issued in 2013 and 2012	26	26
Additional paid-in-capital	23,804	23,804
Accumulated deficit	(15,112)	(14,808)
Accumulated other comprehensive loss	(3,964)	(3,879)
Treasury stock - at cost - 383,596 common shares in 2013 and 2012	(3,063)	(3,063)
Total stockholders' equity (deficit)	1,691	2,080
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$20,002	$22,082

The accompanying notes are an integral part of these condensed consolidated financial statements.

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TRANS-LUX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31
In thousands, except per share data	2013	2012
Revenues:
Digital display sales	$2,451	$3,837
Digital display lease and maintenance	1,645	1,768
Total revenues	4,096	5,605

Cost of revenues:
Cost of digital display sales	2,079	3,190
Cost of digital display lease and maintenance	1,265	1,461
Total cost of revenues	3,344	4,651

Gross profit from operations	752	954
General and administrative expenses	(1,911)	(2,586)
Restructuring costs	(50)	(10)
Operating loss	(1,209)	(1,642)
Interest expense, net	(41)	(51)
Gain on debt extinguishment	-	4
Change in warrant liabilities	(68)	108
Loss from continuing operations before income taxes	(1,318)	(1,581)
Income tax expense	(8)	(7)
Loss from continuing operations	(1,326)	(1,588)
Income (loss) from discontinued operations	1,022	(82)
Net loss	$(304)	$(1,670)

Loss per share continuing operations - basic and diluted	$(0.05)	$(0.33)
Income (loss) per share discontinued operations - basic and diluted	0.04	(0.02)
Total loss per share - basic and diluted	$(0.01)	$(0.35)

Weighted average common shares outstanding - basic and diluted	25,512	4,687

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRANS-LUX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited)

	Three Months Ended
	March 31
In thousands	2013	2012

Net loss	$(304)	$(1,670)
Other comprehensive (loss) income:
Unrealized foreign currency translation (loss) gain	(85)	79
Total other comprehensive (loss) income, net of tax	(85)	79
Comprehensive loss	$(389)	$(1,591)

The accompanying notes are an integral part of these condensed consolidated financial statements.

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TRANS-LUX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31
In thousands	2013	2012
Cash flows from operating activities
Net loss	$(304)	$(1,670)
(Income) loss from discontinued operations	(1,022)	82
Loss from continuing operations	(1,326)	(1,588)
Adjustment to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	902	996
Stock compensation expense	-	4
Gain on debt extinguishment	-	(4)
Change in warrant liabilities	68	(108)
Changes in operating assets and liabilities:
Receivables	106	(351)
Inventories	(288)	1
Prepaids and other assets	(239)	(81)
Accounts payable and accrued liabilities	95	1,305
Deferred pension liability and other	142	141
Net cash (used in) provided by operating activities	(540)	315
Cash flows from investing activities
Equipment manufactured for rental	-	(239)
Purchases of property, plant and equipment	(93)	(48)
Net cash used in investing activities	(93)	(287)
Cash flows from financing activities
Payments of long-term debt	(314)	(414)
Net cash used in financing activities	(314)	(414)
Cash flows from discontinued operations
Cash used in operating activities of discontinued operations	(53)	(55)
Cash provided by investing activities of discontinued operations	1,766	17
Cash (used in) provided by financing activities of discontinued operations	(1,723)	5
Net cash used in discontinued operations	(10)	(33)
Net decrease in cash and cash equivalents	(957)	(419)
Cash and cash equivalents at beginning of year	1,164	1,109
Cash and cash equivalents at end of period	$207	$690
Supplemental disclosure of cash flow information:
Interest paid	$38	$51
Income taxes paid	-	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Notes to Condensed Consolidated Financial Statements

March 31, 2013

(unaudited)

Note 1 – Basis of Presentation

Financial information included herein is unaudited, however, such information reflects all adjustments (of a normal and recurring nature), which are, in the opinion of management, necessary for the fair presentation of the condensed consolidated financial statements for the interim periods. The results for the interim periods are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and therefore do not include all information and footnote disclosures required under accounting principles generally accepted in the United States of America. It is suggested that the March 31, 2013 condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. The Condensed Consolidated Balance Sheet at December 31, 2012 is derived from the December 31, 2012 audited financial statements.

There have been no material changes in our significant accounting policies during the three months ended March 31, 2013 as compared to the significant accounting policies described in our Annual Report on Form 10-K for the year ended December 31, 2012. The Company has evaluated subsequent events through the filing date of this Form 10-Q and they are disclosed in Note 14 – Subsequent Events.

Recent Accounting Pronouncements: In September 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill Impairment” (“ASU 2011-08”). ASU 2011-08 is intended to simplify goodwill impairment testing by permitting assessment of qualitative factors to determine whether events and circumstances lead to the conclusion that it is necessary to perform the traditional two-step impairment test. Under this update, we are not required to calculate the fair value of our reporting units unless we conclude that it is more-likely-than-not (likelihood of more than 50%) that the carrying value of our reporting units is greater than the fair value of such units based on our assessment of events and circumstances. This update is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. We adopted the provisions of this update at the beginning of our 2012 fourth quarter, which has historically been the time at which we assessed the potential impairment of our goodwill and other indefinite lived intangible assets. The adoption of ASU 2011-08 did not have a material impact on the Company’s condensed consolidated financial statements.

Reclassifications: Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

Note 2 - Going Concern

A fundamental principle of the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. This principle is applicable to all entities except for entities in liquidation or entities for which liquidation appears imminent. In accordance with this requirement, the Company has prepared its consolidated financial statements on a going concern basis.

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Management cannot provide any assurance that the Company would have sufficient cash and liquid assets to fund normal operations. Further, the Company’s obligations under its pension plan exceeded plan assets by $6.4 million at March 31, 2013 and the Company has $1.7 million due under its pension plan over the next 12 months. Additionally, if the Company is unable to cure the defaults on the Debentures and the Notes, the Debentures and the Notes could be called and be immediately due. If the Debentures and Notes are called, the Company would need to obtain new financing. There can be no assurance that the Company will be able to do so and, even if it obtains such financing, how the terms of such financing will affect the Company. If the debt is called and new financing cannot be arranged, it is unlikely that the Company will be able to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty. See Note 8 - Long-Term Debt for further details.

Of these fixed cash obligations, subsequent to the end of the quarter, using cash on hand and through raising cash from the financing of future receivables, the Company has paid off the $700,000 balance due on the Credit Agreement and has made a $218,000 payment to the Company’s pension. The Company continues to consider further exchanges of the $1.1 million of remaining Notes and the $334,000 of remaining Debentures on the same terms as previously offered in our 2011 financial restructuring. The Company is seeking additional financing in order to provide enough cash to cover our remaining current fixed cash obligations as well as providing working capital.

Note 3 - Plan of Restructuring

The Company’s Board of Directors approved a comprehensive restructuring plan which included offers to the holders of the 8¼% Limited convertible senior subordinated notes due 2012 (the “Notes”) the right to receive $225, without accrued interest, plus 250 shares of the Company’s Common Stock for each $1,000 Note exchanged and to the holders of the 9½% Subordinated debentures due 2012 (the “Debentures”) the right to receive $100, without accrued interest, for each $1,000 Debenture exchanged. The Debentures are subordinate to the claims of the holders of the Notes and the Company’s senior lender under the Credit Agreement, among other senior claims. In November 2011, $9.0 million principal amount of the Notes and $718,000 principal amount of the Debentures were exchanged, the Company issued 2.2 million shares of Common Stock in exchange for the Notes and the Company recorded a gain of $8.8 million on debt extinguishment of principal and accrued interest on the Notes and Debentures. The offer expired in 2011, but the Company continues to consider further exchanges of the Notes on the same terms as previously offered. No Notes or Debentures were exchanged in 2013. In the three months ended March 31, 2012, the Company recorded a gain of $4,000 on debt extinguishment of principal and accrued interest on an additional $5,000 principal amount of the Debentures that were exchanged.

As part of the restructuring plan, on November 14, 2011, the Company completed the sale of an aggregate of $8.3 million of securities (the “Offering”) consisting of (i) 416,500 shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”), having a stated value of $20.00 per share, which converted into 20,825,000 shares of the Company’s Common Stock, par value $0.001 per share, and (ii) 4,165,000 one-year warrants (the “A Warrants”). These securities were organized into units, and were issued at a purchase price of $20,000 per unit (the “Units”). Each Unit consisted of 1,000 shares of the Company’s Preferred Stock, which converted into 50,000 shares of the Company’s Common Stock, and 10,000 A Warrants. Each A Warrant entitles the holder to purchase one share of the Company’s Common Stock and a three-year warrant (the “B Warrants”), at an exercise price of $0.20 per share. Each B Warrant entitles the holder to purchase one share of the Company’s Common Stock at an exercise price of $0.50 per share.

90

R.F. Lafferty & Co., Inc. (the “Placement Agent”), a FINRA registered broker-dealer, was engaged as Placement Agent in connection with the Offering. The Placement Agent was paid fees based upon a maximum of an $8.0 million raise. Such fees consisted of a cash fee in the amount of $200,000, a one year note for $200,000 at a 4.00% rate of interest and three-year warrants to purchase 24 Units (the “Placement Agent Warrants”). The A Warrants issuable upon exercise of the Placement Agent Warrants and the B Warrants issuable upon exercise of the A Warrants underlying the Placement Agent Warrants are substantially the same as the A Warrants and B Warrants sold in the Offering, except that they have the following exercise periods: (i) the A Warrants issuable upon exercise of the Placement Agent Warrants shall be exercisable for a period of two years from the date of exercise of the Placement Agent Warrants; and (ii) the B Warrants issuable upon exercise of the A Warrants underlying the Placement Agent Warrants shall be exercisable for a period equal to the longer of three years from the Closing Date or one year from the date of exercise of the A Warrants underlying the Placement Agent Warrants. The Placement Agent Warrants are exercisable at a price of $0.50 per share, and the A Warrants and B Warrants issuable upon exercise of the Placement Agent Warrants will be exercisable at a price of $0.20 per share in the case of the A Warrants and $0.50 per share in the case of the B Warrants, on the same terms as provided in the A Warrants and B Warrants sold in the Offering.

The net proceeds of the Offering were used to fund the restructuring of the Company’s outstanding debt, which included: (1) a cash settlement to holders of the Notes in the amount of $2.0 million; (2) a cash settlement to holders of the Debentures in the amount of $72,000; (3) payment of the Company’s outstanding term loan with the senior lender in the amount of $321,000 and (4) payment of $1.0 million on the Company’s outstanding revolving loan with the senior lender under the Credit Agreement. Any net proceeds of the Offering remaining after payment to holders of the Notes, the Debentures and the senior lender were used for working capital and other general corporate purposes.

The investors who own a substantial number of warrants to purchase our Common Stock will have substantial influence over the vote on key matters requiring stockholder approval. As of December 31, 2012, the investors have 4,165,000 warrants to purchase shares of our Common Stock issued in connection with the their investment in the Series A Convertible Preferred Stock, which does not include the 4,165,000 B Warrants underlying the A Warrants and 2,680,000 warrants held by the Placement Agent and the subscriber in connection with the $650,000 of 4.00% secured notes. See Note 7 – Warrant Liabilities.

In the second quarter of 2010, the Company began its restructuring plan by reducing operating costs. The 2010 actions included the elimination of approximately 50 positions from our operations and the closing of our Stratford, Connecticut manufacturing facility. The 2010 results included a restructuring charge of $1.1 million consisting of employee severance pay, facility closing costs representing primarily lease termination and asset write-off costs, and other fees directly related to the restructuring plan. The 2011 actions included the elimination of approximately 30 additional positions. The 2011 results included an additional restructuring charge of $164,000 consisting of employee severance pay and other fees directly related to the restructuring plan. The 2012 actions included the elimination of approximately 8 additional positions. The 2012 results included an additional restructuring charge of $415,000 consisting of employee severance pay and other fees directly related to the restructuring plan. The 2013 actions include the elimination of approximately 18 additional positions. The 2013 results include an additional restructuring charge of $50,000 consisting of employee severance pay and other fees directly related to the restructuring plan. The costs associated with the restructuring are included in a separate line item, Restructuring costs, in the Condensed Consolidated Statements of Operations. We expect that the majority of these costs will be paid over the next 12 months.

91

The following table shows the amounts expensed and paid for restructuring costs that were incurred during the three months ended March 31, 2013 and the remaining accrued balance of restructuring costs as of March 31, 2013 which is included in Accrued liabilities in the Condensed Consolidated Balance Sheet:

	Balance December 31, 2012	Provision	Payments and Other Adjustments	Balance March 31, 2013
Severance costs (1)	$181	$40	$59	$162
Other fees	24	10	34	-
	$205	$50	$93	$162

(1) Represents salaries for employees separated from the Company.

The following table shows, by reportable segment, the restructuring costs incurred for the three months ended March 31, 2013 and the remaining accrued balance of restructuring costs as of March 31, 2013:

	Balance December 31, 2012	Provision	Payments and Other Adjustments	Balance March 31, 2013
Digital display sales	$158	$1	$54	$105
Digital display lease and maintenance	47	49	39	57
	$205	$50	$93	$162

Note 4 – Discontinued Operations

The Company has accounted for the Real Estate Division as discontinued operations and, accordingly, has restated all prior period information.

On February 26, 2013, the Company completed a short sale of its real estate rental property located in Santa Fe, New Mexico for a purchase price of $1.6 million since it did not relate to the core business of the Company. As of December 31, 2012, the assets had a book value of $734,000 and the Company had a $1.7 million mortgage on the property at a variable rate of interest of Prime, with a floor of 6.75%, which was the interest rate in effect at December 31, 2012, payable in monthly installments, which matured December 12, 2012. As a result of the sale, the mortgage was satisfied and a gain on the sale of assets of $1.1 million was recorded in the three months ended March 31, 2013.

On April 4, 2012, the Company sold its land located in Silver City, New Mexico since it did not relate to the core business of the Company. An asset impairment charge of $224,000 was recorded in 2011 and an additional loss on the sale of assets of $7,000 was recorded in the three months ended March 31, 2012.

The assets and liabilities associated with discontinued operations and the related results of operations have been reclassified in the condensed consolidated financial statements as discontinued operations.

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The following table presents the financial results of the discontinued operations for the three months ended March 31, 2013 and 2012:

Three months ended March 31
In thousands, except per share data	2013	2012
Revenues	$3	$18
Cost of revenues	13	16
Gross profit	(10)	2
General and administrative expenses	(2)	(15)
Operating loss	(12)	(13)
Interest expense, net	(18)	(62)
Gain (loss) on sale of assets	1,052	(7)
Income (loss) from discontinued operations	1,022	(82)
Income (loss) per share discontinued operations – basic and diluted	$0.04	$(0.02)

There are no remaining assets or liabilities to be reported as discontinued operations as of March 31, 2013. The following is a detail of the assets and liabilities reported as discontinued operations and classified as assets and liabilities associated with discontinued operations in the Condensed Consolidated Balance Sheet as of December 31, 2012:

In thousands	December 31 2012
Prepaids and other assets	$-
Property and equipment, net	734
Other assets	1
Total assets associated with discontinued operations	$735

Current liabilities	$1,764
Long-term liabilities	3
Total liabilities associated with discontinued operations	$1,767

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Note 5 – Fair Value

The Company carries its money market funds and cash surrender value of life insurance related to its deferred compensation arrangements at fair value. The fair value of these instruments is determined using a three-tier fair value hierarchy. Based on this hierarchy, the Company determined the fair value of its money market funds using quoted market prices, a Level 1 or an observable input, and the cash surrender value of life insurance, a Level 2 based on observable inputs primarily from the counter party. The Company’s money market funds and the cash surrender value of life insurance had carrying amounts of $84,000 and $55,000 at March 31, 2013, respectively, and $210,000 and $55,000 at December 31, 2012, respectively. The carrying amounts of cash equivalents, receivables and accounts payable approximate fair value due to the short maturities of these items. The fair value of the Company’s Notes and Debentures, using observable inputs, was $247,000 and $33,000, respectively, at March 31, 2013 and December 31, 2012. The fair value of the Company’s remaining long-term debt approximates its carrying value of $1.2 million and $1.5 million at March 31, 2013 and December 31, 2012, respectively.

Note 6 – Inventories

Inventories are stated at the lower of cost or market and consist of the following:

In thousands	March 31 2013	December 31 2012
Raw materials	$1,955	$1,644
Work-in-progress	376	393
Finished goods	448	431
	$2,779	$2,468

Note 7 – Warrant Liabilities

As part of the Company’s restructuring plan, see Note 3 – Plan of Restructuring, the Company issued 4,165,000 one-year warrants (the “A Warrants”). The expiration date of the A Warrants was subsequently extended until July 31, 2013. Each A Warrant entitles the holder to purchase one share of the Company’s Common Stock and a three-year warrant (the “B Warrants”), at an exercise price of $0.20 per share. Each B Warrant shall entitle the holder to purchase one share of the Company’s Common Stock at an exercise price of $0.50 per share. The aggregate number of A Warrants and B Warrants to which the holders are entitled is 8,330,000.

In connection with the Offering, the Company issued 1,200,000 three-year warrants (the “Placement Agent Warrants”), 240,000 A Warrants issuable upon exercise of the Placement Agent Warrants, and 240,000 B Warrants issuable upon exercise of the A Warrants underlying the Placement Agent Warrants. The aggregate number of Placement Agent Warrants, A Warrants and B Warrants to which the Placement Agent is entitled is 1,680,000. Each Placement Agent Warrant entitles the Placement Agent to purchase one share of the Company’s Common Stock at an exercise price of $0.50 per share and a two-year A Warrant. Each A Warrant entitles the Placement Agent to purchase one share of the Company’s Common Stock and a three-year B Warrant at an exercise price of $0.20 per share. Each B Warrant shall entitle the Placement Agent to purchase one share of the Company’s Common Stock at an exercise price of $0.50 per share.

In connection with a private placement of $650,000 of 4.00% notes in 2011, the Company issued 1,000,000 five-year warrants to the subscriber. Each warrant entitles the subscriber to purchase one share of the Company’s Common Stock at an exercise price of $0.10 per share.

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All the warrants include a potential adjustment of the strike price if the Company sells or grants any option or warrant at a price per share less than the strike price of the warrants. Therefore, the warrants are not considered indexed to the Company’s Common Stock and are accounted for on a liability basis. The Company recorded a non-cash charge of $68,000 in the three months ended March 31, 2013 and a non-cash gain of $108,000 in the three months ended March 31, 2012 related to changes in the value of the warrants issued in the Offering, to the Placement Agent and to the subscriber in connection with the $650,000 of 4.00% secured notes, which is included in a separate line item, Change in warrant liabilities, in the Condensed Consolidated Statements of Operations.

In November 2012, the Board of Directors approved the issuance to two board members, George W. Schiele and Salvatore J. Zizza, of warrants to purchase 500,000 shares of Common Stock at an exercise price of $0.50 per share. In April 2013, the Board of Directors approved the issuance to one board member, Jean Firstenberg, of warrants to purchase 50,000 shares of Common Stock at an exercise price of $0.50 per share. Each of these warrant issuances is subject to shareholder approval at the 2013 Annual Meeting.

Note 8 – Long-Term Debt

As of March 31, 2013, the Company has $1.1 million of 8¼% Limited convertible senior subordinated notes due 2012 (the “Notes”) which are no longer convertible into common shares and which matured as of March 1, 2012; interest was payable semi-annually. As part of the Company’s restructuring plan, the Company offered the holders of the Notes the right to receive $225, without accrued interest, plus 250 shares of the Company’s Common Stock for each $1,000 Note exchanged. The offer expired on October 31, 2011, but the Company continues to consider further exchanges of the Notes on the same terms as previously offered. $9.0 million of the original $10.1 million of principal amount of the Notes have been exchanged, leaving $1.1 million outstanding. Based on the payment schedule prior to the offer to exchange, the Company had not remitted the March 1, 2010 and 2011 and September 1, 2010 and 2011 semi-annual interest payments of $418,000 each and the March 1, 2012 semi-annual interest and principal payment of $1.4 million to the trustee. The non-payments constituted an event of default under the Indenture governing the Notes. The trustee, by notice to the Company, or the holders of 25% of the principal amount of the Notes outstanding, by notice to the Company and the trustee, may declare the outstanding principal plus interest due and payable immediately. During the continuation of any event which, with notice or lapse of time or both, would constitute a default under any agreement under which Senior Indebtedness is issued, if the effect of such default is to cause or permit the holder of Senior Indebtedness to become due prior to its stated maturity, no payment of principal, premium or interest shall be made on the Notes unless and until such default shall have been remedied, if written notice of such default has been given to the trustee by the Company or the holder of Senior Indebtedness. If the holder of Senior Indebtedness accelerates the due date at any time, then no payment may be made until the default is cured or waived. The Notes are subordinate to all Senior Indebtedness of the Company.

As of March 31, 2013, the Company has $334,000 of 9½% Subordinated debentures due 2012 (the “Debentures”) which matured on December 1, 2012; interest was payable semi-annually. As part of the Company’s restructuring plan, the Company offered the holders of the Debentures the right to receive $100, without accrued interest, for each $1,000 Debenture exchanged. The offer expired on October 31, 2011, but the Company continues to consider further exchanges of the Debentures on the same terms as previously offered. $723,000 of the original $1.1 million principal amount of the Debentures have been exchanged, leaving $334,000 outstanding. Based on the payment schedule prior to the offer to exchange, the Company had not remitted the December 1, 2009, 2010 and 2011 sinking fund payments of $106,000 each, the June 1, 2010, 2011 and 2012 and the December 1, 2010 and 2011 semi-annual interest payments of $50,000 each and the December 1, 2012 semi-annual interest and principal payment of $790,000 to the trustee. The non-payments constituted an event of default under the Indenture governing the Debentures. The trustee, by notice to the Company, or the holders of 25% of the principal amount of the Debentures outstanding, by notice to the Company and the trustee, may declare the outstanding principal plus interest due and payable immediately. During the continuation of any event which, with notice or lapse of time or both, would constitute a default under any agreement under which Senior Indebtedness is issued, if the effect of such default is to cause or permit the holder of Senior Indebtedness to become due prior to its stated maturity, no payment (including any required sinking fund payments) of principal, premium or interest shall be made on the Debentures unless and until such default shall have been remedied, if written notice of such default has been given to the trustee by the Company or the holder of Senior Indebtedness. The failure to make the sinking fund and interest payments are events of default under the Credit Agreement since it involves indebtedness over $500,000. The Credit Agreement was repaid in June 2013, see Note 14 – Subsequent Events. The Debentures are subordinate to all Senior Indebtedness of the Company.

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The Company had a bank Credit Agreement, as amended, which provided for a revolving loan of up to $700,000, based on eligible accounts receivable and inventory, at a variable rate of interest of Prime plus 2.00%, (5.25% at March 31, 2013), which was due to mature on March 31, 2013. Subsequent to the end of the quarter, the Company paid off the revolving loan in full and the Credit Agreement has been satisfied. As of March 31, 2013, the Company has drawn $700,000 against the revolving loan facility, leaving none available for additional borrowing. The Credit Agreement required an annual facility fee on the unused commitment of 0.25%, and required compliance with certain financial covenants, as defined in the Credit Agreement, which included a senior debt coverage ratio of not less than 1.75 to 1.00, a loan-to-value ratio of not more than 50% and a $1.0 million quarterly cap on capital expenditures. As of December 31, 2012, the Company was in compliance with the foregoing financial covenants, but was not in compliance with the minimum tangible net worth ratio of not less than $6.5 million ($2.7 million at December 31, 2012) which the senior lender waived. In addition, the senior lender has waived the defaults on the Notes and the Debentures. In addition, the senior lender has waived the default of non-payment of certain pension plan contributions. The amounts outstanding under the Credit Agreement were collateralized by all of the Digital display assets.

The Company has a $498,000 mortgage on its facility located in Des Moines, Iowa at a fixed rate of interest of 6.50% payable in monthly installments, which matures March 1, 2015 and requires a compensating balance of $200,000.

Note 9 – Pension Plan

As of December 31, 2003, the benefit service under the pension plan had been frozen and, accordingly, there is no service cost. As of April 30, 2009, the compensation increments had been frozen and, accordingly, no additional benefits are being accrued under the plan.

The following table presents the components of net periodic pension cost:

	Three months ended March 31
In thousands	2013	2012
Interest cost	$130	$130
Expected return on plan assets	(110)	(110)
Amortization of net actuarial loss	121	121
Net periodic pension cost	$141	$141

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As of March 31, 2013, the Company has recorded a current pension liability of $1.4 million, which is included in Accrued liabilities in the Condensed Consolidated Balance Sheet, and a long-term pension liability of $5.1 million, which is included in Deferred pension liability and other in the Condensed Consolidated Balance Sheet. The minimum required contribution for 2013 is expected to be $1.4 million.

The pension plan asset information included below is presented at fair value. ASC 820 establishes a framework for measuring fair value and required disclosures about assets and liabilities measured at fair value. The fair values of these assets are determined using a three-tier fair value hierarchy. Based on this hierarchy, the Company determined the fair value of its mutual stock funds using quoted market prices, a Level 1 or an observable input, and the guaranteed investment contracts and equity and index funds, a Level 2 based on observable inputs and quoted prices in markets that are not active. The Company does not have any Level 3 pension assets, in which such valuation would be based on unobservable measurements and management’s estimates.

The following table presents the pension plan assets by level within the fair value hierarchy as of March 31, 2013:

In thousands	Level 1	Level 2	Level 3	Total
Guaranteed investment contracts	$-	$1,764	$-	$1,764
Mutual stock funds	1,135	-	-	1,135
Equity and index funds	-	3,281	-	3,281
Total pension plan assets	$1,135	$5,045	$-	$6,180

In March 2010, 2011 and 2013, the Company submitted to the Internal Revenue Service requests for waivers of the minimum funding standard for its defined benefit plan for the 2009, 2010 and 2012 plan years. The waiver requests were submitted as a result of the economic climate and the business hardship that the Company was experiencing. The waivers for the 2009 and 2010 plan years were approved and granted subject to certain conditions and have deferred payment of $285,000 and $559,000 of the minimum funding standard for the 2009 and 2010 plan years, respectively. If the 2012 waiver is not granted, the Pension Benefit Guaranty Corporation and the Internal Revenue Service have various enforcement remedies that can be implemented to protect the participant’s benefits, such as termination of the plan or a requirement that the Company make the unpaid contributions. The senior lender has waived the default of non-payment of certain pension plan contributions, but in the event that any government agency takes any enforcement action or otherwise exercises any rights or remedies it may have, this shall constitute a separate and distinct event of default and the senior lender may exercise any and all rights or remedies it may have. At this time, the Company is expecting to make its required contributions for the 2013 plan year; however there is no assurance that the Company will be able to make any or all of such payments.

Note 10 – Share-Based Compensation

The Company accounts for all share-based payments to employees and directors, including grants of employee stock options, at fair value and expenses the benefit in the Condensed Consolidated Statements of Operations over the service period (generally the vesting period). The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes pricing valuation model, which requires various assumptions including estimating stock price volatility, expected life of the stock option, risk free interest rate and forfeiture rate.

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The Company did not issue any stock options during the three months ended March 31, 2013 and 2012. There are no unrecognized compensation costs related to unvested stock options granted under the Company’s stock option plans.

The following table summarizes the activity of the Company's stock options for the three months ended March 31, 2013:

	Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (Yrs)	Aggregate Intrinsic Value ($)
Outstanding at beginning of year	6,500	5.57
Granted	-	-
Exercised	-	-
Terminated	5,000	7.00
Outstanding at end of period	1,500	0.78	2.8
Vested and expected to vest at end of period	1,500	0.78	2.8	-
Exercisable at end of period	1,500	0.78	2.8	-

Note 11 – Income (Loss) Per Common Share

Basic income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding, adjusted for shares that would be assumed outstanding after warrants and stock options vested under the treasury stock method. At March 31, 2013, outstanding warrants convertible into 11,010,000 shares of Common Stock were excluded from the calculation of diluted income (loss) per share because their impact would have been anti-dilutive. At March 31, 2013 and 2012, there were outstanding stock options to purchase 1,500 and 9,500 shares of Common Stock, respectively, which were excluded from the calculation of diluted income (loss) per share because their impact would have been anti-dilutive.

Note 12 – Legal Proceedings and Claims

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business and/or which are covered by insurance. The Company believes that it has accrued adequate reserves individually and in the aggregate, however unfavorable outcomes of certain of the legal proceedings could have a material adverse effect on the consolidated financial position and operations of the Company.

Note 13 – Business Segment Data

Operating segments are based on the Company’s business components about which separate financial information is available and are evaluated regularly by the Company’s chief operating decision maker in deciding how to allocate resources and in assessing performance of the business.

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The Company evaluates segment performance and allocates resources based upon operating income. The Company’s operations are managed in two reportable business segments: Digital display sales and Digital display lease and maintenance. Both design and produce large-scale, multi-color, real-time digital displays and LED lighting, which has a line of energy-saving lighting solutions that provide facilities and public infrastructure with “green” lighting solutions that emit less heat, save energy and enable creative designs. Both operating segments are conducted on a global basis, primarily through operations in the United States. The Company also has operations in Canada. The Digital display sales segment sells equipment and the Digital display lease and maintenance segment leases and maintains equipment. Corporate general and administrative items relate to costs that are not directly identifiable with a segment. There are no intersegment sales.

Foreign revenues represent less than 10% of the Company’s revenues for 2013 and 2012. The foreign operation does not manufacture its own equipment; the domestic operation provides the equipment that the foreign operation leases or sells. The foreign operation operates similarly to the domestic operation and has similar profit margins. Foreign assets are immaterial.

Information about the Company’s continuing operations in its two business segments for the three months ended March 31, 2013 and 2012 is as follows:

In thousands	2013	2012
Revenues:
Digital display sales	$2,451	$3,837
Digital display lease and maintenance	1,645	1,768
Total revenues	$4,096	$5,605
Operating (loss) income:
Digital display sales	$(1,008)	$(1,141)
Digital display lease and maintenance	262	217
Corporate general and administrative expenses	(463)	(718)
Total operating loss	(1,209)	(1,642)
Interest expense, net	(41)	(51)
Gain on debt extinguishment	-	4
Change in warrant liabilities	(68)	108
Loss from continuing operations before income taxes	(1,318)	(1,581)
Income tax expense	(8)	(7)
Loss from continuing operations	$(1,326)	$(1,588)

Note 14 - Subsequent Events

On April 8, 2013, the Board of Directors approved the issuance to one board member, Jean Firstenberg, of warrants to purchase 50,000 shares of Common Stock at an exercise price of $0.50 per share, subject to shareholder approval at the 2013 Annual Meeting.

On April 18, 2013, board member Elliot Sloyer informed the Board of Directors that he will be retiring from the board at the end of his current term, which ends at the 2013 Annual Meeting.

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On June 11, 2013, the Company entered into a Master Agreement for Sale and Assignment of Leases with AXIS Capital, Inc. (the “Agreement”) and financed the future receivables relating to certain lease contracts. As a result of the transaction, the Company received net proceeds of $887,000. The funds were used to pay off the balance due on the Credit Agreement and to make a payment to the Company’s pension plan. The Credit Agreement has been satisfied in full and the liens held by the senior lender on the collateral in connection therewith have been terminated. In connection with the Agreement, the Company has issued warrants to purchase 180,000 shares of the Company’s Common Stock, par value $0.001, to AXIS Capital, Inc. at an exercise price of $0.50 per share. The issuance of the warrants was completed in accordance with the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

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